Exhibit 2.1

Execution Version

ARRANGEMENT AGREEMENT

BETWEEN

TILRAY, INC.

AND

APHRIA INC.

DECEMBER 15, 2020

- ii -

SCHEDULES

Schedule “A” - PLAN OF ARRANGEMENT

Schedule “B” - ARRANGEMENT RESOLUTION

Schedule “C” - REPRESENTATIONS AND WARRANTIES OF APHRIA

Schedule “D” - REPRESENTATIONS AND WARRANTIES OF TILRAY

Schedule “E” - GOVERNANCE MATTERS

Schedule “F” - REGULATORY CONSENTS AND APPROVALS

- iii -

ARRANGEMENT AGREEMENT

THIS AGREEMENT is made as of December 15, 2020,

BETWEEN:

APHRIA INC., a corporation existing under the laws of the Province of Ontario,

(“Aphria”)

- and -

TILRAY, INC., a corporation existing under the laws of the State of Delaware,

(“Tilray”)

WHEREAS:

(a)

the Tilray Board (as hereinafter defined) has unanimously determined, after consultation with its legal and financial advisors and reviewing the Tilray Fairness Opinion, that the business combination to be effected by way of the Plan of Arrangement is in the best interests of Tilray and the Tilray Shareholders. The Tilray Board has approved the transactions contemplated by this Agreement and unanimously determined to recommend approval of the Tilray Resolutions (as hereinafter defined) to the Tilray Shareholders;

(b)

the Aphria Board has unanimously determined, after consultation with its legal and financial advisors and reviewing the Aphria Fairness Opinion, that the business combination to be effected by way of the Plan of Arrangement is in the best interests of Aphria and unanimously determined to recommend approval of the Arrangement Resolution (as hereinafter defined) to the Aphria Shareholders;

(c)

concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Aphria to enter into this Agreement, each of the Tilray Supporting Shareholders (as hereinafter defined) has entered into a Tilray Support Agreement (as hereinafter defined) pursuant to which, among other things, such Tilray Supporting Shareholder has agreed to vote its Tilray Shares in favour of the Tilray Resolutions; and

(d)

concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Tilray to enter into this Agreement, each of the Aphria Supporting Shareholders (as hereinafter defined) has entered into an Aphria Support Agreement (as hereinafter defined) pursuant to which, among other things, such Aphria Supporting Shareholder has agreed to vote its Aphria Shares in favour of the Arrangement Resolution.

NOW THEREFORE in consideration of the premises and the covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

Section 1.1 Defined Terms

As used in this Agreement, the following terms have the following meanings:

“1934 Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“2016 Aphria Warrants” means the 200,000 warrants to acquire Aphria Shares issued by Aphria on September 26, 2016 and expiring on September 26, 2021.

“2020 Aphria Warrants” means the 7,022,472 warrants to acquire Aphria Shares issued by Aphria expiring January 30, 2022.

“Acquisition Proposal” means, with respect to a Party, other than the transactions contemplated by this Agreement and other than any transaction involving only a Party and/or one or more of its wholly-owned Subsidiaries, any written or oral offer, proposal, expression of interest or inquiry to a Party or its shareholders from any person or group of persons (other than from the other Party or any of its Subsidiaries) made after the date hereof relating to:

(a)

any direct or indirect acquisition or sale (or lease, exchange, license, transfer or other arrangement having the same economic effect as a sale), whether in a single transaction or a series of related transactions, of: (a) assets of such Party and/or one or more of its Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of such Party and its Subsidiaries or that contribute 20% or more of the consolidated revenue or net income of such Party and its Subsidiaries; or (b) 20% or more of any class of outstanding voting or equity securities (or rights thereto) (and including securities convertible into or exercisable or exchangeable for voting or equity securities) of such Party or any one or more of its Subsidiaries that, individually or in the aggregate, constitute 20% of the consolidated assets of such Party and its Subsidiaries or that contribute 20% or more of the consolidated revenue or net income of such Party and its Subsidiaries;

(b)

any direct or indirect take-over bid, issuer bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in a person or group of persons acquiring beneficial ownership of 20% or more of any class of voting or equity securities of such Party (and including securities convertible into or exercisable or exchangeable for voting or equity securities)

(c)

any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, joint venture, partnership, liquidation, dissolution or other similar transaction involving such Party or any one or more of its Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of such Party and its Subsidiaries or that contribute 20% or more of the consolidated revenue of such Party and its Subsidiaries; or

(d)	any other similar transactions involving such Party.

“Action” means any action, cause of action, claim, demand, litigation, suit, investigation, grievance, citation, summons, subpoena, inquiry, audit, hearing, arbitration or other similar civil, criminal or regulatory proceeding, in law or in equity.

“Affiliate” has the meaning specified in National Instrument 45-106 – Prospectus Exemptions.

“Agreement” means this Arrangement Agreement, including the Schedules hereto, the Aphria Disclosure Letter and the Tilray Disclosure Letter, as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof.

“Amended Tilray Omnibus Plan” means the Amended and Restated 2018 Equity Incentive Plan that was adopted by Tilray on February 5, 2018 and amended and restated on May 21, 2018, with such further amendments as Aphria may provide to Tilray, subject to the approval of Tilray, which approval shall not be unreasonably withheld, which will include, among other things, provisions to provide for the Replacement RSUs, the Replacement DSUs and the Replacement Options.

“Anti-Corruption Laws” means any applicable law for the prevention or punishment of public or commercial corruption and bribery, including the U.S. Foreign Corrupt Practices Act, the Corruption of Foreign Public Officials Act (Canada), the U.K. Bribery Act 2010 and any applicable anti-corruption or anti-bribery law of any other applicable jurisdiction.

“Antitrust Laws” mean any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or preventing or lessening competition through merger or acquisition, including the HSR Act and the Competition Act.

“Aphria” has the definition ascribed thereto in the preamble to this Agreement.

“Aphria Assets” means all of the assets, properties (real or personal), permits, rights, licenses or other privileges (whether contractual or otherwise) of Aphria and its Subsidiaries.

“Aphria Balance Sheet” has the meaning ascribed thereto in Section 7(c) of Schedule “C”.

“Aphria Balance Sheet Date” has the meaning ascribed thereto in Section 7(c) of Schedule “C”.

“Aphria Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not funded, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne, by Aphria or any of its Subsidiaries with respect to the Aphria Employees or former Aphria Employees and includes: (i) employment, consulting, retirement, severance, termination or change in control agreements; and (ii) deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, pension, insurance, medical, welfare, fringe or other material benefits or remuneration of any kind, including the Aphria Omnibus Incentive Plan.

“Aphria Board” means the board of directors of Aphria, as constituted from time to time.

“Aphria Board Recommendation” has the meaning ascribed thereto in Section 2.4(2).

“Aphria Change in Recommendation” has the meaning ascribed thereto in Section 7.2(1)(c)(i).

“Aphria Circular” means the notice of the Aphria Meeting and accompanying management information circular (including all schedules, appendices and exhibits thereto) to be sent to Aphria Securityholders in connection with the Aphria Meeting, including any amendments or supplements thereto.

“Aphria Convertible Senior Notes” means Aphria’s 5.25% convertible senior notes due 2024 issued under the Aphria Convertible Senior Note Indenture in the aggregate principal amount of $350,000,000 of which $259,240,000 are outstanding as of the date hereof.

“Aphria Convertible Senior Note Indenture” means that certain Indenture dated as of April 23, 2019, by and between Aphria and GLAS Trust Company LLC, as trustee, relating to the issuance by Aphria of the Aphria Convertible Senior Notes, as the same may be amended, restated, amended and restated, supplemented or modified from time to time.

“Aphria Convertible Senior Notes Supplemental Indenture” means a supplemental indenture by and between Aphria, Tilray and GLAS Trust Company LLC, as trustee, to the Aphria Convertible Senior Notes Indenture complying with Section 13.07 of the Aphria Convertible Senior Notes Indenture.

“Aphria Data” means all data contained in the Aphria Systems and all other information and data compilations used by Aphria or any of the Aphria Subsidiaries, whether or not in electronic form.

“Aphria Data Room” means the material contained in the “Aphria Inc. - Project Earth Lawyers”, “Aphria Inc. - Project Earth Clean Room” and “Aphria Inc. - Project Earth” virtual data rooms established by Aphria in connection with the transaction contemplated hereby as at the Data Room Cut-off Time.

“Aphria Disclosure Letter” has the meaning ascribed thereto in Section 3.1(1).

“Aphria Dissenting Shareholder” has the meaning specified in Section 1.1(i) of the Plan of Arrangement.

“Aphria DSUs” means the deferred share units of Aphria issued pursuant to the Aphria Benefit Plans.

“Aphria Employees” means the officers and employees of Aphria and its Subsidiaries.

“Aphria ERISA Affiliate” has the meaning ascribed thereto in Section 12(b) of Schedule “C”.

“Aphria Fairness Opinion” means the opinion of Jefferies LLC to the effect that, as of December 15, 2020, the Consideration to be received by the Aphria Shareholders is fair, from a financial point of view, to the Aphria Shareholders.

“Aphria Financial Statements” means (i) the audited consolidated financial statements of Aphria as at and for the financial years ended May 31, 2020 and 2019 and (ii) the Aphria Interim Financial Statements.

“Aphria Interim Financial Statements” means the unaudited interim condensed consolidated financial statements of Aphria for the three month periods ended August 31, 2020 and 2019.

“Aphria Leased Real Property” has the meaning ascribed thereto in Section 15(a) of Schedule “C”.

“Aphria Material Adverse Effect” means a Material Adverse Effect in respect of Aphria.

“Aphria Material Contract” has the definition ascribed thereto in Section 14(c) of Schedule “C”.

“Aphria Material Subsidiaries” means Broken Coast Cannabis Ltd., Aphria Germany GmbH, Aphria RX GmbH, CC Pharma GmbH, 1974568 Ontario Limited and Sweetwater Brewing Company, LLC.

“Aphria Meeting” means the special meeting of the Aphria Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement and the Interim Order, to be called and held in accordance with the Interim Order for the purpose of considering and, if thought advisable, approving the Arrangement Resolution, and for any other purpose as may be set out in the Aphria Circular and agreed to in writing by the Parties.

“Aphria Omnibus Incentive Plan” means the omnibus long-term incentive plan of Aphria approved at the annual and special meeting of Aphria Shareholders held on November 2, 2018.

“Aphria Options” means the outstanding options, if any, to purchase Aphria Shares issued pursuant to the Aphria Benefit Plans.

“Aphria Owned Real Property” has the meaning ascribed thereto in Section 15(a) of Schedule “C”.

“Aphria Permits” has the meaning ascribed thereto in Section 13(b) of Schedule “C”.

“Aphria Public Disclosure Record” means all documents and instruments filed by it under Securities Laws on SEDAR or EDGAR prior to the date of this Agreement.

“Aphria Real Property” has the meaning ascribed thereto in Section 15(a) of Schedule “C”.

“Aphria Real Property Lease” has the meaning ascribed thereto in Section 15(a) of Schedule “C”.

“Aphria Risk Policies” has the meaning ascribed thereto in Section 7(f) of Schedule “C”.

“Aphria RSUs” means the restricted share units issued under the Aphria Benefit Plans.

“Aphria Securityholders” means, collectively, the Aphria Shareholders, the holders of Aphria RSUs, Aphria DSUs, Aphria Options and Aphria Warrants.

“Aphria Shareholders” means the registered and/or beneficial holders of the Aphria Shares, as the context requires.

“Aphria Shares” means the common shares in the capital of Aphria as currently constituted.

“Aphria Subsidiaries” means the Subsidiaries of Aphria.

“Aphria Support Agreements” means the voting support agreements dated the date hereof and made between Tilray and the Aphria Supporting Shareholders.

“Aphria Supporting Shareholders” means the Persons who are party to the Aphria Support Agreements.

“Aphria Systems” means all information technology and computer systems (including Software, information technology and telecommunication hardware and other equipment) relating to the generation, transmission, storage, maintenance or processing of data and information, whether or not in electronic form, used in the conduct of the business of Aphria or any of the Aphria Subsidiaries.

”Aphria Termination Amount” means $65,000,000.

“Aphria Warrants” means collectively, the 2016 Aphria Warrants and the 2020 Aphria Warrants.

“ARC” means an advance ruling certificate issued by the Commissioner under Section 102 of the Competition Act.

“Arrangement” means the arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement or made at the direction of the Court in the Final Order with the consent of Aphria and Tilray, each acting reasonably.

“Arrangement Resolution” means the special resolution approving the Arrangement to be considered, and, if thought advisable, passed by the Aphria Shareholders at the Aphria Meeting to be substantially in the form and content set out in Schedule “B” hereto.

“Articles of Arrangement” means the articles of arrangement of Aphria in respect of the Arrangement, required by the OBCA to be sent to the Director after the Final Order is made, which will include the Plan of Arrangement and otherwise be in form and content satisfactory to Aphria and Tilray, each acting reasonably.

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major commercial banking institutions in Toronto, Ontario or New York, New York are required by Law to be closed for business.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Certificate of Arrangement” means the certificate of arrangement giving effect to the Arrangement, issued by the Director pursuant to the OBCA after the Articles of Arrangement have been filed.

“Change in Recommendation” means, in respect of Tilray, a Tilray Change in Recommendation and in respect of Aphria, means an Aphria Change in Recommendation.

“Closing” means the consummation of the transactions contemplated in this Agreement.

“Closing Date” means the date upon which Closing occurs.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commissioner” means the Commissioner of Competition appointed under the Competition Act and any person authorized under the Competition Act to exercise the powers and perform the duties of the Commissioner of Competition and shall include the Competition Bureau.

“Competition Act” means the Competition Act (Canada), as may be amended.

“Competition Act Approval” means one of the following shall have occurred with respect to the transactions contemplated by this Agreement:

(1) an ARC shall have been issued by the Commissioner; or

(2) the Commissioner shall have issued a No-Action Letter and the applicable waiting period under section 123 of the Competition Act has expired or been waived.

“Confidentiality Agreement” means the non-disclosure agreement dated February 16, 2020 between Aphria and Tilray.

“Consideration” means the consideration payable pursuant to the Plan of Arrangement to a Person who is an Aphria Shareholder.

“Consideration Shares” means the shares of Tilray Class 2 Common Stock to be received by holders of Aphria Shares (other than Aphria Dissenting Shareholders who are ultimately entitled to receive fair value for their Aphria Shares in accordance with the Plan of Arrangement).

“Contract” means any written binding agreement, arrangement, commitment, engagement, contract, franchise, license, lease, obligation, note, bond, mortgage, indenture, undertaking, joint venture or other obligation.

“Court” means the Ontario Superior Court of Justice (Commercial List) or any other court with jurisdiction to consider and issue the Interim Order and the Final Order.

“COVID-19” means the coronavirus disease 2019 (dubbed as COVID-19), caused by the severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and/or any evolutions thereof or any other virus or disease developing from or arising as a result of SARS-CoV-2 and/or COVID-19.

“COVID-19 Measures” means any action required to be taken by a Party as a result of, or related to, COVID-19, to the extent required by applicable Law.

“Data Room Cut-off Time” means 12:00 p.m. (Toronto time) on December 15, 2020.

“Depositary” means Odyssey Trust or such other depositary as may be agreed upon by the Parties, acting reasonably.

“Derivative Product” means each Contract for any futures transaction, swap transaction, collar transaction, floor transaction, cap transaction, option, warrant, forward purchase or sale transaction relating to one or more currencies, commodities, interest rates, bonds, equity securities, loans, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Director” means the Director appointed under section 278 of the OBCA.

“Dissent Rights” means the rights of dissent of registered Aphria Shareholders in respect of the Arrangement described in Article 4 of the Plan of Arrangement.

“Economic Sanctions/Trade Laws” means all applicable Laws relating to anti-terrorism, the importation of goods, export controls, antiboycott, and Sanctions Targets, including prohibited or restricted international trade and financial transactions and lists maintained by any Governmental Entity, agency, authority or Person targeting certain countries, territories, or Persons, including the United States Export Administration Act and implementing Export Administration Regulations, the Arms Export Control Act and implementing International Traffic in Arms Regulations and the various economic sanctions laws administered by OFAC.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval system of the SEC.

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

“Effective Time” means 12:01a.m. (Toronto time) on the Effective Date or such other time as the Parties agree in writing before the Effective Date.

“Environmental Law” means any Law relating to: (i) the protection, investigation or restoration of the environment or public health and safety matters; or (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance.

“Environmental Claim” means any claim, action, cause of action, order, proceeding, investigation or notice by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Substances at any location, whether or not owned or operated by Tilray or Aphria, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Final Order” means the order of the Court in a form acceptable to Aphria and Tilray, each acting reasonably, approving the Arrangement under section 182(5) of the OBCA, as such order may be affirmed, amended, modified, supplemented or varied by the Court with the consent of the Parties, each acting reasonably, at any time prior to the Effective Date or, if appealed and a stay of the final order is obtained pending appeal, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or as amended (provided that any such amendment is acceptable to both Aphria and Tilray, each acting reasonably) on appeal.

“Governmental Entity” means: (i) any international, multinational, national, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public body, authority or department, central bank, court, tribunal, arbitral body, commission, board, bureau, commissioner, ministry, governor in council, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the above; (iii) any quasi-governmental, administrative or private body, including any tribunal, commission, committee, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (iv) any stock exchange.

“Government Official” has the meaning ascribed thereto in Section 23(a)(i) of Schedule “C”.

“Hazardous Substance” means any element, waste or other substance, whether natural or artificial, and whether consisting of gas, liquid, solid or vapour, that is prohibited, listed, defined, judicially interpreted, designated or classified as dangerous, hazardous, radioactive, explosive, toxic, a pollutant or a contaminant under or pursuant to any Environmental Laws.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, supplemented or restated from time to time and any successor to such statute and the rules and regulations promulgated thereunder.

“HSR Approval” means (a) all applicable filings pursuant to the HSR Act shall have been made and all applicable waiting periods shall have expired or been terminated; and (b) neither the Antitrust Division of the United States Department of Justice nor the United States Federal Trade Commission has obtained an injunction or restraining or other Order, whether under the HSR Act or otherwise, preventing the transactions contemplated by this agreement that remains in effect on the Closing Date.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board and as applicable at the relevant time.

“Indebtedness” of any Person means:

(a)

indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property of such Person to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property) or payment obligations issued or incurred by such Person in substitution or exchange for payment obligations for borrowed money;

(b)	obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person or any services received by such Person, including, in any such case, “earnout” payments;

(c)	obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person;

(d)

obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property to such Person to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under U.S. GAAP (in the case of Tilray or the Tilray Subsidiaries) or IFRS (in the case of Aphria or the Aphria Subsidiaries);

(e)

payment obligations secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed;

(f)	obligations to repay deposits or other amounts advanced by and therefore owing to any party that is not an Affiliate of such Person; and

(g)	obligations of such Person under any Derivative Product; and

(h)

indebtedness of others as described in the foregoing clauses (a) through (g) above in any manner guaranteed by such Person or for which such Person is or may become contingently liable; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the Ordinary Course, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the Ordinary Course.

“Intellectual Property” means all intellectual property rights recognized throughout the world, including all Canadian, U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, names, business names, corporate names, trade names, domain names, social media accounts, logos, slogans, trade dress, distinguishing guises and other similar designations of source or origin, together with the goodwill symbolized by or associated with any of the foregoing, (iii) copyrights and copyrightable subject matter and works of authorship, (iv) proprietary rights in computer programs (whether in source code, object code, or other form), databases, algorithms, compilations and other collections of data, and in all documentation, including user manuals and training materials, related to any of the foregoing (collectively, “Software”), (v) trade secrets, confidential information, ideas, know-how, inventions, proprietary processes, designs, technology, formulae, formulations, specifications, models and methodologies, and any documentation relating to any of the foregoing, and (vi) all applications and registrations for the foregoing.

“Interim Order” means the interim order of the Court pursuant to Section 182(5) of the OBCA in a form acceptable to Aphria and Tilray, each acting reasonably, providing for, among other things, the calling and holding of the Aphria Meeting, as such order may be amended, modified, supplemented or varied by the Court with the consent of Aphria and Tilray, each acting reasonably, at any time prior to the Final Order or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal.

“Law” means any and all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, notices, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations or awards, decrees or other requirements of any Governmental Entity having the force of law and any legal requirements arising under the common law or principles of law or equity and the term “applicable” with respect to such Laws and, in the context that refers to any Person, means such Laws as are applicable at the relevant time or times to such Person or its business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over such Person or its business, undertaking, property or securities.

“Lien” means any mortgage, deed of trust, charge, pledge, hypothec, security interest, easement, right of way, zoning restriction, lien (statutory or otherwise), or other third party encumbrance, in each case, whether contingent or absolute.

“Matching Period” has the meaning ascribed to it in Section 5.4(1)(d).

“Material Adverse Effect” means in respect of any Person, any change, event, occurrence, effect, state of facts, development, condition or circumstance, that, individually or in the aggregate with other such changes, events, occurrences, effects, state of facts, developments, conditions or circumstances is or would reasonably be expected to be material and adverse to the business, operations, financial condition or results of operations of that Person and its Subsidiaries, taken as a whole, except to the extent that any such change, event, occurrence, effect, state of facts, development, condition or circumstance results from or arises in connection with:

(i)	changes, developments or conditions generally affecting the industry (taking into account relevant geographies) in which such Person and its Subsidiaries operate generally;

(ii)

any change in global, national or regional political conditions (including strikes, lockouts, riots or facility takeover for emergency purposes), economic, business, banking, regulatory, currency exchange, interest rate, inflationary conditions or financial, capital or commodity market conditions, in each case whether national or global;

(iii)	any act of terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of terrorism, hostilities or war;

(iv)	any epidemics, pandemics or disease outbreak or other public health condition (including COVID-19), earthquakes, volcanoes, tsunamis, hurricanes, tornados or other natural disasters or acts of God;

(v)

any adoption, proposal, implementation or other change in Law, or interpretation of Law by any Governmental Entity, including any Laws in respect to Taxes, IFRS or regulatory accounting requirements, in each case after the date hereof;

(vi)	any generally applicable change in applicable accounting principles, including IFRS and U.S. GAAP;

(vii)

any actions taken (or omitted to be taken) (1) at the written request, or with the prior written consent, of the other Party hereto, (2) as required by Law, or (3) in accordance with the terms of this Agreement;

(viii)

the failure in and of itself of the Person to meet any internal or published projections, forecasts or guidance or estimates of revenues, earnings or cash flows of such Person or of any securities analysts, it being understood that the causes underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred;

(ix)	the announcement of the Transaction or the pendency of the Transaction; and

(x)

any decrease in the market price or any decline in the trading volume of the equity securities of the Person (it being understood that the causes underlying such change in trading price or trading volume, other than those identified in paragraphs (i) through (vii) above may be taken into account in determining whether a Material Adverse Effect has occurred);

but provided in the case of (i) through (vi), such change, event, occurrence, effect, state of facts, development, condition or circumstance does not have a disproportionately greater impact or effect on the Person and its Subsidiaries taken as a whole, as compared to companies in comparable industries, of comparable economic size, and operating in substantially the same jurisdictions. Notwithstanding the foregoing, references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretative for purposes of determining whether a Material Adverse Effect has occurred.

“Misrepresentation” has the meaning ascribed thereto under the Securities Act (Ontario).

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.

“Money-Laundering Laws” means any law governing financial recordkeeping and reporting requirements, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, and any applicable money laundering-related laws of other jurisdictions where Tilray or Aphria, as applicable, and their respective Subsidiaries conduct business, conduct financial transactions or own assets.

“Nasdaq” means the Nasdaq Global Select Market.

“NI 52-109” means National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings of the Canadian Securities Administrators.

“No Action Letter” means a letter from the Commissioner advising that the Commissioner does not, at that time, intend to make application under section 92 of the Competition Act with respect to the Arrangement and the other transactions contemplated by this Agreement.

“OBCA” means the Business Corporations Act (Ontario).

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Order” means any: (A) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Entity or any arbitrator or arbitration panel; or (B) Contract with any Governmental Entity entered into in connection with any Action.

“Ordinary Course” means, with respect to an action taken by any Person, that such action is substantially consistent in nature and scope with the past practices of such Person and is taken in the normal day-to-day operations of the business of such Person and, in any case, is not unreasonable or unusual in the circumstances when considered in the context of the provisions of this Agreement, and for greater certainty, including all COVID-19 Measures.

“Organizational Documents” means: (i) with respect to any Person that is a corporation, its articles, charter or certificate of incorporation or memorandum and articles of association, as the case may be, and by-laws; (ii) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; (iii) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; (iv) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document; and (v) with respect to any Person similar to but not set out in (i) through (iv) of this definition, its comparable organizational documents (including a declaration of trust, partnership agreement, articles of continuance, arrangement or amalgamation).

“Outside Date” means July 31, 2021, or such later date as may be agreed to in writing by the Parties, subject to the right of any Party to extend the Outside Date for up to an additional 60 days (in 30-day increments) if (i) the Required Regulatory Approvals have not been obtained and have not been denied by a non-appealable decision of a Governmental Entity or (ii) the Final Order has not been obtained as a result or consequence of, or in connection with, the COVID-19 pandemic, in each case, by giving written notice to the other Party to such effect no later than 5:00 p.m. (Toronto time) on the date that is not less than two Business Days prior to the original Outside Date (and any subsequent Outside Date); provided that notwithstanding the foregoing, a Party shall not be permitted to extend the Outside Date if the failure to obtain any of the Required Regulatory Approvals or the Final Order is primarily the result of such Party’s wilful breach of this Agreement.

“Parties” means, together, Aphria and Tilray and “Party” means any one of them.

“Permit” means any lease, license, permit, certificate, consent, order, grant, approval, classification, registration or other authorization of or from any Governmental Entity.

“Permitted Liens” means, in respect of any Party or any of its Subsidiaries, any one or more of the following:

(a)

easements, rights of way, servitudes and similar rights in land including rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, wires and cables that do not materially adversely affect the Aphria Assets or the Tilray Assets, as the case may be;

(b)

contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s Liens and other similar Liens arising in the Ordinary Course for amounts not yet delinquent and Liens for Taxes or assessments that are not yet delinquent or that are being contested in good faith and in each case for which adequate reserves have been established in accordance with U.S. GAAP (in the case of Tilray or the Tilray Subsidiaries) or IFRS (in the case of Aphria or the Aphria Subsidiaries) by the party responsible for payment thereof;

(c)

such title defects as (A) Aphria (in the case of title defects with respect to properties or assets of Tilray or any of the Tilray Subsidiaries) may have expressly waived in writing or (B) Tilray (in the case of title defects with respect to properties or assets of Aphria or any of the Aphria Subsidiaries) may have expressly waived in writing;

(d)

customary rights of general application reserved to or vested in any Governmental Entity to control or regulate any of Tilray’s or Aphria’s or their respective Subsidiaries’ properties or assets in any manner; provided however that such Liens, encumbrances, exceptions, agreements, restrictions, limitations, Contracts and rights (i) were not incurred in connection with any indebtedness and (ii) do not, individually or in the aggregate, have an adverse effect on the value or materially impair or add material cost to the use of the subject property;

(e)

Liens incurred, created and granted in the Ordinary Course to a public utility, municipality or Governmental Entity in connection with operations conducted with respect to the Aphria Assets, but only to the extent those Liens relate to costs and expenses for which payment is not due or delinquent;

(f)	in respect of Aphria, any Lien listed in Section 1.1(b) of the Aphria Disclosure Letter under the heading “Permitted Liens”; and

(g)	in respect of Tilray, any Lien listed in Section 1.1(b) of the Tilray Disclosure Letter under the heading “Permitted Liens”.

“Person” includes any individual, partnership, limited partnership, association, body corporate, corporation, company, organization, joint venture, trust, estate, trustee, executor, administrator, legal representative, government (including a Governmental Entity), syndicate or other entity.

“Personal Information” means information about an identifiable individual and includes any information that constitutes personal information within the meaning of all applicable Privacy Laws.

“Plan of Arrangement” means the plan of arrangement, substantially in the form set out in Schedule “A” hereto, subject to any amendments or variations to such plan made in accordance with this Agreement or made at the direction of the Court in the Final Order with the consent of Aphria and Tilray, each acting reasonably.

“Pre-Closing Period” has the meaning ascribed to it in Section 4.1.

“Privacy Law” means the Personal Information Protection and Electronic Documents Act (Canada), the Freedom of Information and Protection of Privacy Act (Ontario) and any comparable applicable Law of any jurisdiction.

“Privacy Notices” means any notices, policies, disclosures, or public representations by Aphria or any of the Aphria Subsidiaries, and Tilray or any of the Tilray Subsidiaries, as the case may be, in respect of Aphria’s or Tilray’s, as the case may be, processing of Personal Information or privacy practices.

“Representatives”, with respect to any Party, means the officers, directors, employees, accountants, legal counsel, financial advisors, consultants, financing sources and other advisors and representatives of such Party and such Party’s Affiliates.

“Regulatory Approval” means any consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with (including any notice required to be provided to), any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Entity, and with respect to such consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Entity, it shall not have been withdrawn, terminated, lapsed, expired or is otherwise no longer effective, in each case in connection with the Transaction and includes the Required Regulatory Approvals. For greater certainty, all notifications, filings and approvals required from or required to be provided to Health Canada in connection with the consummation of the transactions contemplated herein all constitute Regulatory Approvals.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, seeping, dumping or disposing.

“Replacement DSUs” means the deferred share units to be issued by Tilray in exchange for each of the outstanding Aphria DSUs at the Effective Time pursuant to the Plan of Arrangement.

“Replacement Options” means the options to purchase Tilray Shares issued in exchange for each of the outstanding Aphria Options at the Effective Time.

“Replacement RSUs” means the restricted stock units to be issued by Tilray in exchange for each of the outstanding Aphria RSUs at the Effective Time pursuant to the Plan of Arrangement.

“Replacement Warrants” means the warrants to purchase Tilray Shares to be issued by Tilray in exchange for each of the outstanding 2016 Aphria Warrants at the Effective Time pursuant to the Plan of Arrangement.

“Required Regulatory Approvals” means the Stock Exchange Approval, the Competition Act Approval, the HSR Approval and those consents and approvals set out in Schedule “F”.

“Revised Tilray Organizational Documents” means revised Organizational Documents of Tilray, in the form provided to Tilray by Aphria for inclusion in the Tilray Proxy Statement, subject to the approval of Tilray, which approval shall not be unreasonably withheld, which shall be made effective by Tilray at the Effective Time.

“Sanctions Target” means (A) any country or territory that is the target of country-wide or territory-wide Economic Sanctions/Trade Laws; (B) a Person that is on the list of Specially Designated Nationals and Blocked Persons or any of the other sanctions Persons lists published by OFAC, or any equivalent list of sanctioned Persons issued by the U.S. Department of State, the United Nations, the European Union or Canada; (C) a Person that is located in or organized under the laws of a country or territory that is identified as the subject of country-wide or territory-wide Economic Sanctions/Trade Laws; or (D) an entity owned fifty percent (50%) or more or controlled by a country or territory identified in clause (A) or Person in clause (B) above.

“SEC” means the United States Securities and Exchange Commission.

“Securities Authority” means the Ontario Securities Commission, the SEC and any other applicable securities commission or securities regulatory authority of a province or territory of Canada, the United States or any other jurisdiction with authority in respect of the Parties and/or the Subsidiaries.

“Securities Laws” means the Securities Act (Ontario), U.S. Securities Laws and any other applicable Canadian provincial and territorial or United States securities Laws, rules, orders, notices, promulgations and regulations and published policies thereunder.

“SEDAR” means the System for Electronic Document Analysis Retrieval.

“SOX” means the Sarbanes-Oxley Act of 2002.

“Stock Exchange Approval” means the conditional approval of Nasdaq to list the Consideration Shares, and any Tilray Shares issuable upon the exercise of any Replacement Options, Replacement RSUs, Replacement DSUs, Aphria Warrants, Replacement Warrants and Aphria Convertible Senior Notes, in each case subject only to customary listing conditions.

“Subsidiary” has the meaning ascribed thereto in National Instrument 45-106 – Prospectus Exemptions.

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal from a person who is an arm’s length third party, made after the date of this Agreement:

(1)

to acquire not less than all of the outstanding Tilray Shares or Aphria Shares, as applicable (other than Tilray Shares or Aphria Shares, as applicable, beneficially owned by the person or persons making such Acquisition Proposal), or all or substantially all of the assets of the Party and its Subsidiaries on a consolidated basis;

(2)	that complies with Securities Laws and did not result from or involve a breach of Article 5 of this Agreement or any agreement between the Person making such Acquisition Proposal and such Party;

(3)

that is not subject to any financing condition and in respect of which it has been demonstrated to the satisfaction of the board of directors of such Party, acting in good faith (after receipt of advice from its financial advisors and its outside legal counsel) that adequate arrangements have been made in respect of any financing required to complete such Acquisition Proposal;

(4)	that is not subject to any due diligence and/or access condition;

(5)

that is reasonably capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the person or group of persons making such proposal; and

(6)

in respect of which the board of directors of such Party and any relevant committee thereof determines, in good faith after consultation with its legal counsel and financial advisor(s) and after taking into account all the terms and conditions of the Acquisition Proposal, including all legal, financial, regulatory and other aspects of such Acquisition Proposal and the person or group of persons making such Acquisition Proposal, would, if consummated in accordance with its terms and without assuming away the risk of non-completion, result in a transaction more favourable to the holders of such Party’s common shares, from a financial point of view, than the Arrangement (including after considering any proposal to adjust the terms and conditions of the Arrangement as contemplated by Section 5.4(2)).

“Superior Proposal Notice” has the meaning ascribed thereto in Section 5.4(1)(b).

“Supplemental Aphria Note Indenture” means the Aphria Convertible Senior Note Indenture, as supplemented on the Effective Time pursuant to the Aphria Convertible Senior Notes Supplemental Indenture.

“Tax” (including, with correlative meaning, the term “Taxes”) means: (i) any and all governmental taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, branch profits, franchise, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, consumption of resources, emissions, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment/unemployment insurance, health insurance and government pension plan premiums or contributions including any installments or prepayments in respect of any of the foregoing; (ii) all interest, penalties, fines, additions to tax imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or as a result of being a transferee or successor in interest to any party.

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended.

“Taxing Authority” means the Internal Revenue Service, Canada Revenue Agency and any other domestic or foreign Governmental Entity responsible for the administration or collection of any Taxes.

“Tax Returns” means all returns and reports (including elections, designations, declarations, notices, disclosures, schedules, estimates and information returns) filed with or supplied to, or required to be filed with or supplied to, a Governmental Entity in connection with any Tax, including all amendments, attachments or supplements thereto and whether in tangible or electronic form.

“Tilray” has the definition ascribed thereto in the preamble to this Agreement.

“Tilray Assets” means all of the assets, properties (real or personal), permits, rights, licenses or other privileges (whether contractual or otherwise) of Tilray and its Subsidiaries.

“Tilray Balance Sheet” has the meaning ascribed thereto in Section 7(c) of Schedule “D”.

“Tilray Balance Sheet Date” has the meaning ascribed thereto in Section 7(c) of Schedule “D”.

“Tilray Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not funded, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne, by Tilray or any of its Subsidiaries with respect to the Tilray Employees or former Tilray Employees and includes: (i) employment, consulting, retirement, severance, termination or change in control agreements; and (ii) deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, pension, insurance, medical, welfare, fringe or other material benefits or remuneration of any kind.

“Tilray Board” means the board of directors of Tilray, as constituted from time to time.

“Tilray Board Recommendation” has the meaning ascribed thereto in Section 2.6(2).

“Tilray CEO Resignation Agreement” means the resignation agreement entered into on the date hereof between Tilray and Mr. Brendan Kennedy pursuant to which, among other things, Mr. Kennedy has resigned as an employee and officer of Tilray, effective as of the Effective Time.

“Tilray Class 1 Common Stock” means the Class 1 common stock of Tilray, US$0.0001 par value per share.

“Tilray Change in Recommendation” has the meaning ascribed thereto in Section 7.2(1)(d).

“Tilray Class 2 Common Stock” means the Class 2 common stock of Tilray, US$0.0001 par value per share.

“Tilray Convertible Senior Notes” means Tilray’s 5.00% convertible senior notes due 2023 issued under the Tilray Convertible Senior Note Indenture in the aggregate principal amount of US$450,000,000.

“Tilray Convertible Senior Note Indenture” means that certain Indenture dated as of October 10, 2018, by and between Tilray and GLAS Trust Company LLC, as trustee, relating to the issuance by Tilray of the Tilray Convertible Senior Notes, as the same may be amended, restated, amended and restated, supplemented or modified from time to time.

“Tilray Data” means all data contained in the Tilray Systems and all other information and data compilations used by Tilray or any of the Tilray Subsidiaries, whether or not in electronic form.

“Tilray Data Room” means the material contained in the “Project Earth” and “Project Earth—Clean Room” virtual data rooms established by Tilray in connection with the transaction contemplated hereby as at the Data Room Cut-off Time.

“Tilray Disclosure Letter” has the meaning ascribed thereto in Section 3.1(1).

“Tilray Employees” means the officers and employees of Tilray and its Subsidiaries.

“Tilray ERISA Affiliate” has the meaning ascribed thereto in Section 12(b) of Schedule “D”.

“Tilray Fairness Opinion” means (i) the opinion of Cowen LLC dated December 15, 2020 that, subject to the qualifications set forth therein, the Exchange Ratio (as defined in the Plan of Arrangement) is fair, from a financial point of view, to Tilray and (ii) the opinion of Imperial Capital, LLC dated December 15, 2020 that, subject to the qualifications set forth therein, the Exchange Ratio (as defined in the Plan of Arrangement) is fair, from a financial point of view, to Tilray.

“Tilray Financial Statements” means (i) the audited consolidated financial statements of Tilray as at and for the financial years ended December 31, 2020 and 2019 and (ii) the Tilray Interim Financial Statements.

“Tilray Interim Financial Statements” means the unaudited interim condensed consolidated financial statements of Tilray for the three and nine month periods ended September 30, 2020 and 2019.

“Tilray Leased Real Property” has the meaning ascribed thereto in Section 15(a) of Schedule “D”.

“Tilray Material Adverse Effect” means a Material Adverse Effect in respect of Tilray.

“Tilray Material Contract” has the definition ascribed thereto in Section 14(c) of Schedule “D”.

“Tilray Meeting” means the special meeting of the Tilray Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, to be called and held to consider the Tilray Resolutions and for any other purpose as may be set out in the Tilray Proxy Statement and agreed to in writing by the Parties.

“Tilray Options” means the outstanding options, if any, to purchase Tilray Shares issued pursuant to the Tilray Benefit Plans.

“Tilray Owned Real Property” has the meaning ascribed thereto in Section 15(a) of Schedule “D”.

“Tilray Permits” has the meaning ascribed thereto in Section 13(b) of Schedule “D”.

“Tilray Preferred Stock” means the preferred stock of Tilray, US$0.0001 par value per share.

“Tilray Proxy Statement” means the notice of the Tilray Meeting and accompanying proxy statement (including all schedules, appendices and exhibits thereto) to be sent to Tilray Shareholders in connection with the Tilray Meeting, including any amendments or supplements thereto.

“Tilray Public Disclosure Record” means all documents and instruments filed by it under Securities Laws on SEDAR or on EDGAR prior to the date of this Agreement.

“Tilray Resolutions” means (1) an ordinary resolution of the Tilray Shareholders approving the adoption of the Revised Tilray Organizational Documents, (2) an ordinary resolution of the Tilray Shareholders approving the adoption of the Amended Tilray Omnibus Plan and (3) an ordinary resolution of the Tilray Shareholders approving the issuance of the Consideration Shares, each to be considered at the Tilray Meeting.

“Tilray Risk Policies” has the meaning ascribed thereto in Section 7(f) of Schedule “D”.

“Tilray RSAs” means the restricted stock awards issued to eligible participants under a Tilray Benefit Plan.

“Tilray RSUs” means the restricted stock units issued to eligible participants under a Tilray Benefit Plan.

“Tilray SEC Documents” has the meaning ascribed thereto in Section 7(a) of Schedule “D”.

“Tilray Shareholders” means the registered and/or beneficial holders of the Tilray Shares, as the context requires.

“Tilray Shareholder Approval” means the approval of the Tilray Resolutions by a majority of Tilray Shares outstanding and entitled to vote thereon.

“Tilray Shares” means, collectively, the Tilray Class 1 Common Stock and the Tilray Class 2 Common Stock.

“Tilray Subsidiaries” means the Subsidiaries of Tilray.

“Tilray Support Agreements” means the voting support agreements dated the date hereof and made between Aphria and the Tilray Supporting Shareholders.

“Tilray Supporting Shareholders” means the Persons who are party to the Tilray Support Agreements.

“Tilray Systems” means all information technology and computer systems (including Software, information technology and telecommunication hardware and other equipment) relating to the generation, transmission, storage, maintenance or processing of data and information, whether or not in electronic form, used in the conduct of the business of Tilray or any of the Tilray Subsidiaries.

“Tilray Termination Amount” means $65,000,000.

“Tilray Warrants” means the Tilray warrants outstanding as of the date hereof and issued pursuant to the underwriting agreement dated March 13, 2020 entered into between Tilray and Canaccord Genuity LLC.

“Trade Secret” means (i) confidential know how, methods, technical information, data, processes, or plans, and (ii) all trade secrets within the meaning of applicable law.

“Transaction” means the transaction resulting from the completion of the Arrangement, including the acquisition of all of the Aphria Shares by Tilray, and completion of the other transactions contemplated by the Plan of Arrangement.

“Transaction Expenses” means for either Party all costs, fees, charges, expenses and obligations incurred by or on behalf of such Party and its affiliates in connection with or relating to the preparation, execution and performance of this Agreement and the Plan of Arrangement and the transactions contemplated hereby and thereby, including all fees and out of pocket expenses of all representatives of such Party, including lawyers, accountants, and financial advisors (excluding all broker, finder or investment banker fees, or success fees); provided, such amount shall not exceed $10,000,000.

“TSX” means the Toronto Stock Exchange and any successor thereto.

“United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia.

“U.S. GAAP” means generally accepted accounting principles, as in effect in the United States of America.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“U.S. Securities Laws” means the U.S. Securities Act, the 1934 Exchange Act and all other state securities Laws and the rules and regulations promulgated thereunder.

“Wilful Breach” of any representation, warranty or covenant of a Party means that, as applicable, a senior officer of the breaching Party (1) had actual knowledge that a representation or warranty of the Party to which he or she served as a senior officer was materially false when made or (2) as to a covenant herein, directed or allowed the applicable Party to take an action, fail to take an action or permit an action to be taken or occur that he or she knew at such time constituted a material breach of a covenant herein by such Party.

Section 1.2 Certain Rules of Interpretation

In this Agreement, unless otherwise specified:

(1)

Headings, etc. The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Agreement.

(2)	Currency. All references to dollars or to “$” are references to Canadian dollars unless otherwise indicated. All references to U.S. dollars or to “US$” are references to United States dollars.

(3)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number also include the plural and vice versa.

(4)

Certain Phrases, etc. The words: (i) “including”, “includes” and “include” mean “including (or includes or include) without limitation”; (ii) “day” means “calendar day”; (iii) “hereof”, “herein”, “hereunder” and words of similar import, will refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”; and (v) unless stated otherwise, “Article”, “Section”, “Subsection” and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Agreement.

(5)

Definition of “made available”. The term “made available” means: (i) copies of the subject materials were included in the Aphria Public Disclosure Record; (ii) copies of the subject materials were included in the Tilray Public Disclosure Record; or (iii) complete and unredacted copies of the subject materials were included in the Tilray Data Room or the Aphria Data Room, as applicable, as of the Data Room Cut-off Time.

(6)

Knowledge. Where any representation or warranty is expressly qualified by reference to the knowledge of Aphria, it means the actual knowledge, after due inquiry regarding the relevant matter, of Irwin D. Simon, the Chief Executive Officer and Carl Merton, the Chief Financial Officer of Aphria. Where any representation or warranty is expressly qualified by reference to the knowledge of Tilray, it means the actual knowledge, after due inquiry regarding the relevant matter, of Brendan Kennedy, the Chief Executive Officer and Michael Kruteck, the Chief Financial Officer of Tilray.

(7)

Capitalized Terms. All capitalized terms used in any Schedule or in the Aphria Disclosure Letter have the meanings ascribed to them in this Agreement unless specifically defined in the Aphria Disclosure Letter.

(8)	Accounting Terms.

(a)

All accounting terms used in respect of Aphria are to be interpreted in accordance with IFRS and all determinations of an accounting nature in respect of Aphria required to be made will be made in a manner consistent with IFRS.

(b)

All accounting terms used in respect of Tilray are to be interpreted in accordance with U.S. GAAP and all determinations of an accounting nature in respect of Tilray required to be made will be made in a manner consistent with U.S. GAAP.

(9)

Statutes. Any reference to a statute refers to such statute, or successor thereto, and all rules, resolutions and regulations made under it, or its successor, respectively, as it or its successor, or they, may have been or may from time to time be amended or re-enacted, unless stated otherwise.

(10)

Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Agreement by a Person is not a Business Day, such action will be required or permitted to be taken on the next succeeding day which is a Business Day.

(11)	Time References. References to time are to local time, Toronto, Ontario.

(12)

Subsidiaries. To the extent any covenants or agreements relate, directly or indirectly, to a Subsidiary of Aphria or Tilray, each such provision will be construed as a covenant by Aphria or Tilray, as applicable, to cause (to the fullest extent to which it is legally capable) such Subsidiary to perform the required action.

(13)

Consent. If any provision requires approval or consent of a Party and such approval or consent is not delivered within the specified time limit, the Party whose consent or approval is required will be conclusively deemed to have withheld its approval or consent.

(14)	Schedules. The schedules attached to this Agreement form an integral part of this Agreement.

(15)

Agreements. All references in this Agreement to any agreement, Contract, document or instrument means such agreement, Contract, document or instrument, as amended, restated or supplemented in accordance with the terms thereof, and includes all schedules, exhibits and other attachments, in each case as of the date hereof.

ARTICLE 2

THE ARRANGEMENT

Section 2.1 Arrangement

Aphria and Tilray agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions of this Agreement, the Plan of Arrangement, the Interim Order and the Final Order.

Section 2.2 Interim Order

(1)

As soon as reasonably practicable after the date hereof but in any event in sufficient time to permit the Aphria Meeting to be convened in accordance with Section 2.3(1), Aphria covenants that it will, in a manner acceptable to Tilray, acting reasonably, in accordance with the provisions of the OBCA, prepare, file and diligently pursue an application for the Interim Order, which shall provide, among other things:

(i)	for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Aphria Meeting and for the manner in which such notice is to be provided;

(ii)

that the record date for Aphria Shareholders entitled to notice of and to vote at the Aphria Meeting need not change in respect of any adjournment(s) or postponement(s) of the Aphria Meeting or any other change, unless required by Law;

(iii)

that the requisite approval for the Arrangement Resolution shall be 66 2/3% of the votes cast on the Arrangement Resolution by holders of Aphria Shares, present in Person or represented by proxy and entitled to vote at the Aphria Meeting;

(iv)	for the grant of Dissent Rights as set forth in the Plan of Arrangement;

(v)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order, including a requirement that any respondent provide notice to Tilray;

(vi)

that the Aphria Meeting may be adjourned or postponed from time to time by management of Aphria, subject to the terms of this Agreement, without the need for additional approval of the Court and without the necessity of first convening the Aphria Meeting or first obtaining any vote of the Aphria Shareholders respecting the adjournment or postponement, and notice of any such adjournment or postponement shall be given by such method as the Aphria Board may determine is appropriate in the circumstances;

(vii)	that the Aphria Meeting may be held in-person or be a virtual meeting or hybrid meeting whereby Aphria Shareholders may join virtually;

(viii)	that in all other respects, the terms, conditions and restrictions of Aphria’s constating documents, including quorum requirements and other matters shall apply with respect to the Aphria Meeting; and

(ix)

subject to the consent of Aphria (such consent not to be unreasonably withheld or delayed), shall also include a request that the Interim Order provide for such other matters as Tilray may reasonably require.

(2)

In seeking the Interim Order, Aphria shall advise the Court that it is the intention of the Parties to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of all Consideration Shares, Replacement DSUs, Replacement RSUs, Replacement Options and Replacement Warrants to be issued pursuant to the Arrangement based upon and conditioned on the Court’s approval of the Arrangement and its determination that the Arrangement is fair and reasonable to holders of Aphria Shares, Aphria RSUs, Aphria DSUs, Aphria Options and Aphria Warrants, as applicable, to whom such securities will be issued by Tilray pursuant to the Arrangement, following a hearing and after consideration of the substantive and procedural terms and conditions thereof.

Section 2.3 The Aphria Meeting

(1)	Subject to the terms of this Agreement and receipt of the Interim Order, Aphria covenants that it will:

(a)

convene and conduct the Aphria Meeting in accordance with the Interim Order, Aphria’s Organizational Documents and applicable Law, as promptly as reasonably practicable after the date hereof (and in any event not later than March 31, 2021) and, in this regard, Aphria may abridge, any time periods that may be abridged under Securities Laws for the purpose of considering the Arrangement Resolution and for any other proper purpose as may be set out in the Aphria Circular and agreed to by Tilray, acting reasonably; set the record date for the Aphria Shareholders entitled to vote at the Aphria Meeting as promptly as reasonably practicable after the date hereof; and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Aphria Meeting without the prior written consent of Tilray except as required under Section 5.4(5) or as required for quorum purposes (in which case the Aphria Meeting will be adjourned and not cancelled) or reasonably required by Law or by a Governmental Entity (as determined with external legal counsel);

(b)

subject to an Aphria Change in Recommendation, use its commercially reasonable efforts to solicit proxies in favour of the approval of the Arrangement Resolution and against any resolution submitted by any Person that is inconsistent with the Arrangement Resolution and the completion of any of the transactions contemplated herein, including, if so requested by Tilray or otherwise desirable to Aphria, using investment dealers and proxy solicitation services firms selected by Aphria (acceptable to Tilray, acting reasonably) to solicit proxies in favour of the approval of the Arrangement Resolution;

(c)

to permit Tilray to assist with, and to consult with Tilray in regards to, proxy solicitation and to provide Tilray with copies of or access to information regarding the Aphria Meeting generated by any proxy solicitation services firm engaged by Aphria, as requested from time to time by Tilray, acting reasonably;

(d)	consult with Tilray in fixing the date of the Aphria Meeting and the record date of the Aphria Meeting;

(e)

advise Tilray, at such times as Tilray may reasonably request, and at least once daily for the ten (10) Business Days immediately preceding the Aphria Meeting, as to the aggregate tally of the proxies received by Aphria in respect of the Arrangement Resolution;

(f)	give notice to Tilray of the Aphria Meeting and allow representatives of Tilray and legal counsel to attend the Aphria Meeting;

(g)

reasonably promptly and in any event within one (1) Business Day, advise Tilray of any purported exercise or withdrawal of Dissent Rights by Aphria Shareholders, and Aphria shall not settle or compromise or agree to settle or compromise any such claims for Dissent Rights without the prior written consent of Tilray; and

(h)

not change the record date for the Aphria Shareholders entitled to vote at the Aphria Meeting in connection with any adjournment or postponement of the Aphria Meeting unless required by Law or Aphria’s constating documents or if requested in writing to do so by Tilray.

Section 2.4 The Aphria Circular

(1)

Aphria will, so as to permit the Aphria Meeting to be held as promptly as practicable after the date hereof: (i) subject to Tilray’s compliance with Section 2.4(4), promptly prepare and complete, in consultation with Tilray, the Aphria Circular, together with any other documents required by Law in connection with the Aphria Meeting and the Arrangement; (ii) cause the Aphria Circular and such other documents to be filed or furnished with the Securities Authorities, the TSX and Nasdaq, as required by Law and the rules of the TSX and Nasdaq, respectively, and disseminated to each Aphria Shareholder and other Person as required by the Interim Order and Law; (iii) to the extent required by Law, as promptly as practicable prepare, file or furnish with the Securities Authorities and any applicable securities exchange, and disseminate to the Aphria Shareholders and other Persons as required by the Interim Order and Law any supplement or amendment to the Aphria Circular (after Tilray has had a reasonable opportunity to review and comment thereon) if any event will occur which requires such action at any time prior to the Aphria Meeting; and (iv) otherwise use its commercially reasonable efforts to comply with all requirements of Law applicable to the Aphria Meeting and the Arrangement.

(2)

Aphria will ensure that the Aphria Circular complies in all material respects with the Interim Order and Law, does not contain any Misrepresentation (other than with respect to any information relating to and furnished by Tilray for inclusion in the Aphria Circular). Without limiting the generality of the foregoing, but subject to Section 5.3, the Aphria Circular must include a statement that the Aphria Board has unanimously, after receiving legal and financial advice, determined that the Arrangement is in the best interests of Aphria and unanimously recommends that Aphria Shareholders vote in favour of the Arrangement Resolution (the “Aphria Board Recommendation”).

(3)

Aphria will allow Tilray, and its legal counsel a reasonable opportunity to review and comment on drafts of the Aphria Circular and other related documents prior to filing the Aphria Circular with applicable Securities Authorities or Governmental Entities and mailing the Aphria Circular to Aphria Shareholders, and will incorporate therein all reasonable comments made by Tilray and its legal counsel.

(4)

Tilray will provide to Aphria in writing all information concerning Tilray reasonably requested by Aphria and required by Law (including pro forma financial statements prepared in accordance with U.S. GAAP and any required reconciliations or adjustments, as applicable, to IFRS) to be included by Aphria in the Aphria Circular or other related documents, and will ensure that such information does not contain any Misrepresentation. Aphria and Tilray shall use their commercially reasonable efforts to obtain any necessary consents from any of their respective auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the Aphria Circular and to the identification in the Aphria Circular of each such advisor.

(5)

Aphria shall not be responsible for any information regarding Tilray in the Aphria Circular provided in writing by Tilray for inclusion therein and Tilray shall indemnify and save harmless each of Aphria, the Aphria Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, reasonable costs, reasonable expenses, interest awards, judgments and penalties suffered or incurred by any of them in connection with any actions or omissions by any of them in connection with (i) any Misrepresentation or alleged Misrepresentation in any such information regarding Tilray provided in writing by Tilray for inclusion in the Aphria Circular; and (ii) any order made, or any inquiry, investigation or proceeding by any Securities Authority or other Governmental Entity, to the extent based on any Misrepresentation or any alleged Misrepresentation in any information provided in writing by Tilray for inclusion in the Aphria Circular.

(6)

Aphria and Tilray will promptly notify each other if any of them becomes aware that the Aphria Circular contains a Misrepresentation or otherwise requires an amendment or supplement. The Parties will cooperate in the preparation of any such amendment or supplement as required or appropriate and Aphria will promptly mail, file or otherwise publicly disseminate any such amendment or supplement to those Persons to whom the Aphria Circular was sent pursuant to Section 2.4(1) and, if required by the Court or by Law, file the same with the Securities Authorities or any other Governmental Entity as required.

Section 2.5 The Tilray Meeting

(1)	Subject to the terms of this Agreement, Tilray covenants that it will:

(a)

convene and conduct the Tilray Meeting in accordance with Tilray’s Organizational Documents and applicable Law, as promptly as reasonably practicable after the date hereof (and in any event not later than March 31, 2021) and, in this regard, Tilray may abridge, any time periods that may be abridged under Securities Laws for the purpose of considering the Tilray Resolutions and for any other proper purpose as may be set out in the Tilray Proxy Statement and agreed to by Aphria, acting reasonably; set the record date for the Tilray Shareholders entitled to vote at the Tilray Meeting as promptly as reasonably practicable after the date hereof; and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Tilray Meeting without the prior written consent of Aphria except as required under Section 5.4(5) or as required for quorum purposes (in which case the Tilray Meeting will be adjourned and not cancelled) or reasonably required by Law or by a Governmental Entity (as determined with outside legal counsel);

(b)

subject to a Tilray Change in Recommendation, use its commercially reasonable efforts to solicit proxies in favour of the approval of the Tilray Resolutions and against any resolution submitted by any Person that is inconsistent with the Tilray Resolutions and the completion of any of the transactions contemplated herein, including, if so requested by Aphria or otherwise desirable to Tilray, using investment dealers and proxy solicitation services firms selected by Tilray and approved by Aphria (acceptable to Aphria, acting reasonably) to solicit proxies in favour of the approval of the Tilray Resolutions;

(c)

to permit Aphria to assist with, and to consult with Aphria in regards to, proxy solicitation and to provide Aphria with copies of or access to information regarding the Tilray Meeting generated by any proxy solicitation services firm engaged by Tilray, as requested from time to time by Aphria, acting reasonably;

(d)	consult with Aphria in fixing the date of the Tilray Meeting and the record date of the Tilray Meeting;

(e)

advise Aphria, at such times as Aphria may reasonably request, and at least once daily for the ten (10) Business Days immediately preceding the Tilray Meeting, as to the aggregate tally of the proxies received by Tilray in respect of the Tilray Resolutions;

(f)	give notice to Aphria of the Tilray Meeting and allow representatives of Aphria and legal counsel to attend the Tilray Meeting; and

(g)

not change the record date for the Tilray Shareholders entitled to vote at the Tilray Meeting in connection with any adjournment or postponement of the Tilray Meeting unless required by Law or if requested in writing to do so by Aphria.

Section 2.6 The Tilray Proxy Statement

(1)

Tilray will, so as to permit the Tilray Meeting to be held as promptly as practicable after the date hereof: (i) subject to Aphria’s compliance with Section 2.4(4), promptly prepare and complete, in consultation with Aphria, the Tilray Proxy Statement, together with any other documents required by Law in connection with the Tilray Meeting and the Arrangement; (ii) cause the Tilray Proxy Statement and such other documents to be filed or furnished with the Securities Authorities and Nasdaq, as required by Law and the rules of Nasdaq, and disseminated to each Tilray Shareholder and other Person as required by Law; (iii) to the extent required by Law, as promptly as practicable prepare, file or furnish with the Securities Authorities and any applicable securities exchange, and disseminate to the Tilray Shareholders and other Persons as required by the Interim Order and Law any supplement or amendment to the Tilray Proxy Statement (after Aphria has had a reasonable opportunity to review and comment thereon) if any event will occur which requires such action at any time prior to the Tilray Meeting; and (iv) otherwise use its commercially reasonable efforts to comply with all requirements of Law applicable to the Tilray Meeting and the Arrangement.

(2)

Tilray will ensure that the Tilray Proxy Statement, at the time it becomes effective, complies in all material respects with Law, does not contain any Misrepresentation (other than with respect to any information relating to and furnished by Aphria for inclusion in the Tilray Proxy Statement). Without limiting the generality of the foregoing, but subject to Section 5.3, the Tilray Proxy Statement must include a statement that the Tilray Board has unanimously, after receiving legal and financial advice, determined that the Arrangement is in the best interests of Tilray and unanimously recommends that Tilray Shareholders vote in favour of the Tilray Resolutions (the “Tilray Board Recommendation”).

(3)

Tilray will allow Aphria, and its legal counsel a reasonable opportunity to review and comment on drafts of the Tilray Proxy Statement and other related documents prior to filing the Tilray Proxy Statement with applicable Securities Authorities or Governmental Entities and mailing the Tilray Proxy Statement to Tilray Shareholders, and will incorporate therein all reasonable comments made by Aphria and its legal counsel.

(4)

Aphria will provide to Tilray in writing all information concerning Aphria reasonably requested by Tilray and required by Law to be included by Tilray in the Tilray Proxy Statement or other related documents, and will ensure that such information does not contain any Misrepresentation. Tilray and Aphria shall use their commercially reasonable efforts to obtain any necessary consents from any of their respective auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the Tilray Proxy Statement and to the identification in the Tilray Proxy Statement of each such advisor.

(5)

Tilray shall not be responsible for any information regarding Aphria in the Tilray Proxy Statement provided in writing by Aphria for inclusion therein and Aphria shall indemnify and save harmless each of Tilray, the Tilray Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, reasonable costs, reasonable expenses, interest awards, judgments and penalties suffered or incurred by any of them in connection with any actions or omissions by any of them in connection with (i) any Misrepresentation or alleged Misrepresentation in any such information regarding Aphria provided in writing by Aphria for inclusion in the Tilray Proxy Statement; and (ii) any order made, or any inquiry, investigation or proceeding by any Securities Authority or other Governmental Entity, to the extent based on any Misrepresentation or any alleged Misrepresentation in any information provided in writing by Aphria for inclusion in the Tilray Proxy Statement.

(6)

Tilray and Aphria will promptly notify each other if any of them becomes aware that the Tilray Proxy Statement contains a Misrepresentation or otherwise requires an amendment or supplement. The Parties will cooperate in the preparation of any such amendment or supplement as required or appropriate and Tilray will promptly mail, file or otherwise publicly disseminate any such amendment or supplement to those Persons to whom the Tilray Proxy Statement was sent pursuant to Section 2.6(1) and, if required by the Court or by Law, file the same with the Securities Authorities or any other Governmental Entity as required.

Section 2.7 Final Order

If: (1) the Interim Order is obtained; (2) the Arrangement Resolution is passed at the Aphria Meeting by the Aphria Shareholders as provided for in the Interim Order and as required by applicable Law; and (3) the Tilray Shareholder Approval is obtained, subject to the terms of this Agreement, Aphria shall as soon as reasonably practicable thereafter and in any event within three Business Days thereafter, take all steps necessary or desirable to submit the Arrangement to the Court (provided that, if normal Court operations are disrupted at such time in response to the COVID-19 pandemic, the application date may be extended until the first commercially reasonable date upon which the application may be made) and diligently pursue an application for the Final Order pursuant to the OBCA on terms satisfactory to the Parties, each acting reasonably.

Section 2.8 Court Proceedings

(1)	In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, Aphria shall:

(a) diligently pursue, and cooperate with Tilray in diligently pursuing, the Interim Order and the Final Order;

(b)

provide Tilray and its legal counsel with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and give reasonable consideration to all such comments. Aphria will accept the comments of Tilray and its legal counsel with respect to any information required to be supplied by Tilray about Tilray and included in such materials;

(c)

provide legal counsel to Tilray, on a timely basis, with copies of any notice of appearance, evidence or other documents served on Aphria or its legal counsel in respect of the motion for the Interim Order or the application for the Final Order or any appeal therefrom, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or the Final Order;

(d)	ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with the terms of this Agreement and the Plan of Arrangement;

(e)

not file any material with the Court in connection with the Arrangement or serve any such material, or agree to modify or amend any material so filed or served, except as contemplated by this Agreement or with Tilray’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided that nothing herein shall require Tilray to agree or consent to any increase in the consideration or other modification or amendment to such filed or served materials that expands or increases Tilray’s obligations set forth in this Agreement;

(f)

oppose any proposal from any person that the Final Order contain any provision inconsistent with this Agreement, and if required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, do so only after notice to, and in consultation and cooperation with, Tilray; and

(g)

not object to legal counsel to Tilray making such submissions on the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that such submissions are consistent with this Agreement and the Plan of Arrangement, and provided further that Aphria and its legal counsel are advised of the nature of any such submissions and approve such submissions prior to the hearing.

(2)

In connection with all court proceedings relating to obtaining the Interim Order or Final Order, Tilray will cooperate and assist Aphria, including by providing Aphria on a timely basis any information reasonably required to be supplied by Tilray.

Section 2.9 Treatment of Convertible Securities

Subject to Section 2.15, and all other terms and conditions of this Agreement and the Plan of Arrangement, pursuant to the Arrangement:

(1)

all outstanding Aphria Options, whether vested or unvested, shall cease to represent an option or other right to acquire Aphria Shares and shall be exchanged at the Effective Time for Replacement Options;

(2)	all outstanding Aphria RSUs, whether vested or unvested, shall be exchanged at the Effective Time for Replacement RSUs;

(3)	all outstanding Aphria DSUs, whether vested or unvested, shall be exchanged at the Effective Time for Replacement DSUs;

(4)	all outstanding 2016 Aphria Warrants shall be exchanged at the Effective Time for Replacement Warrants; and

(5)	all outstanding 2020 Aphria Warrants shall cease to represent a warrant or other right to acquire Aphria Shares and shall represent rights to receive Tilray Shares in accordance with their terms;

all in accordance with and subject to the provisions of the Plan of Arrangement.

Section 2.10 Articles of Arrangement and Effective Date

(1)

Aphria shall send the Articles of Arrangement to the Director within three Business Days of the satisfaction or, where not prohibited, the waiver by the applicable Party in whose favour the condition is, of the conditions set out in Article 6 (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, waiver of those conditions as of the Effective Date by the applicable Party for whose benefit such conditions exist), unless another time or date is agreed to in writing by the Parties provided that Aphria shall not be required to send the Articles of Arrangement to the Director unless Aphria has received written confirmation, in a form satisfactory to it, acting reasonably, from the Depositary that it has received the consideration referred to in Section 2.11.

(2)	The closing of the Arrangement will occur electronically, or in such other manner or at such other location, as may be agreed upon between the Parties.

Section 2.11 Payment of Consideration

Tilray shall, following receipt of the Final Order and on or prior to the Effective Date, deliver or cause to be delivered to the Depositary in escrow pending the Effective Time, sufficient Consideration Shares (and any treasury directions addressed to Tilray’s transfer agent as may be necessary) to satisfy the aggregate Consideration to be paid to the Aphria Shareholders (other than Aphria Dissenting Shareholders) under the Arrangement;

Section 2.12 No Appraisal Rights

No appraisal rights will be provided to Tilray Shareholders.

Section 2.13 Announcement and Shareholder Communications

The Parties shall issue a joint press release with respect to this Agreement and the Arrangement promptly following the execution of this Agreement, the text of such announcement to be in the form approved by Tilray and Aphria in advance, acting reasonably and without delay. Tilray and Aphria agree to co-operate in the preparation of presentations, if any, to the Aphria Shareholders and Tilray Shareholders regarding the Plan of Arrangement, and neither Aphria nor Tilray shall: (1) issue any news release or otherwise make public announcements with respect to this Agreement or the Plan of Arrangement without the consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned); or (2) make any filing with any Governmental Entity or with any stock exchange with respect thereto without prior consultation with the other Party; provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws or stock exchange rules, and the Party making such disclosure shall use all commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity to review or comment on the disclosure or filing, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing.

Section 2.14 Withholding Taxes

Tilray, Aphria or the Depositary, as applicable, shall be entitled to deduct or withhold, from any amounts payable or otherwise deliverable to any person pursuant to the Arrangement or this Agreement (including, without limitation, any payments to Aphria Dissenting Shareholders) such amounts as Tilray, Aphria or the Depositary, as applicable, determines, acting reasonably, are required to be deducted or withheld with respect to such payment or delivery under the Tax Act, the Code or any provision of any other applicable Laws. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid, provided that such deducted or withheld amounts are actually remitted to the appropriate tax authority. Each of Tilray, Aphria or the Depositary, as applicable, is hereby authorized to sell or otherwise dispose of, on behalf of such person, such portion of any share or other security deliverable to such person as is necessary to provide sufficient funds to Tilray, Aphria or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and Tilray, Aphria or the Depositary shall notify such person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate taxing authority and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such person.

Section 2.15 Intended Tax Treatment

Tilray and Aphria acknowledge and agree that it is intended that, for U.S. federal income tax purposes, (a) the Arrangement shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) this Agreement, together with the Plan of Arrangement, shall constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g) (the “Intended Tax Treatment”). Tilray, Aphria and the Aphria Securityholders shall not take any reporting position inconsistent with the Intended Tax Treatment for U.S. federal income tax purposes, unless otherwise required by applicable Law.

Section 2.16 U.S. Securities Law Matters

The Parties agree that the Arrangement will be carried out with the intention that all Consideration Shares and the Replacement Options, Replacement RSUs, Replacement DSUs and Replacement Warrants will be issued in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof. In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act and to facilitate Tilray’s compliance with other U.S. Securities Laws, the Parties agree that the Arrangement will be carried out on the following basis:

(a) the Arrangement will be subject to the approval of the Court;

(b) pursuant to Section 2.2(2), prior to the issuance of the Interim Order, the Court will be advised as to the intention of the Parties to rely on the exemption provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of all Consideration Shares, Replacement Options, Replacement RSUs, Replacement DSUs and Replacement Warrants pursuant to the Arrangement based on the Court’s approval of the Arrangement;

(c) prior to the issuance of the Interim Order, Aphria will file with the Court a copy of the proposed text of the Aphria Circular together with any other documents required by applicable Law in connection with the Aphria Meeting;

(d) the Court will be requested to satisfy itself as to the substantive and procedural fairness of the Arrangement to the holders of Aphria Shares, Aphria Options, Aphria RSUs, Aphria DSUs and Aphria Warrants;

(e) Aphria will ensure that each Aphria Shareholder and any other Person entitled to receive Consideration Shares, Replacement Options, Replacement RSUs, Replacement DSUs and Replacement Warrants, as applicable, pursuant to the Arrangement will be given adequate and appropriate notice advising them of their right to attend the hearing of the Court to give approval to the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(f) all Persons entitled to receive Consideration Shares and Replacement Warrants pursuant to the Arrangement will be advised that such Consideration Shares and Replacement Warrants issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued in reliance on the exemption provided by Section 3(a)(10) of the U.S. Securities Act and shall be without trading restrictions under the U.S. Securities Act (other than those that would apply under the U.S. Securities Act in certain circumstances to Persons who are, or have been within 90 days prior to the Effective Time, affiliates (as defined by Rule 144 under the U.S. Securities Act) of Tilray;

(g) the Final Order approving the terms and conditions of the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as fair and reasonable to all Persons entitled to receive Consideration Shares, Replacement Options, Replacement RSUs, Replacement DSUs and Replacement Warrants, as applicable, pursuant to the Arrangement;

(h) the Interim Order approving the Aphria Meeting will specify that each Person entitled to receive Consideration Shares, Replacement Options, Replacement RSUs, Replacement DSUs and Replacement Warrants pursuant to the Arrangement will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time;

(i) holders of Aphria Options, Aphria RSUs, Aphria DSUs and 2016 Aphria Warrants entitled to receive Replacement Options, Replacement RSUs, Replacement DSUs and Replacement Warrants pursuant to the Arrangement will be advised that the Replacement Options, Replacement RSUs, Replacement DSUs and Replacement Warrants issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued and exchanged by Tilray in reliance on the exemption provided under Section 3(a)(10) of the U.S. Securities Act, but that such exemption does not exempt the issuance of securities upon the exercise of such Replacement Options, Replacement RSUs, Replacement DSUs or Replacement Warrants; therefore, the Tilray Shares issuable upon exercise of the Replacement Options and Replacement Warrants cannot be issued in the United States or to a Person in the United States in reliance on the exemption under Section 3(a)(10) of the U.S. Securities Act and the Replacement Options and Replacement Warrants may only be exercised and the underlying Tilray Shares issued pursuant to an effective registration statement under the U.S. Securities Act or a then-available exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws;

(j) each holder of Aphria Shares will be advised that with respect to Consideration Shares and Replacement Warrants issued to Persons who are, or have been within 90 days prior to the Effective Time, affiliates (as defined by Rule 144 under the U.S. Securities Act) of Tilray, such securities will be subject to restrictions on resale under U.S. securities Laws, including Rule 144 under the U.S. Securities Act;

(k) the Court will hold a hearing before approving the fairness of the terms and conditions of the Arrangement and issuing the Final Order; and

(l) Aphria shall request that the Final Order shall include a statement to substantially the following effect:

“This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that Act, regarding the offer and sale of securities of Tilray pursuant to the Plan of Arrangement.”

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Aphria

(1)

Except as disclosed in: (a) the Aphria Public Company Documents furnished to or filed with the Securities Authorities, as applicable, and available on EDGAR or SEDAR, prior to the date hereof (excluding any disclosures set forth in any “risk factor” section and in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature), where it is reasonably apparent on its face that such disclosure is applicable to the representation; or (b) in the corresponding sections or subsections of the disclosure letter delivered to Tilray by Aphria concurrently with this Agreement (the “Aphria Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Aphria Disclosure Letter will be deemed disclosure with respect to any other section or subsection to which the relevance of such item is readily apparent on its face), Aphria hereby represents and warrants to Tilray as set forth in Schedule “C” hereto and acknowledges and agrees that Tilray is relying upon such representations and warranties in connection with the entering into of this Agreement.

(2)

Tilray acknowledges that, except as may be expressly set forth in this Agreement, including Schedule “C”, neither Aphria nor any of the Aphria Subsidiaries nor any of their respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, in respect of Aphria or the Aphria Subsidiaries or their businesses, their past, current or future financial condition, their properties, assets, liabilities or operations, their past, current or future profitability or performance, or any other matter, individually or in the aggregate. Except for the representations and warranties contained in this Agreement including in Schedule “C”, Tilray expressly disclaims reliance on any representation or warranty, any statement or information made, communicated or furnished (orally or in writing) to Tilray or its representatives.

(3)

The representations and warranties of Aphria contained in this Agreement will not survive the completion of the Arrangement and will expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

Section 3.2 Representations and Warranties of Tilray

(1)

Except as disclosed in (a) the Tilray SEC Documents furnished to or filed with the SEC and available on EDGAR prior to the date hereof (excluding any disclosures set forth in any “risk factor” section and in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature), where it is reasonably apparent on its face that such disclosure is applicable to the representation; or (b) in the corresponding sections or subsections of the disclosure letter delivered to Aphria by Tilray concurrently with this Agreement (the “Tilray Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Tilray Disclosure Letter will be deemed disclosure with respect to any other section or subsection to which the relevance of such item is readily apparent on its face), Tilray represents and warrants to Aphria as set forth in Schedule “D” hereto and acknowledges and agrees that Aphria is relying upon such representations and warranties in connection with the entering into of this Agreement.

(2)

Aphria acknowledges that, except as may be expressly set forth in this Agreement including Schedule “D”, neither Tilray nor any of its respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, in respect of Tilray or its businesses, its past, current or future financial condition, its properties, assets, liabilities or operations, its past, current or future profitability or performance, or any other matter, individually or in the aggregate. Except for the representations and warranties contained in this Agreement including in Schedule “D”, Aphria expressly disclaims reliance on any representation or warranty, any statement or information made, communicated or furnished (orally or in writing) to Aphria or its representatives.

(3)

The representations and warranties of Tilray contained in this Agreement will not survive the completion of the Arrangement and will expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 4

COVENANTS

Section 4.1 Covenants of Tilray Regarding the Conduct of Business

(1)

Except (i) as provided in Section 4.1(1) of the Tilray Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly permitted by this Agreement, or (iv) with the prior written consent of Aphria (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the earlier of the Effective Time or the date this Agreement shall be terminated in accordance with Article 7 (the “Pre-Closing Period”), Tilray (which, for purposes of this Section 4.1(1), shall include the Tilray Subsidiaries) shall, (A) conduct the business and operations of Tilray and the Tilray Subsidiaries, taken as a whole, in all material respects in the Ordinary Course and (B) use commercially reasonable best efforts to (v) preserve intact and maintain the current business organizations and operations of Tilray and the Tilray Subsidiaries, (w) maintain in effect all existing material Tilray Permits, (x) maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, (y) maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect and (z) maintain their existing relations and goodwill with Governmental Entities, key employees, lessors, suppliers, customers, regulators, distributors, landlords, creditors, licensors, licensees and other Persons having business relationships with them.

(2)

Without limiting the generality of the foregoing, except (i) as provided in Section 4.1(2) of the Tilray Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly permitted by this Agreement, or (iv) with the prior written consent of Aphria (which consent shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, Tilray shall not and shall not permit any of the wholly-owned Tilray Subsidiaries to:

(a)

(A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, or other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of specific events) into or exchangeable for any shares of capital stock of, Tilray or any of the Tilray Subsidiaries; (B) split, combine or reclassify any capital stock of, or other equity interests in, Tilray or any of the Tilray Subsidiaries; (C) acquire any securities other than in connection with the conversion of the Tilray Convertible Senior Notes; or (D) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in or outstanding securities of, Tilray or any of the Tilray Subsidiaries, except as required by the terms of any capital stock or equity interest of any Tilray Subsidiary or as contemplated or permitted by the terms of any Tilray Benefit Plan in effect as of the date hereof (including any award agreement applicable to any Tilray Option or Tilray RSU outstanding on the date hereof or issued in accordance with this Agreement);

(b)

except for (A) issuances of Tilray Class 2 Common Stock in respect of any exercise of Tilray Options and settlement of any Tilray RSUs outstanding on the date hereof, (B) the issuance of Tilray Class 2 Common Stock issued pursuant to the exercise of Tilray Options or vesting of Tilray RSUs, in each case, if necessary to effectuate exercise or the withholding of Taxes, (C) the issuance of Tilray Class 2 Common Stock issued pursuant to the exercise of Tilray Warrants, (D) the issuance of Tilray Class 2 Common Stock issued pursuant to the conversion of Tilray Convertible Senior Notes, (E) transactions solely between or among Tilray and its wholly-owned Subsidiaries, and (F) issuance of Tilray Options and Tilray RSUs in the Ordinary Course pursuant to the existing Tilray Benefit Plan, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, (x) any shares of its capital stock or other ownership interest in Tilray or any of the Tilray Subsidiaries, (y) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest and (z) any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities;

(c)

except as required by the terms of any Tilray Benefit Plan or applicable Laws, (A) enter into, adopt or terminate any material Tilray Benefit Plan, other than entering into employment agreements in the Ordinary Course that can be terminated within thirty (30) days without penalty or payment of severance, (B) amend any Tilray Benefit Plan, other than amendments in the Ordinary Course (including, for the avoidance of doubt, annual renewals of welfare benefit plans) that do not materially increase the cost to Tilray of maintaining such Tilray Benefit Plan, (C) increase the compensation or severance payable to any current or former employee or director, except in the Ordinary Course consistent with past practice in respect of compensation of employees whose annual base salary is less than $100,000 or with a title below Vice President, (D) grant or award, or pay or award, any severance or termination pay, bonuses, retention or incentive compensation, to any current or former employee or director, other than issuance of Tilray Options and Tilray RSUs in the Ordinary Course pursuant to the existing Tilray Benefit Plan, (E) hire or terminate the employment of any employee with an annual base salary greater than or equal to $100,000 or with a title equal to Vice President or above, other than terminations for cause, (F) recall any laid off or furloughed employees to the workplace, or return any employees to the workplace, other than in compliance with applicable Laws, (G) implement any layoffs, furloughs or reductions in hours with respect to any officers or employees of Tilray or any of the Tilray Subsidiaries, (H) modify, extend or enter into any employment agreements or (I) recognize or certify any unions, employee representative bodies or other labour organizations as the bargaining representative for any employees of Tilray or any of the Tilray Subsidiaries;

(d)	waive the restrictive covenant obligations of any Tilray Employee or any of the Tilray Subsidiaries;

(e)

(A) in the case of Tilray, amend or permit the adoption of any amendment to the Tilray Organizational Documents, other than the Revised Tilray Organizational Documents, or (B) in the case of any of the Tilray Subsidiaries, except for amendments that would not materially restrict the operation of their businesses, amend or permit the adoption of any amendment to the Tilray Organizational Documents;

(f)

(A) merge, consolidate, combine or amalgamate with any Person or announce, authorize, propose or recommend any such merger, consolidation, combination or amalgamation (other than the Arrangement) or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, exchanging, licensing or by any other manner), any properties, assets, business or any corporation, partnership, association or other business organization or division thereof, in each case other than acquisitions of inventory or other assets in the Ordinary Course or pursuant to existing Contracts which are listed in Section 4.1(2)(f) of the Tilray Disclosure Letter;

(g)

consummate, authorize, recommend, propose or announce any intention to adopt a plan of complete or partial liquidation or dissolution of Tilray or any of the Tilray Subsidiaries, or a restructuring, recapitalization or other reorganization of Tilray or any of the Tilray Subsidiaries of a similar nature;

(h)

authorize, make or commit to make capital expenditures, except to the extent that capital expenditures are required to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment;

(i)

sell, lease, exchange or otherwise dispose of, or agree to sell, lease, exchange or otherwise dispose of, any of its assets or properties, other than (A) in the Ordinary Course and pursuant to a Contract of Tilray or any of the Tilray Subsidiaries in effect on the date of this Agreement and listed in Section 4.1(2)(i) of the Tilray Disclosure Letter, or (B) among Tilray and its wholly-owned Subsidiaries or among wholly-owned Subsidiaries of Tilray;

(j)

fail to maintain any material Intellectual Property owned by Tilray or any of the Tilray Subsidiaries, or maintain rights in material Intellectual Property, in the Ordinary Course, provided, that the foregoing shall not require Tilray or any of the Tilray Subsidiaries to take any action to alter the terms of any license or other Contract with respect to material Intellectual Property;

(k)

(A) incur, create or suffer to exist any Lien other than (1) Liens in existence on the date hereof or (2) Permitted Liens, or (B) incur, create, assume or guarantee any Indebtedness, other than transactions solely between or among Tilray and its wholly-owned Subsidiaries or solely between or among wholly-owned Subsidiaries of Tilray, and in each case guarantees thereof;

(l)	make any pre-payment under an existing Indebtedness;

(m)

other than the settlement of any Actions reflected or reserved against on the Tilray Balance Sheet (or in the notes thereto) for an amount not in excess of such reserve, settle or offer or propose to settle, any Action (excluding (A) any audit, claim or Action in respect of Taxes, which shall be governed exclusively by Section 4.1(2)(p) and (B) any stockholder litigation against Tilray, Aphria or their respective directors or officers relating to the transactions contemplated by this Agreement) involving solely the payment of monetary damages by Tilray or any of the Tilray Subsidiaries of any amount exceeding $5,000,000 in the aggregate (but excluding any amounts paid on behalf of Tilray or any of the Tilray Subsidiaries by any applicable insurance policy maintained by Tilray or any of the Tilray Subsidiaries); provided, however, that neither Tilray nor any of the Tilray Subsidiaries shall settle or compromise any Action if such settlement or compromise (1) involves a material conduct remedy or material injunctive or similar relief, (2) involves an admission of criminal wrongdoing by Tilray or any of the Tilray Subsidiaries or (3) has a materially restrictive impact on the business of Tilray or any of the Tilray Subsidiaries;

(n)

change in any material respect any of its financial accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of Tilray and the Tilray Subsidiaries, except as required by U.S. GAAP or applicable Law;

(o)

(A) enter into any lease for real property or (B) terminate, amend, assign, transfer, modify, supplement, deliver a notice of termination under, fail to renew or waive or accelerate any rights or defer any liabilities under any material Tilray Real Property Lease;

(p)

(A) make (other than in the Ordinary Course), change or rescind any material election relating to Taxes (including any such election for any joint venture, partnership, limited liability company or other investment where Tilray has the authority to make such binding election), (B) amend any Tax Return that is reasonably likely to result in a material increase to a Tax liability (other than any amendment to claim a benefit provided by the CARES Act), (C) settle or compromise any Tax claim or assessment by any Taxing Authority, or surrender any right to claim a refund, offset or other reduction in Tax liability, except where the amount of any such settlements or compromises or foregone refunds does not exceed $250,000 in the aggregate, (D) change any material method of Tax accounting or any Tax accounting period from those employed in the preparation of its Tax Returns that have been filed for prior taxable years or (E) fail to timely pay any material Tax or file any material Tax Return when due (taking into account any valid extension of time within which to pay or file);

(q)

except as expressly permitted in this Section 4.1 and other than in the Ordinary Course, (A) enter into or assume any Contract that would have been a Tilray Material Contract (excluding any Tilray Benefit Plan) had it been entered into prior to the date of this Agreement or (B) terminate, materially amend, assign, transfer, materially modify, materially supplement, deliver a notice of termination under or waive or accelerate any material rights or defer any material liabilities under any Tilray Material Contract (excluding any Tilray Benefit Plan) or any Contract (excluding any Tilray Benefit Plan) that would have been a Tilray Material Contract had it been entered into prior to the date of this Agreement, excluding any termination upon expiration of a term in accordance with the terms of such Tilray Material Contract;

(r)	fail to maintain in full force and effect in all material respects, or fail to replace or renew, the insurance policies of Tilray and the Tilray Subsidiaries;

(s)

take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act would prevent or impede, or could reasonably be expected to prevent or impede, the transactions under this Agreement from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(t)	agree to take any action that is prohibited by this Section 4.1(2).

Section 4.2 Covenants of Aphria Regarding the Conduct of Business

(1)

Except (i) as provided in Section 4.2(1) of the Aphria Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly permitted by this Agreement, or (iv) with the prior written consent of Tilray (which consent shall not be unreasonably withheld, conditioned or delayed, from the date hereof until the end of the Pre-Closing Period, Aphria (which, for purposes of this Section 4.2(1), shall include the Aphria Material Subsidiaries) shall, (A) conduct the business and operations of Aphria and the Aphria Subsidiaries, taken as a whole, in all material respects in the Ordinary Course and (B) use commercially reasonable efforts to (v) preserve intact the current business organizations and operations of Aphria and the Aphria Material Subsidiaries, (w) maintain in effect all existing material Aphria Permits and (x) maintain their existing relations and goodwill with Governmental Entities, key employees, lessors, suppliers, customers, regulators, distributors, landlords, creditors, licensors, licensees and other Persons having business relationships with them; provided, that this Section 4.2(1) shall not prohibit Aphria or any of the Aphria Subsidiaries from taking commercially reasonable actions required in response to the COVID-19 pandemic.

(2)

Without limiting the generality of the foregoing, except (i) as provided in respective schedules under Section 4.2(2) of the Aphria Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly permitted or required by this Agreement, or (iv) with the prior written consent of Tilray (which consent shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, Aphria shall not and shall not permit any of the Aphria Material Subsidiaries to:

(a)

except as provided in Section 4.2(2)(a) of the Aphria Disclosure Letter, (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding share capital of, or other equity interests in, or other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of specific events) into or exchangeable for any share capital of, Aphria or any of the Aphria Subsidiaries, except for (1) regular quarterly cash dividends payable by Aphria in respect of Aphria Shares and (2) dividends or distributions by a wholly-owned Subsidiary of Aphria to Aphria or another wholly-owned Subsidiary of Aphria; or (B) split, combine or reclassify any share capital of, or other equity interests in, Aphria or any of the Aphria Subsidiaries;

(b)

except as provided in Section 4.2(2)(b) of the Aphria Disclosure Letter and other than for (A) issuances of Aphria Shares in respect of any exercise of Aphria Options and settlement of any Aphria RSUs outstanding on the date hereof, (B) the issuance of Aphria Shares issued pursuant to the exercise of Aphria Options or vesting of Aphria RSUs, in each case, if necessary to effectuate exercise or the withholding of Taxes, (C) the issuance of Aphria Shares issued pursuant to the exercise of Aphria Warrants, (D) the issuance of Aphria Shares issued pursuant to the conversion of Aphria Convertible Senior Notes, and (E) transactions solely between or among Aphria and its wholly-owned Subsidiaries, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, (x) any shares or other ownership interest in Aphria or any of the Aphria Subsidiaries, (y) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest and (z) any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities;

(c)

except as provided in Section 4.2(2)(c) of the Aphria Disclosure Letter and other than as required by the terms of any Aphria Benefit Plan, (A) enter into, adopt or terminate any material Aphria Benefit Plan, other than entering into employment agreements in the Ordinary Course that can be terminated within thirty (30) days without penalty or payment of severance, (B) amend any Aphria Benefit Plan, other than amendments in the Ordinary Course (including, for the avoidance of doubt, annual renewals of welfare benefit plans) that do not materially increase the cost to Aphria of maintaining such Aphria Benefit Plan, (C) increase the compensation or severance payable to any current or former employee or director, except in the Ordinary Course consistent with past practice in respect of compensation of employees whose annual base salary is less than $250,000 or with a title below Vice President, (D) grant or award, or pay or award, any severance or termination pay, bonuses, retention or incentive compensation, to any current or former employee or director, (E) hire or terminate the employment of any employee with an annual base salary greater than or equal to $250,000 or with a title equal to Vice President or above, other than terminations for cause, (F) recall any laid off or furloughed employees to the workplace, or return any employees to the workplace, other than in compliance with applicable Laws, (G) modify, extend or enter into any employment agreements or (H) recognize or certify any unions, employee representative bodies or other labour organizations as the bargaining representative for any employees of Aphria or any of the Aphria Subsidiaries;

(d)	in the case of Aphria, amend or permit the adoption of any amendment to the Aphria Organizational Documents;

(e)

(A) merge, consolidate, combine or amalgamate with any Person or announce, authorize, propose or recommend any such merger, consolidation, combination or amalgamation (other than the Arrangement) or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, exchanging, licensing or by any other manner), any properties, assets, business or any corporation, partnership, association or other business organization or division thereof, in each case other than acquisitions of inventory or other assets in the Ordinary Course or pursuant to existing Contracts which are listed in Section 4.2(2)(e) of the Aphria Disclosure Letter;

(f)

consummate, authorize, recommend, propose or announce any intention to adopt a plan of complete or partial liquidation or dissolution of Aphria or any Aphria Material Subsidiary or a restructuring, recapitalization or other reorganization of Aphria or any of any Aphria Material Subsidiary of a similar nature;

(g)

change in any material respect any of its financial accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of Aphria and the Aphria Material Subsidiaries, except as required by IFRS or applicable Law;

(h)

fail to maintain in full force and effect in all material respects, or fail to replace or renew, the material insurance policies of Aphria and the Aphria Subsidiaries to the extent commercially reasonable in Aphria’s business judgment in light of prevailing conditions in the insurance market;

(i)

take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act would prevent or impede, or could reasonably be expected to prevent or impede, the transactions under this Agreement from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(j)	agree to take any action that is prohibited by this Section 4.2(2).

Section 4.3 Covenants Relating to the Arrangement

(1)

Subject to Section 4.4, which shall govern in relation to Regulatory Approvals, each of the Parties covenants and agrees that during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:

(a)

it shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 6 to the extent the same is within its control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all Laws to complete the Arrangement, including using commercially reasonable efforts to promptly (i) obtain all necessary waivers, consents and approvals required from, and provide all required notices to, persons party to loan agreements, leases, licenses and other Contracts or Permits; (ii) obtain all necessary Permits as are required to be obtained by it under all Laws; (iii) defend all lawsuits or other legal, regulatory or other proceedings against it challenging or affecting the Arrangement or this Agreement, and oppose, lift or rescind any injunction or restraining order or other order or action seeking to stop, or otherwise adversely affecting, the ability of the Parties to consummate the Arrangement; and (iv) cooperate with the other Party in connection with the performance by it and its Subsidiaries of their obligations hereunder; and

(b)

it shall not deliberately take any action, refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to materially delay or materially impede the consummation of the Arrangement, or that will have, or would reasonably be expected to have, the effect of materially delaying, impairing or impeding the granting of the Regulatory Approvals.

(2)

Tilray shall use commercially reasonable efforts to, prior to the completion of the Arrangement, obtain conditional approval of the listing and posting for trading on Nasdaq of the Consideration Shares, subject only to satisfaction of the customary listing conditions of Nasdaq and it shall, at or prior to the Effective Time, allot and reserve for issuance a sufficient number of Tilray Shares to meet the obligations of Tilray under the Plan of Arrangement. Aphria shall use commercially reasonable efforts to cooperate with Tilray in respect of the foregoing, including by providing information reasonably requested by Tilray in connection therewith in a timely manner.

(3)

Tilray shall take such commercially reasonable actions as are necessary to enact the Amended Tilray Omnibus Plan and the Revised Tilray Organizational Documents in the manner and as directed by Aphria.

Section 4.4 Regulatory Approvals

(1)

As soon as reasonably practicable after the date hereof each Party, or where appropriate, the Parties jointly, shall make all notifications, filings, applications and submissions with Governmental Entities required or advisable in connection with the Regulatory Approvals, including the Required Regulatory Approvals, and shall use its commercially reasonable efforts to obtain as soon as reasonably practicable and maintain the Regulatory Approvals, including the Required Regulatory Approvals.

(2)	In the case of the HSR Act Approval, each Party shall make all required filings of Notification and Report Forms pursuant to the HSR Act within ten (10) Business Days of the date of this Agreement.

(3)

The Parties shall cooperate with one another in connection with obtaining the Regulatory Approvals, including providing or submitting on a timely basis, and as promptly as practicable, all documentation and information that is required, or in the opinion of a Party, acting reasonably, advisable, in connection with obtaining the Regulatory Approvals and use their commercially reasonable efforts to ensure that such information does not contain a misrepresentation; provided, however, that nothing in this provision shall require a Party to provide information that is not in its possession or not otherwise reasonably available to it.

(4)

The Parties shall (i) cooperate with and keep one another fully informed as to the status of and the processes and proceedings relating to obtaining the Regulatory Approvals and shall promptly notify each other of any material communication from any Governmental Entity in respect of the Arrangement or this Agreement, (ii) respond, as soon as reasonably practicable, to any reasonable requests for information from a Governmental Entity in connection with obtaining a Regulatory Approval, and (iii) not make any submissions or filings to any Governmental Entity related to the transactions contemplated by this Agreement, or participate in any meetings or any material conversations with any Governmental Entity in respect of any filings, submissions, investigations or other inquiries or matters related to the transactions contemplated by this Agreement, unless it consults with the other Party in advance and, to the extent not precluded by such Governmental Entity, gives the other Party a reasonable opportunity to review drafts of any submissions or filings (and will give due consideration to any comments received from such other Party) and to attend and participate in any communications. Despite the foregoing, submissions, filings or other written communications with any Governmental Entity may be redacted as necessary before sharing with the other Party to address reasonable attorney-client or other privilege or confidentiality concerns, provided that a Party must provide external legal counsel to the other Party non-redacted versions of drafts and final submissions, filings or other written communications with any Governmental Entity on the basis that the redacted information will not be shared with its clients.

(5)

Tilray and Aphria will not, and will not permit any of their respective Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person, or otherwise acquire or agree to acquire any assets or equity, if the entering into of an agreement relating to or the consummation of such acquisition, merger or consolidation would at the time of entry into such agreement, reasonably be expected to (i) materially increase the likelihood of any Governmental Entity entering an Order prohibiting the consummation of the transactions contemplated by this Agreement or (ii) prevent, materially impede or materially delay the receipt of the Required Regulatory Approvals.

(6)

If any objections are asserted with respect to the transactions contemplated by this Agreement under any Law, or if any proceeding is instituted or threatened by any Governmental Entity challenging or which could lead to a challenge of any of the transactions contemplated by this Agreement as not in compliance with Law or as not satisfying any applicable legal text under a Law necessary to obtain the Regulatory Approvals, the Parties shall use their commercially reasonable efforts consistent with the terms of this Agreement to resolve such objection or proceeding, as the case may be, so as to allow the Effective Time to occur on or prior to the Outside Date.

(7)

Notwithstanding anything to the contrary in this Agreement, no Party is permitted or required to divest or to offer to divest any of their assets or properties or to agree to any behavioural remedy, undertaking, commitment, or restriction on the operations of Tilray or Aphria in order to secure any Regulatory Approval, including either the Competition Act Approval or the HSR Approval, except with the express consent of both Tilray and Aphria.

Section 4.5 Access to Information; Confidentiality

From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to compliance with applicable Law and the terms of any existing Contracts, each of Tilray and Aphria shall give the other Party and its Representatives (1) upon reasonable notice, reasonable access during normal business hours to its and its Subsidiaries’ (a) premises, (b) property and assets (including books and records), (c) Contracts and leases and (d) senior personnel and Representatives, so long as the access does not unduly interfere with the Ordinary Course conduct of the business of the Party in question; and (2) such financial and operating data or other information with respect to the assets or business of such Party and its Subsidiaries as the other reasonably requests. Each of Tilray and Aphria shall continue to afford the other and its Representatives with access to the Tilray Data Room and the Aphria Data Room, respectively, and such virtual data room shall continue to remain populated in the manner provided as of the Data Room Cut-off Time with any additional documents being inserted as the other Party may reasonably request. The Parties acknowledge and agree that information furnished pursuant to this Section 4.5 shall be subject to the terms and conditions of the Confidentiality Agreement.

Section 4.6 Insurance and Indemnification

(1)

Prior to the Effective Date, Aphria shall, and Tilray may (to the extent determined to be necessary or appropriate by the Tilray Board), purchase customary “tail” policies of directors’ and officers’ liability insurance providing protection no less favourable in the aggregate to the protection provided by the policies maintained by Aphria and its Subsidiaries or Tilray and its Subsidiaries, as applicable, which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date; provided that the cost of such policies will not exceed 300% of the annual premiums currently in effect for such director and officer liability coverage and that if such insurance coverage is unavailable, Tilray will, or will cause Aphria and its subsidiaries or will cause the Tilray subsidiaries, as applicable, to maintain tail policies with the best available insurance coverage whose cost will not exceed 300% of the annual premiums currently in effect for such director and officer liability coverage. Tilray will, or will cause Aphria and its Subsidiaries or Tilray and its Subsidiaries, as applicable, to, maintain such tail policies in effect without any reduction in scope or coverage for six (6) years from the Effective Date.

(2)

Tilray agrees that it shall directly honour all rights to indemnification or exculpation now existing in favour of present and former officers and directors of Aphria and its Subsidiaries, including all rights pursuant to the Organizational Documents of such entities and any contractual rights, and acknowledges that such rights shall survive the completion of the Plan of Arrangement and shall continue in full force and effect.

(3)

The provisions of this Section 4.6 are intended for the benefit of, and shall be enforceable by, each insured or indemnified person, his or her heirs and his or her legal representatives and, for such purpose, Aphria hereby confirms that it is acting as agent and trustee on their behalf.

Section 4.7 Supplemental Aphria Note Indenture

Each of Aphria and Tilray shall use their respective reasonable best efforts to cause the Aphria Convertible Senior Notes Supplemental Indenture to be executed and delivered on or prior to the Effective Time. Further to the foregoing, Aphria shall cause the Aphria Board to make the determinations required by Section 13.07 of the Aphria Convertible Senior Notes Indenture.

Section 4.8 Tilray Covenants Regarding Convertible Securities

(1)

The Tilray Board will not accelerate the vesting of the Tilray Options, Tilray Warrants, Tilray RSUs or Tilray RSAs and the Tilray Board will otherwise deal with such securities in accordance with their terms and will take all actions necessary or advisable to ensure that such securities are not affected by the implementation of the Transaction.

(2)

Tilray shall, immediately prior to the Effective Time, cause the Amended Tilray Omnibus Plan to become effective and shall take all steps reasonably necessary to cause the Replacement RSUs, Replacement Options and Replacement DSUs to be issued thereunder, and the Replacement Warrants to be issued, in accordance with the provisions of the Plan of Arrangement.

(3)

Tilray shall take all steps in advance of the Effective Date reasonably required by Aphria to facilitate the registration of: (i) the issuance of the Tilray Shares underlying the 2020 Aphria Warrants following the Effective Time; (ii) the resale of the Aphria Senior Convertible Notes and the resale of the Tilray Shares underlying the Aphria Senior Convertible Notes following the Effective Time; and (iii) the issuance of the Tilray Shares underlying the Replacement Options.

ARTICLE 5

ADDITIONAL COVENANTS REGARDING NON-SOLICITATION

Section 5.1 Non-Solicitation

(1)

From the date hereof until the date that this Agreement is terminated pursuant to Article 7, except as expressly provided in this Article 5, neither Party shall, directly or indirectly, do or authorize or permit any of its Representatives to do, any of the following:

(a)

solicit, initiate or knowingly encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of a Party or any Subsidiary) any Acquisition Proposal in respect of such Party or any inquiries, proposals or offers relating to any Acquisition Proposal or that could reasonably be expected to lead to an Acquisition Proposal in respect of such Party;

(b)

enter into, engage in, continue or otherwise participate in any discussions or negotiations with any person (other than the other Party hereto) regarding any Acquisition Proposal in respect of such Party or any inquiries, proposals or offers relating to any Acquisition Proposal or that could reasonably be expected to constitute or lead to an Acquisition Proposal in respect of such Party;

(c)	make a Change in Recommendation;

(d)

accept, approve, endorse or recommend, execute or enter into, or publicly propose to accept, approve, execute or enter into, any letter of intent, agreement in principle, agreement, arrangement, offer or understanding in respect of an Acquisition Proposal (other than a confidentiality and standstill agreement contemplated under Section 5.3(1)).

(2)

Each Party shall, and shall cause its Representatives to, immediately cease and terminate, and cause to be terminated, any existing solicitation, encouragement, discussion, negotiation, or other activities commenced prior to the date of this Agreement with any person (other than the other Party hereto) with respect to any inquiry, proposal or offer that constitutes or could reasonably be expected to constitute or lead to, an Acquisition Proposal, and in connection therewith, each Party will:

(a)

immediately discontinue access to and disclosure of any of its confidential information, including any data room and any confidential information, properties, facilities, books and records of such Party or of any of its Subsidiaries; and

(b)

within two Business Days of the date of this Agreement request and exercise all rights it has under any confidentiality agreement at the date of this Agreement related to any Acquisition Proposal, including an Acquisition Proposal made prior to the date hereof (i) the return or destruction of all copies of any confidential information regarding such Party or any of its Subsidiaries provided to any person relating to an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal and (ii) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding such Party or any of its Subsidiaries.

(3)

Each Party represents that it has not as of the date of this Agreement and in the 12 months prior to the date of this Agreement, waived any confidentiality, standstill, non-disclosure, non-solicitation or similar agreement or restriction to which such Party or any of its Subsidiaries is a party. Each Party shall will use commercially reasonable efforts to enforce each confidentiality, standstill, non-disclosure, non-solicitation or similar agreement, restriction or covenant to which it or its Subsidiaries is a party and relates to a potential Acquisition Proposal (including a potential Acquisition Proposal made prior to the date hereof) and neither it, nor any of its Subsidiaries have or will, without the prior written consent of the other Party (which may be withheld or delayed in the other Party’s sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations, or any of its Subsidiaries, under any such confidentiality, standstill, non-disclosure, non-solicitation or similar agreement to which the Party or any of its Subsidiaries is a party; provided, however, that the Parties acknowledge and agree that the automatic termination or release of any such agreement, restriction or covenant in accordance with their terms will not be a violation of this Section 5.1(3).

(4)

Each Party shall advise its Representatives of the prohibitions set out in this Article 5 and any violation of the restrictions set forth in this Article 5 by a Party’s Representatives is deemed to be a breach of this Article 5 by such Party.

Section 5.2 Notification of Acquisition Proposals

If a Party or any of its Representatives receives an Acquisition Proposal or any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal after the date of this Agreement, or any request for copies of, access to, or disclosure of, confidential information relating to such Party or any Subsidiary in connection with such an Acquisition Proposal, inquiry, proposal or offer, such Party shall as soon as practicable and in any event within 24 hours of the receipt thereof notify the other Party (at first orally and then in writing) of such Acquisition Proposal, inquiry, proposal, offer or request. Such notice shall include a description of the material terms and conditions of such Acquisition Proposal, inquiry, proposal, offer or request and the identity of all persons making the Acquisition Proposal, inquiry, proposal, offer or request and such Party shall provide the other Party with unredacted copies of all written documents, correspondence or other material received in respect of, from or on behalf of any such person or any other information reasonably necessary to keep the other Party informed in all material respects of the Acquisition Proposal. The Party receiving the Acquisition Proposal, inquiry, proposal, offer or request shall keep the other Party informed on a current basis of the status of material or substantive developments and (to the extent such Party is permitted by Section 5.3 to enter into discussions or negotiations), the status of discussions and negotiations with respect to any such Acquisition Proposal, inquiry, proposal, offer or request or change thereof and shall provide the other Party with copies of all material or substantive correspondence if in writing or electronic form, and if not in writing or electronic form, a description of the material terms of such correspondence sent or communicated to such Party by or on behalf of any person making any such Acquisition Proposal, inquiry, proposal, offer or request or change thereof.

Section 5.3 Responding to an Acquisition Proposal

(1)

Notwithstanding any provision of this Agreement, if at any time following the date of this Agreement and prior to, in the case of Tilray, the approval of the Tilray Resolutions by the Tilray Shareholders, and, in the case of Aphria, the approval of the Arrangement Resolution by the Aphria Shareholders, a Party receives an Acquisition Proposal that did not result from a breach of this Article 5 (it being understood that a Party will not be in breach of this Article 5 if such Party or its Representatives contact the Person who has made an Acquisition Proposal for the sole purpose of clarifying the terms and conditions of such Acquisition Proposal), such Party and its Representatives may engage in or participate in discussions or negotiations regarding such Acquisition Proposal, and may provide copies of, access to or disclosure of information, properties, facilities, books or records of such Party or its Subsidiaries to the person or persons making such Acquisition Proposal, if and only if:

(a)

the board of directors of such Party first determines in good faith, after consultation with its financial advisors and its outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to constitute or lead to a Superior Proposal;

(b)

the person or persons making such Acquisition Proposal was not restricted from making such Acquisition Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar restriction with such Party or its Subsidiaries;

(c)	such Party has been, and continues to be, in compliance with its obligations under this Article 5 in all material respects;

(d)

prior to providing any such copies, access, or disclosure, such Party enters into a confidentiality and standstill agreement with the person or persons making such Acquisition Proposal substantially in the same form as the Confidentiality Agreement and which will not contain an exclusivity provision or other term which would restrict in any manner such Party’s ability to consummate the transactions hereunder or to comply with its disclosure obligations to the other Party hereunder and any such copies, access or disclosure provided to the person or persons making such Acquisition Proposal shall have already been (or will simultaneously be) provided to the other Party; and

(e)	such Party promptly provides the other Party with:

(i)	written notice stating such Party’s intention to participate in such discussions or negotiations and to provide such copies, access or disclosure; and

(ii)	prior to providing any such copies, access or disclosure, a true, complete and final executed copy of the confidentiality and standstill agreement referred to in Section 5.3(1)(d).

(2)

Nothing contained in this Agreement (but, for certainty, subject to Section 7.2) shall prevent a Party or its board of directors from complying with a court order or Section 2.17 of National Instrument 62-104 – Takeover Bids and Issuer Bids and similar provisions under Securities Laws relating to the provision of a directors’ circular in respect of an Acquisition Proposal; provided that the Party so complying shall provide the other Party with a reasonable opportunity to review the form and content of such circular or other response before it is sent by the Party so complying.

Section 5.4 Right to Match

(1)

If a Party receives an Acquisition Proposal that constitutes a Superior Proposal (the “Receiving Party”) prior to, in the case of Aphria being the Receiving Party, the approval of the Arrangement Resolution by the Aphria Shareholders, and in the case of Tilray being the Receiving Party, the approval of the Tilray Resolutions by the Tilray Shareholders, the Receiving Party may, subject to compliance with Section 7.2, enter into a definitive agreement with respect to such Superior Proposal, if and only if:

(a)

the person or persons making such Superior Proposal was not restricted from making such Superior Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purposes or similar restriction with the Receiving Party or its Subsidiaries;

(b)

the Receiving Party has delivered to the other Party a written notice of the determination of the Receiving Party’s board of directors that such Acquisition Proposal constitutes a Superior Proposal and of the intention of the Receiving Party’s board of directors to enter into such definitive agreement with respect to such Superior Proposal, together with a written notice from the Receiving Party’s board of directors regarding the value (or range of values) in financial terms that the board of directors, in consultation with its financial advisors, has determined should be ascribed to any non-cash consideration offered under such Superior Proposal (the “Superior Proposal Notice”);

(c)

the Receiving Party has provided the other Party a copy of the proposed definitive agreement for the Superior Proposal and all supporting materials, including any financing documents supplied to a Receiving Party in connection therewith;

(d)

at least five Business Days (the “Matching Period”) have elapsed from the date that is the later of the date on which the other Party received the Superior Proposal Notice and the date on which such other Party received all of the materials set forth in Section 5.4(1)(c);

(e)

during any Matching Period, such other Party has had the opportunity (but not the obligation), in accordance with Section 5.4(2), to offer to amend this Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal;

(f)

after the Matching Period, the Receiving Party’s board of directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal continues to constitute a Superior Proposal (if applicable, compared to the terms of the Arrangement as proposed to be amended by the other Party under Section 5.4(2)) and that the failure by the board of directors to take such action would be inconsistent with its fiduciary duties; and

(g)

prior to or concurrently with entering into such definitive agreement the Receiving Party terminates this Agreement pursuant to Section 7.2, and pays the Tilray Termination Amount or the Aphria Termination Amount, as applicable, pursuant to Section 7.3.

(2)

During the Matching Period, or such longer period as the Receiving Party may approve in writing for such purpose: (a) the Receiving Party’s board of directors shall review any offer made by the other Party under Section 5.4(1)(e) to amend the terms of this Agreement and the Arrangement in good faith in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal; and (b) the Receiving Party shall negotiate, and cause its Representatives to negotiate, in good faith with the other Party to make such amendments to the terms of this Agreement and the Arrangement as would enable the other Party to proceed with the transactions contemplated by this Agreement on such amended terms. If the Receiving Party’s board of directors determines that such Acquisition Proposal would cease to be a Superior Proposal, the Receiving Party shall promptly so advise the other Party and the Parties shall amend this Agreement to reflect such offer made by the other Party, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

(3)

Each successive amendment or modification to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Receiving Party or its shareholders or other material terms or conditions thereof shall constitute a new Acquisition Proposal for the purposes of this Section 5.4 and the other Party shall be afforded a new five Business Day Matching Period from the later of the date on which such other Party received the Superior Proposal Notice and the date on which such other Party received all of the materials set forth in Section 5.4(1)(c) with respect to the new Superior Proposal from the Receiving Party.

(4)

The Receiving Party’s board of directors shall promptly reaffirm the Aphria Board Recommendation or the Tilray Board Recommendation, as the case may be, by press release after any Acquisition Proposal which is not determined to be a Superior Proposal is publicly announced or the Receiving Party’s board of directors determines that a proposed amendment to the terms of this Agreement as contemplated Section 5.4(2) would result in an Acquisition Proposal no longer being a Superior Proposal. The Receiving Party shall provide the other Party and its outside legal counsel with a reasonable opportunity to review the form and content of any such press release and shall make all reasonable amendments to such press release as requested by the other Party and its counsel.

(5)

If the Receiving Party provides a Superior Proposal Notice to the other Party on a date that is less than 10 Business Days before the Aphria Meeting or the Tilray Meeting, as the case may be, the other Party will be entitled to require the Receiving Party to proceed with or adjourn or postpone such Aphria Meeting or Tilray Meeting, as the case may be, in accordance with the terms of this Agreement to a date specified by the other Party that is not more than 10 Business Days after the scheduled date of the Aphria Meeting or the Tilray Meeting, as the case may be, provided that in no event shall such adjourned or postponed meeting be held on a date that is less than five Business Days prior to the Outside Date.

ARTICLE 6

CONDITIONS

Section 6.1 Mutual Conditions Precedent

The respective obligations of the Parties to complete the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Effective Date, of each of the following conditions precedent, each of which may only be waived with the mutual consent of the Parties:

(a)	the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement;

(b)	the Arrangement Resolution shall have been passed by the Aphria Shareholders at the Aphria Meeting in accordance with the Interim Order;

(c)	the Tilray Shareholder Approval shall have been obtained at the Tilray Meeting in accordance with Law;

(d)

each of the Required Regulatory Approvals shall have been made, given or obtained, on terms satisfactory to the Parties, each acting reasonably, and each such Required Regulatory Approval shall be in full force and effect;

(e)	the Aphria Convertible Senior Note Supplemental Indenture shall have been entered into;

(f)

the Consideration Shares, Replacement Options, Replacement DSUs, Replacement RSUs and Replacement Warrants to be issued under the Arrangement shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof; and

(g)	no Law is in effect that makes the completion of the Transaction illegal or otherwise prohibits or enjoins the Parties from completing the Transaction.

Section 6.2 Additional Conditions Precedent to the Obligations of Tilray

The obligations of Tilray to complete the transactions contemplated by this Agreement shall also be subject to the fulfillment of each of the following conditions precedent on or before the Effective Date (each of which is for the exclusive benefit of Tilray and may be waived by Tilray in whole or in part at any time):

(a)

all covenants of Aphria under this Agreement to be performed on or before the Effective Date which have not been waived by Tilray shall have been duly performed by Aphria in all material respects, and Tilray shall have received a certificate of Aphria addressed to Tilray and dated the Effective Date, signed on behalf of Aphria by a senior executive officer of Aphria, confirming the same as at the Effective Date;

(b)

(i) the representations and warranties of Aphria set forth in Section 2 of Schedule “C” [Capital Structure], Section 1 of Schedule “C” [Organization, Good Standing and Qualification] and Section 3 of Schedule “C” [Corporate Authority; Approval] shall be true and correct in all respects as of the date of this Agreement and as of the Effective Date as if made on and as of the Effective Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except for such failures to be so true and correct that are de minimis; (ii) the representations and warranties of Aphria set forth in Section 1(b) of Schedule “C” [Subsidiaries] shall be true and correct in all material respects (disregarding for such purposes any materiality or Material Adverse Effect qualification contained in any such representation or warranty) as of the date of this Agreement and as of the Effective Date as if made on and as of the Effective Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date); and (iii) all other representations and warranties made by Aphria in this Agreement shall be true and correct in all respects (disregarding for such purpose any materiality or Material Adverse Effect qualification contained in any such representation or warranty) as of the date of this Agreement and as of the Effective Date as if made on and as of the Effective Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except in the case of this clause (iii) where any failure or failures of any such other representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect in respect of Aphria; and Tilray shall have received a certificate of Aphria addressed to Tilray and dated the Effective Date, signed on behalf of Aphria by a senior executive officer of Aphria, confirming the same as of the Effective Date; and

(c)	since the date of this Agreement, there shall not have occurred, or have been disclosed to the public (if previously undisclosed to the public) any Material Adverse Effect in respect of Aphria.

Section 6.3 Additional Conditions Precedent to the Obligations of Aphria

The obligations of Aphria to complete the transactions contemplated by this Agreement shall also be subject to the fulfillment of each of the following conditions precedent on or before the Effective Date (each of which is for the exclusive benefit of Aphria and may be waived by Aphria in whole or in part at any time):

(a)

all covenants of Tilray under this Agreement to be performed on or before the Effective Date which have not been waived by Aphria shall have been duly performed by Tilray in all material respects, and Aphria shall have received a certificate of Tilray, addressed to Aphria and dated the Effective Date, signed on behalf of Tilray by a senior executive officer of Tilray, confirming the same as of the Effective Date;

(b)

(i) the representations and warranties of Tilray set forth in Section 2 of Schedule “D” [Capital Structure], Section 4.1(1)(c) [Organization and Qualification] and Section 3 of Schedule “D” [Corporate Authority; Approval] shall be true and correct in all respects as of the date of this Agreement and as of the Effective Date as if made on and as of the Effective Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except for such failures to be so true and correct that are de minimis; (ii) the representations and warranties of Tilray set forth in Section 1(b) of Schedule “D” [Subsidiaries] of shall be true and correct in all material respects (disregarding for such purposes any materiality or Material Adverse Effect qualification contained in any such representation or warranty) as of the date of this Agreement and as of the Effective Date as if made on and as of the Effective Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date); and (iii) all other representations and warranties made by Tilray in this Agreement shall be true and correct in all respects (disregarding for such purpose any materiality or Material Adverse Effect qualification contained in any such representation or warranty) as of the date of this Agreement and as of the Effective Date as if made on and as of the Effective Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except in the case of this clause (iii) where any failure or failures of any such other representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect in respect of Tilray; and Aphria shall have received a certificate of Tilray addressed to Aphria and dated the Effective Date, signed on behalf of Tilray by a senior executive officer of Tilray, confirming the same as of the Effective Date;

(c)	since the date of this Agreement, there shall not have occurred, or have been disclosed to the public (if previously undisclosed to the public) any Material Adverse Effect in respect of Tilray;

(d)	Tilray shall have complied with its obligations under Section 2.11 and the Depositary shall have confirmed receipt of the Consideration Shares contemplated thereby;

(e)	The Revised Tilray Organizational Documents shall have been filed and become effective; and

(f)

Aphria shall have received evidence satisfactory to it, acting reasonably, that the actions required to be taken by Tilray pursuant to Section 6.6 with effect as of and from the Effective Time shall have been taken by Tilray.

Section 6.4 Satisfaction of Conditions

The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 shall be conclusively deemed to have been satisfied, waived or released upon the issuance of the Certificate of Arrangement.

Section 6.5 Notice and Cure Provisions

(1)

Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement and the Effective Time of any event or state of facts which occurrence or failure would, or would reasonably be expected to:

(a)	cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any material respect; or

(b)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Party hereunder prior to the Effective Time.

in each case to the extent that the conditions in Section 6.2(a) and Section 6.2(b), in the case of Aphria’s representations, warranties and covenants, and Section 6.3(a) and Section 6.3(b), in the case of Tilray’s representations, warranties and covenants, would not be capable of being satisfied at any time from the date hereof until the Effective Date.

(2)

Tilray may not exercise its rights to terminate this Agreement pursuant to Section 7.2(1)(c)(iii) and Aphria may not exercise its right to terminate this Agreement pursuant to Section 7.2(1)(d)(iii) unless the Party intending to rely thereon has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfilment of the applicable condition or for the applicable termination right, as the case may be. If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured, no Party may terminate this Agreement until the earlier of (a) the Outside Date and (b) the date that is ten Business Days from such notice, and then only if such matter has not been cured by such date. If such notice has been delivered prior to the making of the application for the Final Order or the Aphria Meeting or the Tilray Meeting, such application and/or meetings shall be postponed, if and to the extent necessary, until the expiry of such period.

Section 6.6 Governance

Tilray shall take all necessary actions to ensure that, at the Effective Time, (i) the Tilray Board shall be comprised of nine (9) directors. The members of the Tilray Board, the Chairperson of the Board and the Chief Executive Officer of Tilray shall be as set out in Schedule “E” and each shall have obtained security clearances as required by applicable Law. The Parties agree to work cooperatively to implement the foregoing including by providing any information required by Law with respect to the foregoing individuals for inclusion in the Tilray Proxy Statement, to the extent required, no later than five (5) Business Days’ prior to the required mailing of the Tilray Proxy Statement and Tilray shall obtain such staggered resignations and pass any such resolutions of the Tilray Board, and take all other actions, as may be required to ensure that, at the Effective Time, the Tilray Board is comprised of the nine directors contemplated in Schedule “E”. Tilray covenants and agrees that it will not agree to amend, modify, terminate or waive any provision of the Tilray CEO Resignation Agreement without the prior written consent of Aphria.

ARTICLE 7

TERM, TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

Section 7.2 Termination

(1)	This Agreement may be terminated at any time prior to the Effective Date:

(a)	by mutual written agreement of the Parties; or

(b)	by either Party, if:

(i)

the Effective Date shall not have occurred on or before the Outside Date, except that the right to terminate this Agreement under this Section 7.2(1)(b) shall not be available to any Party whose failure to fulfill any of its obligations or its breach of any of its representations and warranties under this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to occur by the Outside Date;

(ii)

after the date hereof, there shall be enacted or made any Law or there shall exist any Order that makes consummation of the Arrangement illegal or otherwise restricts, prohibits or enjoins Aphria or Tilray from consummating the Arrangement and such Law or Order shall have become final and non-appealable, provided that the Party seeking to terminate this Agreement under this Section 7.2(1)(b)(ii) shall have used its commercially reasonable efforts to, as applicable, appeal or overturn such Law or otherwise have prevented the entry of or remove or lift such Order and shall not otherwise be in material breach of this Agreement;

(iii)	the Arrangement Resolution shall not have been passed by the Aphria Shareholders at the Aphria Meeting in accordance with the Interim Order; or

(iv)	the Tilray Resolutions shall not have been passed by the Tilray Shareholders at the Tilray Meeting in accordance with Law; or

(c)	by Tilray, if:

(i)

the Aphria Board (or any committee thereof) (A) fails to unanimously recommend or withdraws, amends, modifies or qualifies (or proposes publicly to withdraw, amend, modify or qualify), in a manner adverse to Tilray, the Aphria Board Recommendation, (B) accepts, approves, endorses or recommends, or publicly proposes to accept, approve, endorse or recommend an Acquisition Proposal or takes no position or remains neutral, in each case, with respect to a publicly announced or otherwise publicly disclosed Acquisition Proposal for more than five Business Days (or beyond the third Business Day prior to the Aphria Meeting, if sooner), (C) accepts, approves, executes or enters into, or causes Aphria or any of its Subsidiaries to accept, approve, execute or enter into, or publicly proposes to accept, approve, execute or enter into, or to cause Aphria or any of its Subsidiaries to accept, approve, execute or enter into, any agreement, letter of intent, agreement in principle, agreement, arrangement or understanding in respect of an Acquisition Proposal (other than a confidentiality and standstill agreement contemplated under Section 5.3(1)(d)), (D) fails to affirm publicly and without qualification the Aphria Board Recommendation within five (5) Business Days following the public announcement of an Acquisition Proposal in respect of Aphria and the written request by Tilray to provide such reaffirmation, provided that if such request is made fewer than five (5) Business Days prior to the Aphria Meeting, then, notwithstanding the foregoing, the Aphria Board in receipt of such request shall have to make such affirmation as soon as practicable prior to the Aphria Meeting, it being further agreed that no such request for such affirmation shall be made except once per publicly announced Acquisition Proposal or material modification of such Acquisition Proposal, or (E) resolves to take any of the prohibited actions above (each, being an “Aphria Change in Recommendation”);

(ii)

prior to the approval by the Tilray Shareholders of the Tilray Resolutions, the Tilray Board authorizes Tilray to enter into a written agreement (other than a confidentiality agreement permitted by and in accordance with Section 5.3(1)(d)) with respect to a Superior Proposal in accordance with Section 5.4, provided Tilray is then in compliance with Article 5 in all material respects and that prior to or concurrent with such termination Tilray pays the Tilray Termination Amount in accordance with Section 7.3;

(iii)

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Aphria under this Agreement occurs that would cause any condition in Section 6.2(a) [Aphria Covenants Condition] or Section 6.2(b) [Aphria Reps and Warranties Condition] not to be satisfied, and such breach or failure is incapable of being cured on or prior to the Outside Date or is not cured in accordance with the terms of Section 6.5(2), provided that any Wilful Breach shall be deemed incapable of being cured; provided that Tilray is not then in breach of this Agreement so as to cause any condition in Section 6.3(a) [Tilray Covenants Condition] or Section 6.3(b) [Tilray Reps and Warranties Condition] not to be satisfied;

(iv)	Aphria breaches Article 5 in any material respect; or

(v)	after the date of this Agreement, there shall occur or be disclosed to the public (if previously undisclosed to the public) any Material Adverse Effect in respect of Aphria; or

(d)	by Aphria, if:

(i)

the Tilray Board (or any committee thereof) (A) fails to unanimously recommend or withdraws, amends, modifies or qualifies (or proposes publicly to withdraw, amend, modify or qualify), in a manner adverse to Aphria, the Tilray Board Recommendation, (B) accepts, approves, endorses or recommends, or publicly proposes to accept, approve, endorse or recommend an Acquisition Proposal or takes no position or remains neutral, in each case, with respect to a publicly announced or otherwise publicly disclosed Acquisition Proposal for more than five Business Days (or beyond the third Business Day prior to the Aphria Meeting, if sooner), (C) accepts, approves, executes or enters into, or causes Tilray or any of its Subsidiaries to accept, approve, execute or enter into, or publicly proposes to accept, approve, execute or enter into, or to cause Tilray or any of its Subsidiaries to accept, approve, execute or enter into, any agreement, letter of intent, agreement in principle, agreement, arrangement or understanding in respect of an Acquisition Proposal (other than a confidentiality and standstill agreement contemplated under Section 5.3(1)(d)), (D) fails to affirm publicly and without qualification the Tilray Board Recommendation within five (5) Business Days following the public announcement of any Acquisition Proposal in respect of Tilray and the written request by Aphria to provide such reaffirmation, provided that if such request is made fewer than five (5) Business Days prior to the Tilray Meeting, then, notwithstanding the foregoing, the Aphria Board in receipt of such request shall have make such affirmation as soon as practicable prior to the Tilray Meeting, it being further agreed that no such request for such affirmation shall be made except once per publicly announced Acquisition Proposal or material modification of such Acquisition Proposal, or (E) resolves to take any of the prohibited actions above (each, being an “Tilray Change in Recommendation”);

(ii)

prior to the approval by the Aphria Shareholders of the Arrangement Resolution, the Aphria Board authorizes Aphria to enter into a written agreement (other than a confidentiality agreement permitted by and in accordance with Section 5.3(1)(d)) with respect to a Superior Proposal in accordance with Section 5.4, provided Aphria is then in compliance with Article 5 in all material respects and that prior to or concurrent with such termination Aphria pays the Aphria Termination Amount in accordance with Section 7.3;

(iii)

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Tilray under this Agreement occurs that would cause any condition in Section 6.3(a) [Tilray Covenants Condition] or Section 6.3(b) [Tilray Reps and Warranties Condition] not to be satisfied, and such breach or failure is incapable of being cured on or prior to the Outside Date or is not cured in accordance with the terms of Section 6.5(2), provided that any Wilful Breach shall be deemed incapable of being cured; provided that Aphria is not then in breach of this Agreement so as to cause any condition in Section 6.2(a) [Aphria Covenants Condition] or Section 6.2(b) [Aphria Reps and Warranties Condition] not to be satisfied;

(iv)	Tilray breaches Article 5 in any material respect; or

(v)	after the date of this Agreement, there shall occur or be disclosed to the public (if previously undisclosed to the public) any Material Adverse Effect in respect of Tilray.

(2)

The Party desiring to terminate this Agreement pursuant to this Section 7.2 (other than pursuant to Section 7.2(1)(a)) shall give written notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

(3)

If this Agreement is terminated pursuant to Section 7.1 (as a result of the Effective Time occurring) or Section 7.2, this Agreement shall become void and of no effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party hereto except that: (a) in the event of termination under Section 7.1 (as a result of the Effective Time occurring), this paragraph, Section 4.6 and Section 6.6 shall survive for a period of six years following such termination; and (b) in the event of termination under Section 7.2, this paragraph, Section 4.6, Section 7.3, Section 7.4 and Article 8 and the provisions of the Confidentiality Agreement shall survive, and provided further that, notwithstanding anything to the contrary contained in this Agreement, no Party shall be relieved of any liability for any Wilful Breach by it of this Agreement.

Section 7.3 Termination Amounts

(1)

Tilray shall be entitled to the Aphria Termination Amount upon the occurrence of any of the following events (each a “Aphria Termination Amount Event”) which shall be paid by Aphria to Tilray, in consideration for the disposition of Tilray’s rights under this Agreement, within the time specified below in respect of each such Aphria Termination Amount Event:

(a)

this Agreement is terminated by Tilray pursuant to Section 7.2(1)(c)(i) [Aphria Change in Recommendation] or Section 7.2(1)(c)(iv) [Aphria Material Breach of Article 5], in which case the Aphria Termination Amount shall be paid on the second Business Day following such termination; or

(b)

this Agreement is terminated by Aphria pursuant to Section 7.2(1)(d)(ii) [Aphria Superior Proposal], in which case the Aphria Termination Amount shall be paid prior to or concurrent with such termination; or

(c)

this Agreement is terminated by either Party pursuant to Section 7.2(1)(b)(iii) [No Aphria Shareholder Approval] or is terminated by Tilray pursuant to Section 7.2(1)(c)(iii) [Aphria Breach of Representation or Covenant] on the basis of a Wilful Breach but only if,

(i)

prior to such termination, an Acquisition Proposal in respect of Aphria is publicly announced or otherwise publicly disclosed by any person or persons (other than Tilray and its Subsidiaries) or any person or persons (other than Tilray or any of its Subsidiaries) shall have publicly announced an intention to make an Acquisition Proposal in respect of Aphria; and

(ii)

within 12 months following the date of such termination, (1) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above) with respect to Aphria is consummated or (2) Aphria or one or more of its Subsidiaries, directly or indirectly, in one or more transactions, enters into a Contract in respect of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above) and such Acquisition Proposal is later consummated (whether or not within 12 months after such termination), in which case the Aphria Termination Amount shall be payable on or prior to consummation of the applicable transaction referred to therein. For purposes of this Section 7.3(1)(c), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 1.1, except that the references to “20%” therein shall be deemed to be references to “50%”.

(2)

Aphria shall be entitled to the Tilray Termination Amount upon the occurrence of any of the following events (each an “Tilray Termination Amount Event”) which shall be paid by Tilray to Aphria, in consideration for the disposition of Aphria’s rights under this Agreement, within the time specified below in respect of each such Tilray Termination Amount Event:

(a)

this Agreement is terminated by Aphria pursuant to Section 7.2(1)(d)(i) [Tilray Change in Recommendation] or Section 7.2(1)(d)(iv) [Tilray Material Breach of Article 5], in which case the Tilray Termination Amount shall be paid on the second Business Day following such termination; or

(b)

this Agreement is terminated by Tilray pursuant to Section 7.2(1)(c)(ii) [Tilray Superior Proposal], in which case the Tilray Termination Amount shall be paid prior to or concurrent with such termination; or

(c)

this Agreement is terminated by either Party pursuant to Section 7.2(1)(b)(iv) [No Tilray Shareholder Approval] or is terminated by Aphria pursuant to Section 7.2(1)(d)(iii) [Tilray Breach of Representation or Covenant] on the basis of a Wilful Breach but only if,

(i)

prior to such termination, an Acquisition Proposal in respect of Tilray is publicly announced or otherwise publicly disclosed by any person or persons (other than Aphria and its Subsidiaries) or any person or persons (other than Aphria or any of its Subsidiaries) shall have publicly announced an intention to make an Acquisition Proposal in respect of Tilray; and

(ii)

within 12 months following the date of such termination, (1) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above) with respect to Tilray is consummated or (2) Tilray or one or more of its Subsidiaries, directly or indirectly, in one or more transactions, enters into a Contract in respect of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above) and such Acquisition Proposal is later consummated (whether or not within 12 months after such termination), in which case the Tilray Termination Amount shall be payable on or prior to consummation of the applicable transaction referred to therein. For purposes of this Section 7.3(2)(c), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 1.1, except that the references to “20%” therein shall be deemed to be references to “50%”.

(3)

The Aphria Termination Amount or the Tilray Termination Amount, as applicable, shall be payable by the Party required to pay such fee by wire transfer in immediately available funds to an account specified by the Party to whom such fee is payable.

(4)

Each of the Parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated in this Agreement and that, without those agreements, the Parties would not enter into this Agreement. The Parties further acknowledge and agree that the Aphria Termination Amount or the Tilray Termination Amount, as applicable, (i) is a payment of liquidated monetary damages which are a genuine pre-estimate of the damages which the Party entitled to receive such fee will suffer or incur as a result of the cancellation, termination and disposition of all rights and obligations with respect to the direct or indirect acquisition of Aphria by Tilray in the circumstances in which the Aphria Termination Amount or the Tilray Termination Amount, as applicable, is payable, (ii) represents consideration for the disposition by the payee of its rights under this Agreement, (iii) that such payment is not for lost profits or a penalty, and (iv) that no Party shall take any position inconsistent with the foregoing. Each of the Parties irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive. Subject to Section 7.2(3), each of the Parties hereby acknowledges and agrees that, upon any termination of this Agreement as permitted under Section 7.2 under circumstances where a Party is entitled to the Aphria Termination Amount or the Tilray Termination Amount, as applicable, and such Aphria Termination Amount or Tilray Termination Amount, as applicable, is paid in full to such Party, the Party to whom such fee has been paid shall be precluded from any other remedy against the other Party at law or in equity or otherwise and in any such case it shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Party who has paid such fee or any of its Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates in connection with this Agreement or the transactions contemplated hereby.

(5)

Nothing in this Section 7.3 shall preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or otherwise to obtain specific performance of any such covenants or agreement, and any requirement for securing or posting of any bond in connection with the obtaining of any such injunction or specific performance is hereby being waived.

Section 7.4 Fees and Expenses

(1)

Except as otherwise provided herein, each Party shall pay all fees, costs and expenses incurred by such Party in connection with this Agreement and the Arrangement. The Parties shall share equally any filing fees and applicable Taxes payable for or in respect of any application, notification or other filing made in respect of any regulatory process in respect of the transactions contemplated by the Arrangement.

(2)

In the event this Agreement was terminated pursuant to Section 7.2(1)(b)(iv) [No Tilray Shareholder Approval], Tilray will pay to Aphria, and Aphria will be entitled to, its Transaction Expenses (for the avoidance of doubt, unless the Tilray Termination Amount is otherwise payable pursuant to this Section 7.3(2)), in which case the Aphria’s Transaction Expenses will be paid no later than the second Business Day following such termination; provided that if Aphria also fails to obtain approval of the Arrangement Resolution Aphria’s Transaction Expenses shall not be payable by Tilray hereunder.

(3)

In the event this Agreement was terminated pursuant to Section 7.2(1)(b)(iv) [No Aphria Shareholder Approval], Aphria will pay to Tilray, and Tilray will be entitled to, its Transaction Expenses (for the avoidance of doubt, unless the Aphria Termination Amount is otherwise payable pursuant to this Section 7.3(1)), in which case the Tilray’s Transaction Expenses will be paid no later than the second Business Day following such termination; provided that if Tilray also fails to obtain approval of the Tilray Resolutions Tilray’s Transaction Expenses shall not be payable by Aphria hereunder.

Section 7.5 Amendment

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of Aphria Meeting and the Tilray Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, and any such amendment may, subject to the Interim Order and the Final Order and Law, without limitation:

(1)	change the time for performance of any of the obligations or acts of the Parties;

(2)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(3)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and/or

(4)	waive compliance with or modify any mutual conditions precedent herein contained.

ARTICLE 8

GENERAL PROVISIONS

Section 8.1 Privacy

(1)

Each Party shall comply with applicable privacy Laws in the course of collecting, using and disclosing personal information about an identifiable individual (the “Transaction Personal Information”). Neither Party shall disclose Transaction Personal Information to any person other than to its advisors who are evaluating and advising on the transactions contemplated by this Agreement. If the Arrangement is consummated, neither Party shall, following the Effective Date, without the consent of the individuals to whom such Transaction Personal Information relates or as permitted or required by applicable Law, use or disclose Transaction Personal Information:

(a)	for purposes other than those for which such Transaction Personal Information was collected prior to the Effective Date; and

(b)	which does not relate directly to the carrying on the business of such Party or to the carrying out of the purposes for which the transactions contemplated by this Agreement were implemented.

(2)

Each Party shall protect and safeguard the Transaction Personal Information against unauthorized collection, use or disclosure. Each Party shall cause its advisors to observe the terms of this Section 8.1 and to protect and safeguard Transaction Personal Information in their possession. If this Agreement shall be terminated, each Party shall promptly deliver to other Party all Transaction Personal Information in its possession or in the possession of any of its advisors, including all copies, reproductions, summaries or extracts thereof.

Section 8.2 Notices

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or e-mail transmission, or as of the following Business Day if sent by prepaid overnight courier, to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other given in accordance with these provisions):

(1)	if to Tilray:

Tilray, Inc.

495 Wellington Street West

Unit 250

Toronto, ON M5V 1G1

Attention: Dara Redler

Email: [REDACTED]

with a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP

595 Burrard Street, Suite 2600

Vancouver, BC V7X 1L3

Attention: Kathleen Keilty

Email: kathleen.keilty@blakes.com

and to

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304-1130

Attention: Steve Tonsfeldt

Email: stonsfeldt@cooley.com

(2)	if to Aphria:

Aphria Inc.

1 Adelaide Street East, Suite 2310

Toronto, ON

M5C 2V9

Attention: Christelle Gedeon, Chief Legal Officer

Email: [REDACTED]

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

1251 Avenue of the Americas

25th Floor

New York, NY 10020

Attention: Christopher P. Giordano

Email: christopher.giordano@us.dlapiper.com

and to

DLA Piper (Canada) LLP

1 First Canadian Place, Suite 6000

100 King Street West, PO Box 367

Toronto, ON M5X 1E2

Attention: Russel W. Drew

Email: russel.drew@dlapiper.com

and to

Fasken Martineau DuMoulin LLP

Bay Adelaide Centre

333 Bay Street, Suite 2400

Toronto, ON M5H 2T6

Attention: Bradley Freelan / Alex Nikolic

Email: bfreelan@fasken.com / anikolic@fasken.com

Section 8.3 Third Party Beneficiaries

(1)

Except as provided in Section 4.6, which, without limiting its terms, is intended as stipulations for the benefit of the third persons mentioned in such provisions (such third persons referred to in this Section 8.3 as the “Indemnified Persons”) and except for the rights granted to the Tilray Nominees in Schedule “E” hereof, each of the Parties intend that this Agreement will not benefit or create any right or cause of action in favour of any person, other than the Parties and that no person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

(2)

Despite the foregoing, each of the Parties acknowledges to each of the Indemnified Persons their direct rights against each of them under Section 4.6 and to the Tilray Nominees their direct rights under Schedule “E” hereof, as applicable, which are intended for the benefit of, and shall be enforceable by, each Indemnified Person and the Tilray Nominees, as applicable, his or her heirs and his or her legal representatives, and for such purpose, each Party confirms that it is acting as trustee and/or agent on their behalf, and agrees to enforce such provisions on their behalf.

Section 8.4 Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in the Plan of Arrangement without any further act or formality, each of the Parties to this Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out therein.

Section 8.5 Governing Law

This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the Province of Ontario situated in the City of Toronto in respect of all matters arising under and in relation to this Agreement and waives objection to venue of any proceeding in such court or that such court provides an inconvenient forum.

Section 8.6 Injunctive Relief

Subject to Section 7.3, the Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement, and any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief is hereby being waived, this being in addition to any other remedy to which the Parties may be entitled at law or equity.

Section 8.7 Time of Essence

Time shall be of the essence in this Agreement.

Section 8.8 Entire Agreement, Binding Effect and Assignment

This Agreement (including the exhibits and schedules hereto, Aphria Disclosure Letter and the Tilray Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as expressly provided herein, this Agreement is not intended to and shall not confer upon any person other than the Parties any rights or remedies hereunder. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either of the Parties without the prior written consent of the other Party.

Section 8.9 Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.10 No Liability

No director or officer of a Party or of any of its affiliates shall have any personal liability whatsoever to the other Party under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of a Party.

Section 8.11 Rules of Construction

The Parties to this Agreement waive the application of any Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the Party drafting such agreement or other document.

Section 8.12 Counterparts, Execution

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

* * * * * * *

IN WITNESS WHEREOF the Parties have executed this Arrangement Agreement on the date first written above.

APHRIA INC.

By:	/s/ Carl Merton
Authorized Signing Officer

TILRAY, INC.

By:	/s/ Brendan Kennedy
Authorized Signing Officer

[Signature Page to Arrangement Agreement]

SCHEDULE “A”

PLAN OF ARRANGEMENT

UNDER THE PROVISIONS OF SECTION 182

OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

ARTICLE 1

INTERPRETATION

Section 1.1 Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context clearly inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of those terms shall have corresponding meanings:

(1)	“2016 Aphria Warrants” means 200,000 warrants issued by Aphria expiring September 26, 2021;

(2)	“Aphria” means Aphria Inc. a company incorporated under the laws of the Province of Ontario;

(3)

“Aphria Dissenting Shareholder” means a registered holder of Aphria Shares who has duly and validly exercised the Dissent Rights in respect of the Arrangement Resolution in strict compliance with the Dissent Rights and who has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights;

(4)	“Aphria DSUs” means the deferred share units of Aphria issued pursuant to the Aphria Omnibus Incentive Plan;

(5)	“Aphria Omnibus Incentive Plan” means the omnibus long-term incentive plan of Aphria approved at the annual and special meeting of Aphria Shareholders held on November 2, 2018;

(6)	“Aphria Options” means the outstanding options, if any, to purchase Aphria Shares issued pursuant to the Aphria Benefit Plans;

(7)	“Aphria RSUs” means the restricted share units issued to eligible participants under the Aphria Omnibus Incentive Plan;

(8)	“Aphria Securityholders” means the holders of Aphria Shares, Aphria DSUs, Aphria Options, Aphria RSUs and Aphria Warrants;

(9)	“Aphria Shares” means the common shares in the capital of Aphria, each entitling the holder thereof to one (1) vote per share at shareholder meetings of Aphria;

(10)	“Aphria Warrant Indenture” means the common share purchase warrant indenture dated January 30, 2020 between Aphria and Computershare Trust Company of Canada;

(11)	“Aphria Warrants” means collectively, the 2016 Aphria Warrants and 7,022,472 warrants issued by Aphria expiring January 30, 2022;

(12)

“Arrangement” means the arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of the Arrangement Agreement or made at the direction of the Court in the Final Order with the consent of Aphria and Tilray, each acting reasonably;

(13)

“Arrangement Agreement” means the agreement made as of December 15, 2020 between Aphria and Tilray, including the schedules thereto, together with the Aphria Disclosure Letter and the Tilray Disclosure Letter, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms;

(14)	“Arrangement Resolution” means the special resolution approving the Arrangement passed by the Aphria Shareholders at the Meeting;

(15)

“Articles of Arrangement” means the articles of arrangement of Aphria in respect of the Arrangement, required by the OBCA to be sent to the Director after the Final Order is made, which will be in form and content satisfactory to Aphria and Tilray, each acting reasonably;

(16)

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major commercial banking institutions in Toronto, Ontario or New York, New York are required by Law to be closed for business;

(17)	“Certificate of Arrangement” means the certificate of arrangement giving effect to the Arrangement, issued by the Director pursuant to the OBCA after the Articles of Arrangement have been filed;

(18)	“Code” means the United States Internal Revenue Code of 1986, as amended;

(19)	“Court” means the Ontario Superior Court of Justice (Commercial List) or any other court with jurisdiction to consider and issue the Interim Order and the Final Order;

(20)	“Depositary” means Odyssey Trust or such other depositary as may be agreed upon by the Parties acting reasonably;

(21)	“Director” means the Director appointed under section 278 of the OBCA;

(22)	“Dissent Rights” means the rights of dissent of registered Aphria Shareholders in respect of the Arrangement described in Article 4 of this Plan of Arrangement;

(23)	“Dissenting Shares” means the Aphria Shares held by Aphria Dissenting Shareholders in respect of which such Aphria Dissenting Shareholders have given Notice of Dissent;

(24)	“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

(25)	“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date or such other time as the Parties agree in writing before the Effective Date;

(26)	“Exchange Ratio” means 0.8381;

(27)

“Final Order” means the order of the Court in a form acceptable to Aphria and Tilray, each acting reasonably, approving the Arrangement under section 182(5) of the OBCA, as such order may be affirmed, amended, modified, supplemented or varied by the Court at any time prior to the Effective Date or, if appealed and a stay of the final order is obtained pending appeal, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or amended on appeal;

(28)

“holder” means, when used with reference to any securities of Aphria, the holder of such securities shown from time to time in the central securities register maintained by or on behalf of Aphria in respect of such securities;

(29)

“Interim Order” means the interim order of the Court pursuant to Section 182(5) of the OBCA in a form acceptable to Aphria and Tilray, each acting reasonably, providing for, among other things, the calling and holding of the Meeting, as such order may be amended, modified, supplemented or varied by the Court with the consent of Aphria and Tilray, each acting reasonably, at any time prior to the Final Order or, if appealed and a stay of the final order is obtained pending appeal, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

(30)	“In-The-Money Amount” in respect of an option means the amount, if any, by which the fair market value at that time of the securities subject to the option exceeds the exercise price of the option;

(31)

“Law” means any and all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, notices, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations or awards, decrees or other requirements of any Governmental Entity having the force of law and any legal requirements arising under the common law or principles of law or equity and the term “applicable” with respect to such Laws and, in the context that refers to any Person, means such Laws as are applicable at the relevant time or times to such Person or its business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over such Person or its business, undertaking, property or securities;

(32)	“Letter of Transmittal” means the letter of transmittal to be delivered by the Shareholders to the Depositary as described therein;

(33)

“Lien” means any mortgage, deed of trust, charge, pledge, hypothec, security interest, easement, right of way, zoning restriction, lien (statutory or otherwise), or other third party encumbrance, in each case, whether contingent or absolute;

(34)

“Meeting” means the special meeting of the Aphria Shareholders, including any adjournment or postponement thereof, called and held in accordance with the Interim Order for the purpose of approving the Arrangement Resolution;

(35)

“Notice of Dissent” means a notice of dissent duly and validly given by a registered holder of Aphria Shares exercising Dissent Rights as contemplated in the Interim Order and as described in Article 4;

(36)	“OBCA” means the Business Corporations Act (Ontario) and all regulations made thereunder, as promulgated or amended from time to time;

(37)	“Parties” means Aphria and Tilray;

(38)

“Plan of Arrangement” means this plan of arrangement, subject to any amendments or variations to such plan made in accordance with this Agreement or made at the direction of the Court in the Final Order with the consent of Aphria and Tilray, each acting reasonably;

(39)	“Share Consideration” means, for each Aphria Share, 0.8381 Tilray Shares;

(40)	“Shareholders” means the registered and/or beneficial holders of Aphria Shares, as the context requires;

(41)	“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as may be amended from time to time;

(42)	“Tilray” means Tilray, Inc., a corporation incorporated under the laws of the State of Delaware;

(43)

“Tilray Plan” means the amended and restated 2018 equity incentive plan of Tilray, dated February 5, 2018, as amended and restated on May 21, 2018, and following the Effective Time, shall mean the Amended Tilray Omnibus Plan;

(44)	“Tilray Shares” means the Class 2 common stock of Tilray; and

(45)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

Any capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Arrangement Agreement. In addition, words and phrases used herein and defined in the OBCA and not otherwise defined herein or in the Arrangement Agreement shall have the same meaning herein as in the OBCA unless the context otherwise clearly requires.

Section 1.2 Interpretation Not Affected by Headings

The division of this Plan of Arrangement into Articles, Sections, paragraphs and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article”, “Section” or “paragraph” followed by a number and/or a letter refer to the specified Article, Section or paragraph of this Plan of Arrangement.

Section 1.3 Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise clearly requires, words used herein importing the singular include the plural and vice versa; words imparting any gender shall include all genders and the neuter gender; and words imparting persons shall include individuals, partnerships, limited liability companies, associations, corporations, funds, unincorporated organizations, governments, regulatory authorities and other entities.

Section 1.4 Date of Any Action

If any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, then such action shall be required to be taken on the next succeeding day which is a Business Day.

Section 1.5 Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein or in the Letter of Transmittal and Election Form refer to the local time of Aphria (being the time in Toronto, Ontario) unless otherwise stipulated herein or therein.

Section 1.6 Statutory References

Unless otherwise indicated, references in this Plan of Arrangement to any statute include all regulations made pursuant to such statute and the provisions of any statute or regulation which amends, supplements or supersedes any such statute or regulation.

Section 1.7 Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada, and “$” refers to Canadian dollars. All references in this Plan of Arrangement to sums of money expressed in lawful money of the United States refers to “US$”.

ARTICLE 2

EFFECT OF THE ARRANGEMENT

Section 2.1 Arrangement Agreement

This Plan of Arrangement is made pursuant to, is subject to the provisions of, and forms a part of the Arrangement Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein. This Plan of Arrangement constitutes an arrangement as referred to in Section 182 of the OBCA.

Section 2.2 Binding Effect

This Plan of Arrangement will become effective commencing at the Effective Time and shall be binding upon Tilray, Aphria, Aphria Securityholders, the Depositary, the transfer agents in respect of the Aphria Shares and the Tilray Shares and all other Persons without any further act or formality required on the part of any Person.

Section 2.3 Transfers Free and Clear

Any transfer of securities pursuant to this Plan of Arrangement shall be free and clear of all Liens, claims and encumbrances.

ARTICLE 3

ARRANGEMENT

Section 3.1 The Arrangement

Commencing at the Effective Time, each of the events set out below shall occur and be deemed to occur in the following sequence, in each case without any further authorization, act or formality on the part of any Person:

(1)	at the Effective Time:

(a)

each Dissenting Share held by an Aphria Dissenting Shareholder who is ultimately determined to be entitled to be paid the fair value of the Dissenting Shares in respect of which such Aphria Dissenting Shareholder has exercised Dissent Rights shall be, and shall be deemed to be, transferred by the holder thereof, without any further act or formality on its part, to Aphria (free and clear of all Liens) and such Aphria Dissenting Shareholder will cease to be the holder thereof or to have any rights as a holder in respect of such Dissenting Share other than the right to be paid the fair value of such Dissenting Share determined and payable in accordance with Article 4; and

(b)

at the same time as the step in Section 3.1(b)(i) occurs, the name of each Aphria Dissenting Shareholder shall be removed from the register of the Aphria Shares and such Dissenting Shares shall be automatically cancelled as of the Effective Date;

(2)	at the same time as the steps in Section 3.1(a) occur:

(a)

each Aphria Share outstanding immediately prior to the Effective Time (other than Dissenting Shares held by Aphria Dissenting Shareholders who are ultimately determined to be entitled to be paid the fair value of their Dissenting Shares as determined in accordance with Article 4), shall be, and shall be deemed to be, transferred by the holder thereof to Tilray (free and clear of all Liens) in exchange for issuance of the Share Consideration;

(b)

at the same time as the step in Section 3.1(b)(i) occurs, the Amended Tilray Omnibus Plan becomes effective and the holder of each Aphria Share transferred to Tilray pursuant to Section 3.1(b)(i) shall cease to be the holder thereof, or to have any rights as a holder thereof other than the right to receive the Share Consideration issuable in respect of each Aphria Share held pursuant to Section 3.1(b)(i) and shall be removed from the register of the Aphria Shares and legal and beneficial title to each such Aphria Share shall be transferred to Tilray and Tilray will be and be deemed to be the transferee and legal and beneficial owner of such Aphria Share (free and clear of any Liens) and will be entered in the central securities register of Aphria as the sole holder thereof; and

(c)	Tilray will be the holder of all of the outstanding Aphria Shares;

(3)	immediately after the steps in Section 3.1(b) occur:

(a)

each Aphria Option, to the extent it has not been exercised as of the Effective Date, will be exchanged by the holder thereof, without any further act or formality and free and clear of all Liens, for a stock option (a “Replacement Option”) to purchase a number of Tilray Shares equal to the product of the Exchange Ratio, rounded down to two decimal places, multiplied by the number of Aphria Shares issuable on exercise of such Aphria Option immediately prior to the Effective Time (rounded down to the next whole number of Tilray Shares) for an exercise price per Tilray Share (rounded up to the nearest whole cent) equal to the exercise price per share of such Aphria Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded down to two decimal places, and the Aphria Options shall thereupon be cancelled. The term to expiry, conditions to and manner of exercise and other terms and conditions of each of the Replacement Options shall be the same as the terms and conditions of the Aphria Option for which it is exchanged except that such Replacement Options shall be governed by the terms and conditions of the Tilray Plan and, in the event of any inconsistency or conflict the Tilray Plan shall govern. It is intended that subsection 7(1.4) of the Tax Act apply to the exchange of Aphria Options by Aphria Securityholders resident in Canada who acquired Aphria Options by virtue of their employment. Accordingly, and notwithstanding the foregoing, if required, the exercise price of a Replacement Option held by such an Aphria Securityholder will be increased such that the In-The-Money Amount of the Replacement Option immediately after the exchange does not exceed the In-The-Money Amount of the Aphria Option immediately before the exchange. For any Aphria Option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code, it is intended that such exchange will comply with Treasury Regulation Section 1.424(1)(a). For any Aphria Option that is a nonqualified option held by a US taxpayer, it is intended that such exchange will be implemented in a manner intended comply with Section 409A of the Code. Any document previously evidencing the Aphria Option shall thereafter evidence and be deemed to evidence such Replacement Option and no certificates evidencing the Replacement Options shall be issued;

(b)

each Aphria RSU, to the extent it has not been exercised as of the Effective Date, will be exchanged by the holder thereof, without any further act or formality and free and clear of all Liens, for an award of restricted share units granted by Tilray (the “Replacement RSUs”) in respect of a number of Tilray Shares equal to the product of the Exchange Ratio, rounded down to two decimal places, multiplied by the number of Aphria Shares underlying such Aphria RSUs immediately prior to the Effective Time (rounded down to the next whole number of Tilray Shares), and the Aphria RSUs shall thereupon be cancelled. The term to expiry, conditions to and manner of receipt and other terms and conditions of each of the Replacement RSUs shall be the same as the terms and conditions of the Aphria RSU for which it is exchanged except that such Replacement RSU shall be governed by the terms and conditions of the Tilray Plan and, in the event of any inconsistency or conflict the Tilray Plan shall govern. Any document previously evidencing the Aphria RSUs shall thereafter evidence and be deemed to evidence such Replacement RSUs and no certificates evidencing the Replacement RSUs shall be issued. It is intended that subsection 7(1.4) of the Tax Act apply to the exchange of Aphria RSUs by Aphria Securityholders resident in Canada who acquired Aphria RSUs by virtue of their employment;

(c)

each Aphria DSU, to the extent it has not been exercised as of the Effective Date, will be exchanged by the holder thereof, without any further act or formality and free and clear of all Liens, for an award of deferred share units granted by Tilray (the “Replacement DSUs”) in respect of a number of Tilray Shares equal to the product of the Exchange Ratio, rounded down to two decimal places, multiplied by the number of Aphria Shares underlying such Aphria DSUs immediately prior to the Effective Time (rounded down to the next whole number of Tilray Shares), and the Aphria DSUs shall thereupon be cancelled. The term to expiry, conditions to and manner of receipt and other terms and conditions of each of the Replacement DSUs shall be the same as the terms and conditions of the Aphria DSU for which it is exchanged except that such Replacement DSU shall be governed by the terms and conditions of the Tilray Plan and, in the event of any inconsistency or conflict the Tilray Plan shall govern. Any document previously evidencing the Aphria DSUs shall thereafter evidence and be deemed to evidence such Replacement DSUs and no certificates evidencing the Replacement DSUs shall be issued. It is intended that subsection 7(1.4) of the Tax Act apply to the exchange of Aphria DSUs by Aphria Securityholders resident in Canada who acquired Aphria DSUs by virtue of their employment;

(d)

each 2016 Aphria Warrant, to the extent it has not been exercised as of the Effective Date, will be exchanged by the holder thereof, without any further act or formality and free and clear of all Liens, for a warrant (a “Replacement Warrant”) to purchase a number of Tilray Shares equal to the product of the Exchange Ratio, rounded down to two decimal places, multiplied by the number of Aphria Shares issuable on exercise of such Aphria Warrant immediately prior to the Effective Time for an exercise price per Tilray Share equal to the exercise price per share of such Aphria Warrant immediately prior to the Effective Time divided by the Exchange Ratio, rounded down to two decimal places, and rounded up to the nearest whole cent (provided that, if the foregoing calculation results in a Replacement Warrant being exercisable for a fraction of a Tilray Share, then the number of Tilray Shares subject to such Replacement Warrant shall be rounded down to the next whole number of Tilray Shares) and the 2016 Aphria Warrants shall thereupon be cancelled. The term to expiry, conditions to and manner of exercise and other terms and conditions of each of the Replacement Warrants shall be the same as the terms and conditions of the 2016 Aphria Warrant for which it is exchanged. Any document previously evidencing a 2016 Aphria Warrant shall thereafter evidence and be deemed to evidence such Replacement Warrant and no certificates evidencing the Replacement Warrants shall be issued;

(e)

other than the 2016 Aphria Warrants, each Aphria Warrant shall, without any further action on the part of any holder of Aphria Warrant, be continued on the same terms and conditions as were applicable immediately prior to the Effective Time, except that, pursuant to the terms of the Aphria Warrant Indenture, the terms of the Aphria Warrants shall be amended so as to substitute for the Aphria Shares subject to such Aphria Warrants such number of Tilray Shares equal to (A) the number of Aphria Shares subject to the Aphria Warrants immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, rounded down to two decimal places;

(f)

the Aphria Omnibus Incentive Plan and the Aphria Warrant Indenture shall be terminated and, for greater certainty, all rights to receive any securities of the Aphria formerly held by Aphria Securityholders shall be extinguished; and

(4)

no person shall have any rights, liabilities or other obligations in respect of the share capital of Aphria other than Tilray and each holder of Aphria Shares, Aphria Options, Aphria RSUs, Aphria DSUs or 2016 Aphria Warrants outstanding immediately prior to the Effective Time, with respect to each step set out above applicable to such holder, shall be deemed, at the time such step occurs, to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer all Aphria Shares, Aphria Options, Aphria RSUs, Aphria DSUs or 2016 Aphria Warrants held by such holder in accordance with such step.

ARTICLE 4

DISSENT RIGHTS

Section 4.1 Rights of Dissent

(1)

Pursuant to the Interim Order, each registered Shareholder may exercise rights of dissent (“Dissent Rights”) pursuant to and in the manner set forth in Section 185 of the OBCA, as modified by this Article 4 and the Interim Order; provided, however, that written objection to the Arrangement Resolution, in the manner contemplated by Subsection 185(6) of the OBCA, must be sent to and received by Aphria by no later than 4:00 p.m. (Toronto time) on the second Business Day immediately prior to the Meeting. Shareholders who duly exercise such rights of dissent and who:

(a)

are ultimately determined to be entitled to be paid by Aphria, the fair value for Aphria Shares in respect of which they have exercised Dissent Rights will be deemed to have irrevocably transferred such Aphria Shares to Aphria pursuant to Section 3.1(b)(i) in consideration of such fair value and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Aphria Shares; or

(b)

are ultimately not entitled, for any reason, to be paid by Aphria, the fair value for Aphria Shares in respect of which they have exercised Dissent Rights will be deemed to have participated in the Arrangement on the same basis as a Shareholder who has not exercised Dissent Rights, as at and from the time specified in Section 3.1(b)(i) and be entitled to receive only the consideration set forth in Section 3.1(b)(i) that such holder would have received if such holder had not exercised Dissent Rights;

but in no case will Aphria or Tilray or any other person be required to recognize such holders as holders of Aphria Shares after the completion of the steps set forth in Section 3.1(b), and each Aphria Dissenting Shareholder will cease to be entitled to the rights of a Shareholder in respect of Aphria Shares in relation to which such Aphria Dissenting Shareholder has exercised Dissent Rights and the central securities register of Aphria will be amended to reflect that such former holder is no longer the holder of such Aphria Shares as and from the Effective Time and that such Aphria Shares have been cancelled. For greater certainty, and in addition to any other restriction under Section 185 of the OBCA, a Shareholder who has voted, or instructed a proxyholder to vote, in favour of the Arrangement Resolution shall not be entitled to exercise Dissent Rights with respect to the Arrangement.

(2)

For greater certainty in accordance with the OBCA, none of the following are entitled to exercise Dissent Rights: (i) holders of Aphria Options; (ii) holders of Aphria RSUs, (iii) holders of Aphria DSUs, (iv) holders of 2016 Aphria Warrants, and (v) holders of Aphria Shares who vote in favour of the Arrangement Resolution.

ARTICLE 5

DELIVERY OF TILRAY SHARES

Section 5.1 Delivery of Tilray Shares

(1)

Upon return to the Depositary of a properly completed Letter of Transmittal by a registered former Aphria Shareholder together with certificate(s) or a direct registration statement (DRS) Advice representing one or more Aphria Shares that such Aphria Shareholder held immediately before the Effective Time and such additional documents and instruments as the Depositary may reasonably require, the Aphria Shareholder shall be entitled to receive the Share Consideration in accordance with Section 3.1(b) hereof and the holder of such surrendered certificate or DRS Advice shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Time, certificate(s) or DRS Advice recorded on a book-entry basis representing the Tilray Shares that such holder is entitled to receive in accordance with Section 3.1(b) hereof.

(2)

After the Effective Time and until surrendered for cancellation as contemplated by Section 5.1(a) hereof, each certificate or DRS Advice, if any, that immediately prior to the Effective Time represented one or more Aphria Shares shall be deemed at all times to represent only the right to receive in exchange therefor the Share Consideration that the holder of such certificate, if any, is entitled to receive in accordance with Section 3.1(b) hereof.

(3)

For greater certainty, none of the holders of Aphria Options, holders of Aphria RSUs, holders of Aphria DSUs, holders of 2016 Aphria Warrants or Aphria Shareholders shall be entitled to receive any consideration with respect to such Aphria securities other than consideration such holder is entitled to receive in accordance with Section 3.1 and, for greater certainty, no such former holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

Section 5.2 Dividends and Distributions

No dividends or other distributions declared or made after the Effective Time with respect to Tilray Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding Aphria Shares that were exchanged pursuant to Section 3.1(b) unless and until the holder of record of such certificate shall surrender such certificate (or affidavit in accordance with Section 5.5) in accordance with Section 5.1(a). Subject to applicable law, at the time of such surrender of any such certificate (or in the case of clause (B) below, at the appropriate payment date), there shall be paid to the holder of record of the certificates formerly representing whole Aphria Shares, without interest, (A) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to each whole Tilray Share issued to such holder, and (B) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Tilray Share.

Section 5.3 Fractional Shares

In no event shall any holder of Aphria Shares be entitled to a fractional Tilray Share. Where the aggregate number of Tilray Shares to be issued to a holder of Aphria Shares as consideration under this Arrangement would result in a fraction of an Aphria Share being issuable, the number of Tilray Shares to be received by such holder shall be rounded down to the nearest whole Tilray Share.

Section 5.4 Adjustment to Share Consideration

THE NUMBER OF SHARE CONSIDERATION, IF ANY, THAT AN APHRIA SHAREHOLDER IS ENTITLED TO RECEIVE PURSUANT TO SECTION 3.1(B) SHALL BE ADJUSTED TO REFLECT FULLY THE EFFECT OF ANY STOCK SPLIT, REVERSE SPLIT OR STOCK DIVIDEND (INCLUDING ANY DIVIDEND OR DISTRIBUTION OF SECURITIES CONVERTIBLE INTO COMMON SHARES), CONSOLIDATION, REORGANIZATION, RECAPITALIZATION OR OTHER LIKE CHANGE WITH RESPECT TO COMMON SHARES OCCURRING AFTER THE DATE OF THE ARRANGEMENT AGREEMENT AND PRIOR TO THE EFFECTIVE TIME.

Section 5.5 Effective Time Procedures

Following the receipt of the Final Order and prior to the Effective Date, Tilray shall deliver or arrange to be delivered to the Depositary the Tilray Shares required to be issued to the Aphria Shareholders in accordance with the provisions of Section 3.1, which Tilray Shares shall be held by the Depositary as agent and nominee for such Aphria Shareholders for delivery to such Aphria Shareholders in accordance with the provisions of Article 5.

Section 5.6 Loss of Certificates

In the event any certificate which immediately prior to the Effective Time represented any outstanding Aphria Shares that were acquired by the Tilray pursuant to Section 3.1(b) has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the former holder of such Aphria Shares, the Depositary will, in exchange for such lost, stolen or destroyed certificate, deliver to such former holder of Aphria Shares, or make available for pick up at its offices, the Tilray Shares such former holder is entitled to receive in respect of such Aphria Shares pursuant to Section 3.1(b) together with any distributions or dividends which such holder is entitled to receive pursuant to Section 5.2 and less, in each case, any amounts withheld pursuant to Section 5.7. When authorizing such delivery in relation to any lost, stolen or destroyed certificate, the former holder of such Aphria Shares will, as a condition precedent to the delivery of Tilray Shares, give a bond satisfactory to Tilray and the Depositary (acting reasonably) in such sum as Tilray may direct or otherwise indemnify Aphria, Tilray and the Depositary against any claim that may be made against any of them with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 5.7 Extinction of Rights

Any certificate or book-entry advice statements which immediately prior to the Effective Time represented one or more outstanding Aphria Shares that were acquired by Tilray pursuant to Section 3.1(b) which is not deposited with the Depositary in accordance with the provisions of Section 5.1(a) on or before the sixth (6th) anniversary of the Effective Date shall, on the sixth (6th) anniversary of the Effective Date, cease to represent a claim or interest of any kind or nature whatsoever, whether as a securityholder or otherwise and whether against Aphria, Tilray, the Depositary or any other person. On such date, the Share Consideration such former holder of Tilray Shares would otherwise have been entitled to receive, together with any distributions or dividends such holder would otherwise have been entitled to receive pursuant to Section 5.2, shall be deemed to have been surrendered for no consideration to Tilray. Neither Aphria nor Tilray will be liable to any person in respect of any cash or securities (including any cash or securities previously held by the Depositary in trust for any such former holder) which is forfeited to Tilray or delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

Section 5.8 Withholding Rights

Tilray, Aphria or the Depositary, as applicable, shall be entitled to deduct or withhold, from any amounts payable or otherwise deliverable to any person pursuant to the Arrangement or this Agreement (including, without limitation, any payments to Dissenting Aphria Shareholders) such amounts as Tilray, Aphria or the Depositary, as applicable, determines, acting reasonably, are required to be deducted or withheld with respect to such payment or delivery under the Tax Act, the U.S. Tax Code or any provision of any other applicable Laws. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid, provided that such deducted or withheld amounts are actually remitted to the appropriate tax authority. Each of Tilray, Aphria or the Depositary, as applicable, is hereby authorized to sell or otherwise dispose of, on behalf of such person, such portion of any share or other security deliverable to such person as is necessary to provide sufficient funds to Tilray, Aphria or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and Tilray, Aphria or the Depositary shall notify such person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate taxing authority and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such person.

Section 5.9 U.S. Securities Laws Exemption

Notwithstanding any provision herein to the contrary, the parties each agree that the Plan of Arrangement will be carried out with the intention that all Tilray Shares, Replacement Options, Replacement RSUs, Replacement DSUs and Replacement Warrants to be issued by Tilray to Shareholders, holders of Aphria Options, holders of Aphria RSUs, holders of Aphria DSUs and holders of 2016 Aphria Warrants, respectively, in exchange for their Aphria Shares, Aphria Options, Aphria RSUs, Aphria DSUs and 2016 Aphria Warrants, respectively, pursuant to the Plan of Arrangement will be issued and exchanged in reliance on the exemption from the registration requirements of the U.S. Securities Act as provided by Section 3(a)(10) thereof and applicable state securities laws, and pursuant to the terms, conditions and procedures set forth in the Arrangement Agreement.

ARTICLE 6

AMENDMENTS

Section 6.1 Amendments to Plan of Arrangement

(a)

Aphria and Tilray reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification or supplement must be (i) set out in writing, (ii) approved by Aphria and Tilray, (iii) filed with the Court and, if made following the Meeting, approved by the Court, and (iv) communicated to or approved by the Shareholders if and as required by the Court.

(b)

Any amendment, modification or supplement to this Plan of Arrangement pursuant to Section 6.1(a) may be proposed by Aphria at any time prior to the Meeting (provided Tilray shall have consented thereto, such consent not to be unreasonably withheld or delayed) with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Meeting (other than as may be required under the Interim Order), will become part of this Plan of Arrangement for all purposes.

(c)

Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Meeting will be effective only if such amendment, modification or supplement (i) is consented to by each of Aphria and Tilray and (ii) if required by the Court or applicable law, is consented to by Shareholders voting in the manner directed by the Court.

(d)

Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date but shall only be effective if it is consented to by each of Aphria and Tilray provided that such amendment, modification or supplement concerns a matter which, in the reasonable opinion of Aphria and Tilray, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of Aphria and Tilray or any former Aphria Securityholder.

ARTICLE 7

TERMINATION

This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement. Upon the termination of this Plan of Arrangement pursuant to Section 7.2 of the Arrangement Agreement, no Party shall have any liability or further obligation to any other Party hereunder other than as set out in the Arrangement Agreement.

ARTICLE 8

FURTHER ASSURANCES

Section 8.1 Further Assurances

Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties to the Arrangement Agreement will make, do and execute, or cause to be made, done and executed, any such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.

Section 8.2 Paramountcy

From and after the Effective Time:

(1)	this Plan of Arrangement shall take precedence and priority over any and all rights related to the securities of Aphria issued prior to the Effective Time;

(2)	the rights and obligations of the holders of the securities of Aphria and any trustee and transfer agent therefor, shall be solely as provided for in this Plan of Arrangement; and

(3)

all actions, causes of actions, claims or proceedings (actual or contingent, and whether or not previously asserted) based on or in any way relating to securities of Aphria shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

SCHEDULE “B”

ARRANGEMENT RESOLUTION

The text of the Arrangement Resolution which Aphria Shareholders will be asked to pass at the Aphria Meeting is as follows:

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

(1)

the arrangement (the “Arrangement”) under section 182 of the Business Corporations Act (Ontario) (the “OBCA”) involving Tilray, Inc. (“Tilray”) and Aphria Inc. (“Aphria”) and the securityholders of Aphria, all as more particularly described and set forth in the management information circular (the “Circular”) of Aphria accompanying the notice of this meeting (as the Arrangement may be, or may have been, modified or amended in accordance with its terms), is hereby authorized, approved and adopted;

(2)

the arrangement agreement (the “Arrangement Agreement”) among Tilray and Aphria dated December 15, 2020 and all the transactions contemplated therein, the full text of which is attached as a schedule to the Circular, the actions of the directors of Aphria in approving the Arrangement and the actions of the directors and officers of Aphria in executing and delivering the Arrangement Agreement and any amendments thereto are hereby ratified and approved;

(3)

the plan of arrangement (the “Plan of Arrangement”) of Aphria implementing the Arrangement, the full text of which is set out in Schedule “A” to the Arrangement Agreement (as the Plan of Arrangement may be, or may have been, modified or amended in accordance with its terms), is hereby authorized, approved and adopted;

(4)

Aphria is hereby authorized to apply for a final order from the Ontario Superior Court of Justice (Commercial List) (the “Court”) to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be, or may have been, modified, supplemented or amended);

(5)

notwithstanding that this resolution has been passed (and the Arrangement approved) by the shareholders of Aphria or that the Arrangement has been approved by the Court, the directors of Aphria are hereby authorized and empowered, without further notice to, or approval of, the shareholders of Aphria to:

(a)	amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement; or

(b)	subject to the terms of the Arrangement Agreement, not proceed with the Arrangement;

(6)

any director or officer of Aphria is hereby authorized and directed for and on behalf of Aphria to execute and to deliver such other documents as are necessary or desirable in accordance with the Arrangement Agreement for filing; and

(7)

any one or more directors or officers of Aphria is hereby authorized, for and on behalf and in the name of Aphria, to execute and deliver, whether under corporate seal of Aphria or otherwise, all such agreements, forms, waivers, notices, certificate, confirmations and other documents and instruments, and to do or cause to be done all such other acts and things, as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the Arrangement Agreement and the completion of the Plan of Arrangement in accordance with the terms of the Arrangement Agreement, including:

(a)	all actions required to be taken by or on behalf of Aphria, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and

(b)

the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by Aphria; such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

B - 2

SCHEDULE “C”

REPRESENTATIONS AND WARRANTIES OF APHRIA

(1)	Organization, Good Standing and Qualification.

(a)

Aphria is duly organized, validly existing and in good standing under the Laws of the Province of Ontario. Aphria has all requisite corporate power and authority to own, lease and operate its properties and assets as presently owned and to carry on its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, an Aphria Material Adverse Effect. Aphria is qualified to do business, is up-to-date in respect of all material corporate filings and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, an Aphria Material Adverse Effect.

(b)

Each of the Aphria Subsidiaries is duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization, except where the failure to be so organized, existing or in good standing would not reasonably be expected to have, individually or in the aggregate, an Aphria Material Adverse Effect. Each of the Aphria Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets as presently owned and to carry on its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, an Aphria Material Adverse Effect. Each of the Aphria Subsidiaries is qualified to do business, is up-to-date in respect of all material corporate filings and, to the extent such concept is applicable, is in good standing as a foreign corporation or other Person in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, an Aphria Material Adverse Effect.

(c)

Aphria has delivered or made available to Tilray accurate and complete copies of the Organizational Documents of each Aphria Subsidiary that constitutes a “significant subsidiary” of Aphria as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC as of the date hereof, each as amended to the date hereof, and each as so delivered is in full force and effect. Neither Aphria nor any of the Aphria Subsidiaries is in material default of the performance, observance or fulfillment of any of the provisions of its respective Organizational Documents. No steps or proceedings have been taken, instituted or are pending for the dissolution, winding-up or liquidation of Aphria or any of the Aphria Subsidiaries and no board approvals have been given to commence any such proceeding.

(d)

Aphria has made available to Tilray Aphria’s and any of the Aphria Material Subsidiaries’ share capital, equity interests or other direct or indirect ownership interests in any other Person other than shares, equity interests or other direct or indirect ownership interests or securities of direct or indirect wholly-owned Subsidiaries of Aphria. All such shares, equity interests or other direct or indirect ownership interests (i) have, to the Knowledge of Aphria, been validly issued and are fully paid (in the case of an interest in a limited partnership or a limited liability company, to the extent required under the applicable Organizational Documents) and nonassessable (if such entity is a corporate entity) and (ii) are owned by Aphria, by one or more Aphria Material Subsidiaries or by Aphria and one or more of the Aphria Material Subsidiaries, in each case free and clear of all Liens.

(2)	Capital Structure.

(a)

The authorized share capital of Aphria consists of an unlimited number of Aphria Shares. As of December 15, 2020, (i) 316,745,571 Aphria Shares were issued and outstanding (excluding all Aphria Shares issued pursuant to the Aphria Convertible Senior Notes after the date of this Agreement but including Aphria Shares subsumed within units), (ii) no Aphria Shares are held in Aphria’s treasury or by any of the Aphria Subsidiaries, (iii) 9,316,809 Aphria Shares were issuable pursuant to awards granted under the Aphria Benefit Plans, of which, 3,732,875 shares were issuable in respect of Aphria RSUs, assuming, as applicable, a target level of achievement under performance awards, 5,237,218 shares were issuable in respect of Aphria Options and 346,716 shares were issuable in respect of Aphria DSUs, (iv) 7,022,472 2020 Aphria Warrants (including warrants subsumed within units) exercisable for an aggregate of 7,022,472 Aphria Shares at an exercise price of $9.26 per one Aphria Share and (v) 200,000 2016 Aphria Warrants exercisable for an aggregate of 200,000 Aphria Shares at an exercise price of $3.14 per one Aphria Share. All of the outstanding share capital of Aphria has been duly authorized and validly issued, and are fully paid and nonassessable and are not subject to any preemptive right, and all Aphria Shares which may be issued pursuant to the exercise or vesting of Aphria RSUs will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive right. Except as described in this Section (2)(a), there is not any phantom equity or other contractual rights the value of which is determined in whole or in part by the value of any share capital of Aphria, and there are no outstanding share appreciation rights with respect to the shares of Aphria. Other than Aphria Shares, there are no other authorized classes of share capital of Aphria.

(b)

Other than the Aphria Support Agreements to be executed concurrently with this Agreement, or as made available to Tilray, there are no voting trusts or other agreements or understandings to which Aphria, any of the Aphria Subsidiaries or, to the Knowledge of Aphria, any of their respective executive officers or directors is a party with respect to the voting of Aphria Shares or the share capital or other equity interests of any of the Aphria Subsidiaries.

(c)

Other than the Aphria RSUs, Aphria Options, and Aphria DSUs there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of shares or other equity interests to which Aphria or any of the Aphria Subsidiaries is a party obligating Aphria or any of the Aphria Subsidiaries to (i) issue, transfer or sell any Aphria Shares or other equity interests of Aphria or any of the Aphria Subsidiaries or securities convertible into or exchangeable or exercisable for such shares or equity interests, (ii) grant, extend or enter into such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (iii) redeem or otherwise acquire any such shares or other equity interests or (iv) provide a material amount of funds to, or make any material investment (in the form of loan, capital contribution or otherwise) in any of the Aphria Subsidiaries. At the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, preemptive rights or other rights, convertible or exchangeable securities, agreements, claims or commitments of any character by which Aphria or any of the Aphria Subsidiaries will be bound calling for the purchase or issuance of any of the share capital of Aphria or any of the Aphria Subsidiaries or securities convertible into or exchangeable or exercisable for such shares or any other such securities or agreements. Each Aphria Option was issued at a per-share exercise price not less than the fair market value of the Aphria Shares on the date of grant.

(d)

Except as listed in Section (2)(d) of the Aphria Disclosure Letter, Aphria has made available to Tilray the names of the Aphria Subsidiaries and their respective jurisdictions of organization and has designated which of the Aphria Subsidiaries are “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC.

(e)

Except for the Aphria Convertible Senior Notes, there are no outstanding bonds, debentures, notes or other Indebtedness of Aphria or any of the Aphria Subsidiaries having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matter on which the Aphria Shareholders or other equity holders of Aphria or any of the Aphria Subsidiaries may vote.

(3)	Corporate Authority; Approval.

(a)

Aphria has all requisite corporate power and authority to enter into and to perform its obligations under (i) this Agreement and, subject to the passing of the Arrangement Resolution at the Aphria Meeting, to consummate the Arrangement and the other transactions contemplated hereby and (ii) the Aphria Support Agreement. The execution and delivery of this Agreement by Aphria and the consummation by Aphria of the Arrangement and of the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Aphria (subject to obtaining the Regulatory Approvals, the approval of the Arrangement Resolution by the Aphria Shareholders, the Interim Order and the Final Order).

(b)

The Aphria Board has unanimously (i) determined that this Agreement, the Arrangement and the other transactions contemplated by this Agreement are in the best interests of Aphria, (ii) after consultation with its legal advisors and the financial advisors, determined that the Consideration to be received by the Aphria Shareholders pursuant to the Arrangement and this Agreement is fair, from a financial point of view, to such Aphria Shareholders; (iii) authorized the execution and delivery of this Agreement and the performance of its obligations hereunder, (iv) authorized the execution and delivery of the Aphria Support Agreement and the performance of its obligations thereunder, (v) resolved to recommend that the Aphria Shareholders vote in favour of the Arrangement Resolution; and (vi) resolved to make the Aphria Board Recommendation. Except in connection with an Aphria Change in Recommendation in accordance with Section 7.2(1)(c)(i) of this Agreement, such resolutions of the Aphria Board have not been rescinded, modified or withdrawn in any way.

(c)

This Agreement has been duly executed and delivered by Aphria and, assuming the due execution and delivery of this Agreement by Tilray, constitutes the legal, valid and binding obligation of Aphria, enforceable against Aphria in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies (collectively (i) and (ii), “Enforceability Exceptions”).

(4)

Vote Required. The Arrangement Resolution is the only vote of the Aphria Securityholders necessary to adopt this Agreement and otherwise approve and consummate the Arrangement and the other transactions contemplated by this Agreement as set forth herein. The Arrangement Resolution is not subject to minority shareholder approval or valuation requirements of MI 61-101.

(5)	Governmental Filings; No Violations; Etc.

(a)

Other than the filings, notices, waiting periods or approvals required by (i) Section 4.4 of this Agreement, including the Interim Order and any approvals required thereunder, the Final Order and filings with the Director under the OBCA, (ii) the HSR Act, the Competition Act and other Required Regulatory Approvals set forth on Schedule “F”, and (iii) each of Nasdaq and TSX rules and regulations, no consent, approval, Order, license, Permit or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is necessary or required to be obtained or made by or with respect to Aphria in connection with the execution and delivery of this Agreement, the performance by Aphria of its obligations under this Agreement and the consummation by Aphria of the Arrangement and the other transactions contemplated hereby, except those that the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, an Aphria Material Adverse Effect.

(b)

The execution and delivery of this Agreement by Aphria does not, and the consummation of the Arrangement and the other transactions contemplated hereby will not (with or without notice or lapse of time or both), (i) violate or conflict with any provision of Aphria’s Organizational Documents, (ii) subject to the filings, notices, waiting periods or approvals contemplated by Section (5)(a) and obtaining the Aphria Shareholder Approval, violate or conflict with any Laws or any Order applicable to Aphria or any of the Aphria Subsidiaries or any of their respective assets or properties or (iii) subject to obtaining the third-party consents and approvals set forth in Section (5)(b) of the Aphria Disclosure Letter, in each case prior to or as soon as practicable following Closing, violate, conflict with, or result in a breach of any provision of, or constitute a default under, or trigger any obligation to repurchase, redeem or otherwise retire Indebtedness under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, guaranteed payment or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Lien upon any of the assets of Aphria or any of the Aphria Subsidiaries pursuant to any provisions of any mortgage, indenture, deed of trust, Permit, concession, lease, instrument, obligation or other Contract of any kind to which Aphria or any of the Aphria Subsidiaries is now a party or by which it or any of its assets may be bound, or (iv) result in the creation of any Lien upon any of the properties or assets of Aphria or any of the Aphria Subsidiaries, except in the case of the foregoing clauses (ii), (iii) and (iv) for any breach, violation, conflict, termination, default, acceleration, creation, change, conflict or Lien that would not reasonably be expected to have, individually or in the aggregate, an Aphria Material Adverse Effect.

(6)

Securities Laws. Aphria is a “reporting issuer” in each of the provinces and territories of Canada and is not on the list of reporting issuers in default under the Securities Laws of such provinces and territories. Aphria’s common shares are listed for trading on the TSX and Nasdaq and are not listed for trading on any other securities exchange as a result of any application made by Aphria. To Aphria’s Knowledge, Aphria is not subject to any continuous or periodic or other disclosure requirements under any securities Laws other than the Securities Laws. None of the Aphria Subsidiaries is subject to any continuous or periodic, or other disclosure requirements under any Securities Laws or securities Laws, including, without limitation, the laws of the United States. Aphria is not in default of any material requirements of any Securities Laws or the rules and policies of the TSX or Nasdaq. Aphria has not taken any action to cease to be a reporting issuer in any province or territory of Canada or to deregister the Aphria Shares under the rules or policies of the TSX or Nasdaq, nor has Aphria received notification from any Securities Authority seeking to revoke the reporting issuer status of Aphria or the registration of any class of securities of Aphria. No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of Aphria is pending, in effect or, to Aphria’s Knowledge, has been threatened, and, to Aphria’s Knowledge, Aphria is not currently subject to any formal review, enquiry, investigation or other proceeding by any Securities Authority or stock exchange relating to any such order or restriction or otherwise. No director or officer of Aphria or any of the Aphria Subsidiaries has received any objection from any Securities Authority or stock exchange as to his or her serving in any capacity as director or officer of any reporting issuer in a jurisdiction in Canada or the United States.

(7)	Public Company Documents; Financial Statements.

(a)

All forms, documents and reports, together with all exhibits, financial statements and schedules filed or furnished therewith, and all information, documents and agreements incorporated in any such form, document or report (but not including any document incorporated by reference into an exhibit), required to have been filed with or furnished to the applicable Securities Authorities by Aphria or any of the Aphria Subsidiaries since January 1, 2019 and all documents to be filed by or on behalf of Aphria following the date of this Agreement until the Effective Time (collectively, the “Aphria Public Company Documents”), have been or will be timely filed or furnished, as the case may be. As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing), none of the Aphria Public Company Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)

The Aphria Public Company Documents collectively constitute full, true and plain disclosure of all material facts relating to Aphria up until the Effective Time. Aphria has timely filed, and until the Effective Time will timely file, all forms, reports, statements, and documents, including financial statements and management’s discussion and analysis, required to be filed by Aphria with the Securities Authorities (including “documents affecting the rights of securityholders” and “material contracts” required to be filed by Part 12 of NI 51-102 and the rules and policies of the TSX and Nasdaq.

(c)

The financial statements (including related notes, if any) contained in the Aphria Public Company Documents: (i) complied as to form in all material respects with the published rules and regulations of the Securities Authority applicable thereto; (ii) were prepared in accordance with IFRS, applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements); and (iii) fairly presented in all material respects the consolidated financial position of Aphria and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Aphria and its consolidated Subsidiaries for the periods covered thereby. For purposes of this Agreement, “Aphria Balance Sheet” means that audited consolidated balance sheet (and notes thereto) of Aphria and its consolidated Subsidiaries as of May 31, 2020 (the “Aphria Balance Sheet Date”), set forth in Aphria’s Annual Information Form filed on SEDAR on July 29, 2020.

(d)

Aphria maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the 1934 Exchange Act and by NI 51-102 and the policies, rules and regulations of the TSX. Aphria’s disclosure controls and procedures are designed to provide reasonable assurance that information required to be disclosed by Aphria is recorded and reported on a timely basis to the individuals responsible for the preparation of Aphria’s filings with the Securities Authorities and other public disclosure documents. Aphria maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the 1934 Exchange Act, and under the Securities Laws). Aphria’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Aphria, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of Aphria are being made only in accordance with authorizations of management and directors of Aphria and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Aphria’s assets that could have a material effect on its financial statements. Aphria has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to Aphria’s auditors and the audit committee of the Aphria Board (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Aphria’s ability to record, process, summarize and report financial information and has identified for Aphria’s auditors and the audit committee of the Aphria Board any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Aphria’s internal control over financial reporting. Since January 1, 2019, any material change in internal control over financial reporting required to be disclosed in any Aphria Public Company Document has been so disclosed.

(e)

Since the Aphria Balance Sheet Date, neither Aphria nor any of the Aphria Subsidiaries, has received or otherwise obtained, to the Knowledge of Aphria, any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Aphria or any of the Aphria Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Aphria or any of the Aphria Subsidiaries has engaged in questionable accounting or auditing practices.

(f)

Aphria has made available to Tilray all Derivative Products entered into by Aphria or any of the Aphria Subsidiaries or for the account of any of its customers as of the date of this Agreement. All such Derivative Products were, and any Derivative Product entered into after the date of this Agreement will be, entered into in accordance in all material respects with applicable Laws, and in accordance in all material respects with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Aphria and the Aphria Subsidiaries (collectively, the “Aphria Risk Policies”), and were, and will be, entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Product. Aphria has made available to Tilray all Derivative Products entered into by Aphria or any of the Aphria Subsidiaries whereby it identifies any such counterparty as to which, to the Knowledge of Aphria, Aphria or any of the Aphria Subsidiaries has any reasonable concerns regarding financial responsibility with respect to any such Derivative Product. Aphria and each of the Aphria Subsidiaries have, and will have, duly performed in all material respects all of their respective obligations under the Derivative Product to the extent that such obligations to perform have accrued, and, to the Knowledge of Aphria, there are and will be no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder. Since December 31, 2019, there have been no material violations of the Aphria Risk Policies.

(g)	Aphria’s auditors since June 1, 2016 were and are independent in respect of Aphria within the meaning of the rules of professional conduct applicable to auditors in Canada.

(h)	There has not ever been any “reportable event” (within the meaning of National Instrument 51-102 – Continuous Disclosure Obligations) with Aphria’s auditors.

(i)

Neither Aphria or any of the Aphria Subsidiaries has in the past three (3) years, to the Knowledge of Aphria, received or otherwise had or obtained knowledge of any written complaint, allegation, assertion, or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Aphria or any of the Aphria Subsidiaries or their respective internal accounting controls, including that Aphria or any of the Aphria Subsidiaries has engaged in questionable accounting or auditing practices that are inconsistent with the IFRS or standard industry practice.

(8)

Restrictions on Business Activities. There is no judgment, injunction, order or decree binding upon Aphria or any of the Aphria Material Subsidiaries that has or would reasonably be expected to have the effect of prohibiting, restricting or impairing any business practice of Aphria or any of the Aphria Material Subsidiaries or Affiliates, any acquisition of property by Aphria or any of the Aphria Material Subsidiaries or Affiliates, or the conduct of business by Aphria or any of the Aphria Material Subsidiaries or Affiliates, as currently conducted (including following the transactions contemplated by this Agreement), except in each case as has not had or would not reasonably be expected to have, individually or in the aggregate, an Aphria Material Adverse Effect.

(9)

Absence of Certain Changes. Since the Aphria Balance Sheet Date, (a) as of the date of this Agreement, Aphria and the Aphria Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course, except for commercially reasonable actions taken outside the Ordinary Course or not consistent with past practice, in any such case, in response to material changes in product prices or the COVID-19 pandemic that did not have, and would not reasonably be expected to have, individually or in the aggregate, an Aphria Material Adverse Effect (provided, that for purposes of this Section (8) only, the exceptions to the Aphria Material Adverse Effect definition set forth in clauses (a) and (e) thereof shall not apply); and (b) there has not been any event, change, effect, development, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, an Aphria Material Adverse Effect.

(10)

Absence of Undisclosed Liabilities. Since the Aphria Balance Sheet Date, neither Aphria nor any of the Aphria Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise that would be required to be reflected in financial statements prepared in accordance with IFRS, except for: (a) liabilities reflected or reserved against in Aphria’s consolidated balance sheets (or the notes thereto) included in the Aphria Public Company Documents, (b) liabilities that have been incurred by Aphria or any of the Aphria Subsidiaries since the Aphria Balance Sheet Date in the Ordinary Course, (c) liabilities incurred in connection with the transactions contemplated by this Agreement and (d) liabilities which have not and would not reasonably be expected to have, individually or in the aggregate, an Aphria Material Adverse Effect. Neither Aphria nor any of the Aphria Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any Contract relating to any transaction or relationship between or among Aphria and any of the Aphria Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangements” (as defined in the instructions thereto of Form 51-102F1 of NI 51-102), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Aphria or any of the Aphria Subsidiaries, in Aphria’s consolidated financial statements or the Aphria Public Company Documents.

(11)	Litigation and Liabilities.

(a)

There is no pending Action (other than Actions involving employee and labour matters, environmental matters or Tax matters, which are covered solely by Section (12), Section (16) and Section (17), respectively) and, within the past twelve (12) months, to the Knowledge of Aphria, no Person has threatened to commence any Action (other than Actions involving employee and labour matters, environmental matters or Tax matters, which are covered solely by Section (12), Section (16) and Section (17), respectively), against Aphria or any of the Aphria Subsidiaries or any of the material assets owned or used by any of them, in each case which would reasonably be expected to have, individually or in the aggregate, an Aphria Material Adverse Effect. There is no Order to which Aphria or any of the Aphria Subsidiaries, or any of the material assets owned or used by any of them, is subject which would reasonably be expected to have, individually or in the aggregate, an Aphria Material Adverse Effect.

(12)	Employee and Labour Matters; Benefit Plans.

(a)

Aphria has made available to Tilray (i) all material employee pension benefit plans (as defined in Section 3(2) of ERISA) whether or not subject to ERISA, (ii) all material employee welfare benefit plans (as defined in Section 3(1) of ERISA) whether or not subject to ERISA, (iii) all other material pension, savings, retirement savings, bonus, commission, stock option, stock purchase, restricted stock, stock appreciation, stock incentive, deferred compensation, incentive compensation, salary continuation, vacation, supplemental unemployment benefits, education assistance, profit-sharing, mortgage assistance, employee loan, employee assistance and supplemental retirement plans (including any group registered retirement savings plan), retiree plans, programs or other retiree coverage or arrangements, fringe benefit and other benefit plans, programs, Contracts, coverage, arrangements or policies and (iv) any material employment, executive compensation, change in control, severance pay, or termination pay plans, programs, Contracts, arrangements or policies, in each case, that is sponsored, contributed to, required to be contributed to or maintained by Aphria or any of the Aphria Subsidiaries as to which Aphria or an Aphria Subsidiary has any liability or contingent liability, in each case for the benefit of, or relating to, any former or current employee, officer or director of Aphria or any of the Aphria Subsidiaries or as to which Aphria or any Aphria Subsidiary has any material liability (all such plans, programs, Contracts or policies as described in this Section (12)(a), shall be collectively referred to in this Section (12) of Schedule “C” as the “Aphria Benefit Plans”) except that the term Aphria Benefit Plan shall not include any statutory plans with which the Aphria is required to comply, including the Canada/Quebec Pension Plan and plans administered pursuant to applicable health tax, workers’ compensation and workers’ safety and employment insurance legislation. Aphria has made available to Tilray, true and complete copies of (i) the documents establishing the current terms for each written material Aphria Benefit Plan, including all amendments and past versions of such documents that continue to be relevant with respect to any participants, (ii) a copy of the current trust agreement (if applicable) and all prior trust agreements including all amendments thereto and the most recent financial statements and tax returns of the trust, (iii) if the Aphria Benefit Plan is funded through any third party funding arrangement other than a trust, a copy of the current agreement or policy governing that arrangement including all amendments thereto and the most recent financial information related to such arrangement, (iv) the most recent annual report on Form 5500 series or annual information return, with accompanying schedules and attachments (including accountants’ opinions, if applicable), filed with respect to each Aphria Benefit Plan required to make such a filing, (v) the most recent actuarial valuation for each Aphria Benefit Plan for which such a valuation was prepared and (vi) the most recent favorable determination letter issued for each Aphria Benefit Plan which is intended to be qualified under Section 401(a) of the Code or letter confirming registration of the Aphria Benefit Plan under the Tax Act.

(b)

Except as made available to Tilray: (i) none of the Aphria Benefit Plans promises or provides post-termination or retiree benefits of any kind, including medical or life insurance benefits to any former or current employee of Aphria or any of the Aphria Subsidiaries (other than continuation coverage to the extent required by Law, whether pursuant to Section 4980B of the Code or other applicable Law); (ii) none of the Aphria Benefit Plans are, and none of Aphria, any Aphria Subsidiary or any other Person (whether or not incorporated) which is treated as a single employer together with Aphria or any of the Aphria Subsidiaries within the meaning of Section 4001(b) of ERISA (each, an “Aphria ERISA Affiliate”), sponsors, maintains or has any Liability with respect to, or within the past six (6) plan years has sponsored, maintained or had any Liability with respect to, any plan that is, subject to Section 302 of Title IV of ERISA or Section 412 or 430 of the Code, a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code), a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a cash balance pension plan or other hybrid plan that is an “applicable defined benefit plan” as defined in Section 203(f)(3) of ERISA; (iii) all of the Aphria Benefit Plans have been established, operated, administered, funded and maintained in all material respects in compliance with their terms, the terms of their trust or funding agreement, and all applicable Laws, including ERISA and the Code; (iv) each Aphria Benefit Plan subject to Section 409A of the Code has been maintained in substantial compliance with such provision; (v) each Aphria Benefit Plan which is intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has received a favorable determination letter or may rely on an opinion letter from the Internal Revenue Service as to its qualified status under Section 401(a) of the Code and to the Knowledge of Aphria, nothing has occurred since the issuance of such letter that would reasonably be expected to adversely affect the qualified status of such plan, and each Aphria Benefit Plan is and has since its establishment been duly registered where required by Law, including registration with relevant tax authorities where such registration is required to qualify for tax exemption; (vi) no liability under Title IV of ERISA has been incurred by Aphria, any of the Aphria Subsidiaries, or any Aphria ERISA Affiliate that has not been satisfied in full when due, and no condition exists that is reasonably expected to result in the incurrence by Aphria, any of the Aphria Subsidiaries, or any Aphria ERISA Affiliate of a liability under Title IV of ERISA (other than for the timely payment of Pension Benefit Guaranty Corporation insurance premiums); (vii) no Aphria Benefit Plan that is subject to Section 412 of the Code or Section 302 of ERISA has incurred a “funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA; (viii) all material contributions required to be made with respect to any Aphria Benefit Plan on or before the date hereof have been made; (ix) there are no pending or, to the Knowledge of Aphria, threatened claims by, on behalf of or relating to any of the Aphria Benefit Plans or otherwise relating to an Aphria Benefit Plan (other than routine claims for benefits) and Aphria is not aware of any state of facts which could reasonably be expected to provide a valid basis for any of the foregoing, nor, to the knowledge of Aphria, are any of the foregoing or regulatory investigation, examination or audit pending or threatened; and (x) no Aphria Benefit Plan is maintained for the benefit of employees, directors, or other individual service providers who work primarily outside of the United States or Canada.

(c)

Except as otherwise provided in this Agreement, or as made available to Tilray, the execution and delivery of this Agreement, consummation of the transactions contemplated by this Agreement will not (either solely as a result thereof or as a result of such transactions in conjunction with another event) (i) cause or result in an increase in the amount of compensation or benefits or timing of vesting or payment of any benefits or compensation payable in respect of any former or current employee, officer or director of Aphria or any of the Aphria Subsidiaries; (ii) require the funding or securing of benefits under any Aphria Benefit Plan or (iii) cause or result in an increase in the liabilities of Tilray, Aphria, the Surviving Corporation or any of their respective Subsidiaries to any third Person on account of matters relating to compensation or benefits in respect of any former or current employee, officer or director of Aphria or any of the Aphria Subsidiaries.

(d)

No Aphria Benefit Plan provides for payments or benefits in connection with the transactions contemplated by this Agreement that, individually or in the aggregate, would reasonably be expected to give rise to the payment of any amount that would result in a loss of tax deductions pursuant to Section 280G of the Code.

(e)	No Aphria Benefit Plan is a “pension plan” as defined under the Pension Benefits Act (Ontario) whether or not subject thereto or a “retirement compensation arrangement” as defined under the Tax Act.

(f)	There are no participating employers in any Aphria Benefit Plan other than Aphria and the Aphria Subsidiaries.

(g)

Neither Aphria or any of the Aphria Subsidiaries is party to or is otherwise bound to or is in the process of negotiating any labour agreements, collective bargaining agreements and any other labour-related agreements or arrangements with any union or other labour organization (collectively, “Labour Agreements”). Neither Aphria nor any of the Aphria Subsidiaries has any unions, employee representative bodies or other labour organizations which, to the Knowledge of Aphria, represent any employees of Aphria or any of the Aphria Subsidiaries.

(h)

Except as made available to Tilray, there is not now in existence, nor has there been since one (1) year prior to the date of this Agreement, any pending or, to the Knowledge of Aphria, written threat of any: (i) strike, slowdown, stoppage, picketing or lockout against or affecting Aphria or any of the Aphria Subsidiaries; or (ii) labour-related demand for representation. Except as made available to Tilray, there is not now in existence any pending or, to the Knowledge of Aphria, threatened Action alleging or involving any violation of any employment-related, labour-related or benefits-related Law against, in respect of or relating to Aphria, any of the Aphria Subsidiaries or any Aphria Benefit Plan, including claims arising under any such Law by any independent contractor or leased personnel; in each case except for such Actions that have not had and would not reasonably be expected to have, individually or in the aggregate, an Aphria Material Adverse Effect.

(i)	To the Knowledge of Aphria, the relations between Aphria and the Aphria Subsidiaries, on the one hand, and each of their respective employees, on the other hand, are satisfactory.

(j)

To the Knowledge of Aphria, no current or former employee of Aphria or any of the Aphria Subsidiaries at the level of Senior Vice President or above is in violation in any material respect, or has threatened a violation in any material respect, of any term or provision of any employment Contract, Labour Agreement, confidentiality or other proprietary information disclosure Contract arising out of or relating to such Person’s current or former employment or engagement by Aphria or any of the Aphria Subsidiaries.

(k)

To the Knowledge of Aphria, none of Aphria’s or the Aphria Subsidiaries’ employment, labour, benefits or other policies or practices applicable to any current or former employee, independent contractor or leased personnel of Aphria or any of the Aphria Subsidiaries are currently being audited or investigated by any Governmental Entity.

(l)

None of Aphria or any of the Aphria Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of Aphria or any of the Aphria Subsidiaries that involves allegations relating to sexual harassment by an officer or employee of Aphria or any of the Aphria Subsidiaries at the level of Senior Vice President or above. To the Knowledge of Aphria, in the last five (5) years, no allegations of sexual harassment have been made against any officer or employee of Aphria or the Aphria Subsidiaries at a level of Senior Vice President or above.

(m)

To the Knowledge of Aphria, each Person who is currently providing services to Aphria or any of the Aphria Subsidiaries, or who previously provided services to Aphria or any of the Aphria Subsidiaries, as an independent contractor or consultant is or was properly classified and properly treated as an independent contractor or consultant by Aphria or the Aphria Subsidiaries. Each individual who is currently providing services to Aphria or any of the Aphria Subsidiaries through a third-party service provider, or who previously provided services to Aphria or any of the Aphria Subsidiaries through a third-party service provider, is not or was not an employee of Aphria or any of the Aphria Subsidiaries. None of Aphria or any of the Aphria Subsidiaries has a single employer, joint employer, alter ego or similar relationship with any other company.

(n)

Except as made available to Tilray and as provided in Section (12)(n) of the Aphria Disclosure Letter, Aphria and the Aphria Subsidiaries have not engaged in layoffs, furloughs or employment terminations, whether temporary or permanent, since January 1, 2020, through the date hereof. Aphria and the Aphria Subsidiaries have no plans to engage in any layoffs, furloughs or employment terminations, whether temporary or permanent, within the next six (6) months. Aphria and Aphria Subsidiaries, taken as a whole, have sufficient employees to operate the Aphria business as currently conducted and consistent with past practice.

(o)

Except as made available to Tilray, Aphria nor any of the Aphria Subsidiaries has applied for a loan under 15 U.S.C. 636(a)(36) (a “PPP Loan”) or under the Canada Emergency Business Account (CEBA) program. Aphria and the Aphria Subsidiaries have complied in all material respects as applicable with the requirements of (i) the FFCRA, (ii) any applicable federal, state, provincial or local stay-at-home orders (i.e., directives that order residents to stay at home unless performing certain essential activities) and (iii) any applicable provisions of the CARES Act.

(13)	Compliance with Laws.

(a)

Each of Aphria and the Aphria Subsidiaries are and, with respect to any such Aphria Real Property that is operated by third parties, to the Knowledge of Aphria, such third parties, since May 31, 2018, have been conducting the businesses and operations of Aphria and the Aphria Subsidiaries in compliance with all applicable Laws (other than compliance with (i) Environmental Laws, which is covered solely by Section (16), (ii) Tax Laws, which is covered solely by Section (17), (iii) Anti-Corruption Laws, Economic Sanctions/Trade Laws or Money-Laundering Laws, which are covered solely by Section (23)(a)), and (iv) Health Care Laws, which are covered solely by Section (23)(c), except for instances of non-compliance that would not reasonably be expected to have, individually or in the aggregate, an Aphria Material Adverse Effect. Since December 31, 2017, neither Aphria nor any of the Aphria Subsidiaries has received any written notice from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, which has had or would reasonably be expected to have, individually or in the aggregate, an Aphria Material Adverse Effect.

(b)

Each of Aphria and the Aphria Subsidiaries is in possession of all Permits (other than Permits required under Environmental Laws, which are covered solely by Section (16) and Permits required under Health Care Laws, which are covered solely by Section (23)(c)) necessary for them to own, lease and (if applicable) operate their respective properties or otherwise to carry on their respective businesses as they are now being conducted (the “Aphria Permits”), and all such Aphria Permits are in full force and effect and no suspension, revocation, termination, cancellation, non-renewal, or modification not requested by Aphria of any of the Aphria Permits is pending or, to the Knowledge of Aphria, threatened, except where the failure to have, or the suspension, revocation, termination, non-renewal, cancellation or modification of, any of the Aphria Permits would not reasonably be expected to have, individually or in the aggregate, an Aphria Material Adverse Effect. Aphria and the Aphria Subsidiaries, and their respective businesses as currently conducted, are in compliance with the terms of the Aphria Permits, except failures so to comply that would not reasonably be expected to have, individually or in the aggregate, an Aphria Material Adverse Effect.

(c)

(i) each of Aphria and the Aphria Subsidiaries and, to the Knowledge of Aphria, its and their respective directors and officers, is in compliance in all material respects with the provisions of SOX and the related rules and regulations promulgated thereunder or under the 1934 Exchange Act and (ii) Aphria is in compliance in all material respects with the listing and corporate governance rules and regulations of Nasdaq and TSX, in each case in the foregoing clauses (i) and (ii) as such provisions, rules and regulations are applicable to such Person.

(14)	Material Contracts.

(a)

All Contracts, including amendments thereto, required to be filed as an exhibit to any report of Aphria filed pursuant to the 1934 Exchange Act of the type described in Item 601(b)(10) of Regulation S-K under the 1934 Exchange Act have been so filed as of the date hereof, and no such Contract has been amended or modified(or further amended or modified, as applicable) since the date such Contract or amendment was filed.

(b)

Other than the Contracts set forth in clause (a) above which were filed in an unredacted form, Aphria has made available to Tilray correct and complete copies (including all material amendments, modifications, extensions or renewals with respect thereto), of each of the following Contracts to which Aphria or any of the Aphria Material Subsidiaries is a party or bound as of the date hereof:

(i)

each Contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision that materially restricts the ability of Aphria or any of the Aphria Material Subsidiaries to (A) compete in any line of business or geographic area or with any Person during any period of time after the Effective Time or (B) make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets or properties;

(ii)

each Contract that creates, evidences, provides commitments in respect of, secures or guarantees (A) Indebtedness for borrowed money in any amount in excess of $5,000,000 or (B) other Indebtedness of Aphria or any of the Aphria Material Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $5,000,000, other than Contracts solely between or among Aphria and the Aphria Material Subsidiaries;

(iii)

each Contract for Aphria Owned Real Property or Aphria Leased Real Property (involving annual payments in excess of $1,000,000 or aggregate payments in excess of $5,000,000 that are not terminable without penalty or other liability to Aphria or any of the Aphria Material Subsidiaries (other than any ongoing obligation pursuant to such Contract that is not caused by any such termination) within sixty (60) days;

(iv)

each Contract involving the pending acquisition, swap, exchange, sale or other disposition of (or option to purchase, acquire, swap, exchange, sell or dispose of) any asset of Aphria or any Aphria Material Subsidiary for which the aggregate consideration (or the fair market value of such consideration, if non-cash) payable to or from Aphria or any Aphria Material Subsidiary exceeds $5,000,000;

(v)	each Contract for any Derivative Product;

(vi)

each material partnership, stockholder, joint venture, limited liability company agreement or other joint ownership agreement, other than with respect to arrangements exclusively among Aphria and/or its wholly-owned Subsidiaries;

(vii)

each joint development agreement, exploration agreement, participation, farmout, farm-in or program agreement or similar Contract requiring Aphria or any of the Aphria Material Subsidiaries to make annual expenditures in excess of $1,000,000 or aggregate payments in excess of $5,000,000 (in each case, net to the interest of Aphria and the Aphria Material Subsidiaries) following the date of this Agreement;

(viii)

each agreement that contains any exclusivity, “most favored nation” or most favored customer provision, call or put option, preferential right or rights of first or last offer, negotiation or refusal, to which Aphria or any of the Aphria Material Subsidiaries or any of their respective Affiliates is subject, and, in each case, is material to the business of Aphria and the Aphria Material Subsidiaries, taken as a whole;

(ix)

any acquisition or divestiture Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations, that would reasonably be expected to result in (1) earn out payments, contingent payments or other similar obligations to a third party (but excluding indemnity payments) in any year in excess of $5,000,000 or (2) earn out payments, contingent payments or other similar obligations to a third party, including indemnity payments, in excess of $1,000,000 in the aggregate after the date hereof;

(x)

any Contract (other than any other Contract otherwise covered by this Section (14)(b) that creates future payment obligations (including settlement agreements or Contracts that require any capital contributions to, or investments in, any Person) of Aphria or any of the Aphria Material Subsidiaries outside the Ordinary Course, in each case, involving annual payments in excess of $1,000,000 or aggregate payments in excess of $5,000,000, or creates or would create a Lien on any material asset or property of Aphria or any of the Aphria Material Subsidiaries (other than Permitted Liens);

(xi)	any Labour Agreement;

(xii)

any Contract which is between Aphria or any of the Aphria Material Subsidiaries, on the one hand, and any of their respective officers, directors or principals (or any such Person’s Affiliates) or any Person that holds or owns five percent (5%) or more of the shares of Aphria’s capital stock (or any affiliates of any such Person) on the other hand involving aggregate annual payments in excess of $250,000, other than compensation arrangements with the directors on the Aphria Board in their capacity as such; or

(xiii)

each Contract or Aphria’s Organizational Document that would, on or after the Closing Date, prohibit or restrict the ability of the surviving corporation or any of its Subsidiaries to declare and pay dividends or distributions with respect to their capital stock, pay any Indebtedness for borrowed money, obligations or liabilities from time to time owed to the surviving corporation or any of its Subsidiaries, make loans or advances or transfer any of its properties or assets.

(c)

The Contracts described in the foregoing clauses (a) and (b), together with all exhibits and schedules to such Contracts, as amended through the date hereof, are referred to herein as “Aphria Material Contracts.”

(d)

Each Aphria Material Contract is valid and binding on Aphria or the Aphria Material Subsidiary party thereto, as the case may be, and, to the Knowledge of Aphria, each other party thereto, and is in full force and effect in accordance with its terms, except for (i) terminations or expirations at the end of the stated term or (ii) such failures to be valid and binding or to be in full force and effect as would not reasonably be expected to have, individually or in the aggregate, an Aphria Material Adverse Effect, in each case subject to Enforceability Exceptions, and, is the product of fair and arms’ length negotiations between each of the parties to such Aphria Material Contracts.

(e)

Neither Aphria nor any of the Aphria Material Subsidiaries is in breach of, or default under the terms of, and, to the Knowledge of Aphria, no other party to any Aphria Material Contract is in breach of, or default under the terms of, any Aphria Material Contract, nor is any event of default (or similar term) continuing under any Aphria Material Contract, and, to the Knowledge of Aphria, there does not exist any event, condition or omission that would constitute such a default, breach or event of default (or similar term) (whether by lapse of time or notice or both) under any Aphria Material Contract, in each case where such breach, default or event of default (or similar term) would reasonably be expected to have, individually or in the aggregate, an Aphria Material Adverse Effect.

(15)	Title to Properties.

(a)

Except as would not reasonably be expected to have, individually or in the aggregate, an Aphria Material Adverse Effect, (i) Aphria and the Aphria Subsidiaries have good, valid and defensible title to all real property owned by Aphria or any of the Aphria Subsidiaries (collectively, the “Aphria Owned Real Property”) and valid leasehold estates in all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by Aphria or any of the Aphria Subsidiaries (collectively, including the improvements thereon, the “Aphria Leased Real Property,” and, together with the Aphria Owned Real Property, the “Aphria Real Property”) free and clear of all Liens, except Permitted Liens; (ii) each Contract under which Aphria or any of the Aphria Subsidiaries is the landlord, sublandlord, tenant, subtenant or occupant with respect to Aphria Leased Real Property (each, an “Aphria Real Property Lease”), to the Knowledge of Aphria, is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to Enforceability Exceptions, and neither Aphria nor any of the Aphria Subsidiaries, or to the Knowledge of Aphria, any other party thereto, has received written notice of any default under any Aphria Real Property Lease; and (iii) there does not exist any pending or, to the Knowledge of Aphria, threatened, condemnation or eminent domain proceedings that affect any of the Aphria Owned Real Property or Aphria Leased Real Property.

(b)

Except as would not reasonably be expected to, individually or in the aggregate have an Aphria Material Adverse Effect, (i) there are no leases, subleases, licenses, rights or other agreements burdening or affecting any portion of the Aphria Real Property, (ii) except for such arrangements solely between or among Aphria and the Aphria Subsidiaries, there are no outstanding options or rights of first refusal or first offer in favor of any other party to purchase any Aphria Owned Real Property or any portion thereof or interest therein, (iii) neither Aphria nor any of the Aphria Subsidiaries is currently leasing, subleasing, licensing or otherwise granting any Person the right to use or occupy all or any portion of any Aphria Real Property and (iv) the Aphria Real Property constitutes all of the real estate used in and necessary for the operation of the respective businesses of Aphria and the Aphria Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, an Aphria Material Adverse Effect.

(16)	Environmental Matters.

(a)

Since December 31, 2015, each of Aphria and the Aphria Subsidiaries has been, and currently is in compliance with, all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by Aphria and the Aphria Subsidiaries of all Permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except for matters that have been fully resolved with the applicable Governmental Entity or where failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, an Aphria Material Adverse Effect. Aphria and the Aphria Subsidiaries have not received any written communication from a Governmental Entity alleging that Aphria and the Aphria Subsidiaries are not in such compliance (giving effect to such qualifications), and, to the Knowledge of Aphria, there are no past or present activities, conditions or circumstances that would be reasonably likely to give rise to non-compliance or prevent or interfere with such compliance (giving effect to such qualifications) in the future.

(b)

There has been no past or present Release of any Hazardous Substance which could form the basis of any Environmental Claim against Aphria or any of the Aphria Subsidiaries which would reasonably be expected to have, individually or in the aggregate, an Aphria Material Adverse Effect.

(c)

There is no Environmental Claim pending or, to the Knowledge of Aphria, threatened against Aphria or any of the Aphria Subsidiaries which would reasonably be expected to have, individually or in the aggregate, an Aphria Material Adverse Effect.

(17)	Taxes.

(a)	Except as would not have, individually or in the aggregate, an Aphria Material Adverse Effect:

(i)

all Tax Returns required to be filed by Aphria or any of the Aphria Subsidiaries on or prior to the date hereof have been timely filed (taking into account any valid extension of time within which to file), and all such Tax Returns were true, correct and complete in all material respects;

(ii)

all Tax Returns required to be filed by Aphria or any of the Aphria Subsidiaries after the date hereof and prior to the Closing will be timely filed (taking into account any valid extension of time within which to file), and all such Tax Returns will be true, correct and complete in all material respects;

(iii)	Aphria and each of the Aphria Subsidiaries has timely paid all Taxes it has been required to pay (whether or not shown on any Tax Return);

(iv)	no deficiency for Taxes has been proposed, assessed or asserted in writing against Aphria or any of the Aphria Subsidiaries;

(v)

the Aphria Balance Sheet reflects an adequate reserve in accordance with IFRS for all Taxes payable by Aphria and the Aphria Subsidiaries for all taxable periods (and portions thereof) through the Aphria Balance Sheet Date;

(vi)

no Taxes of Aphria or any of the Aphria Subsidiaries are being contested and there are no audits, claims, assessments, levies, or administrative or judicial proceedings pending or proposed in writing, against Aphria or any of the Aphria Subsidiaries in respect of Taxes;

(vii)

neither Aphria nor any of the Aphria Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course);

(viii)	there are no Liens for Taxes on any of the assets of Aphria or any of the Aphria Subsidiaries other than Permitted Liens;

(ix)

neither Aphria nor any of the Aphria Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Closing Date of as a result of any (A) change in method of accounting or improper method of accounting, (B) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) executed on or prior to the Closing Date, (C) installment sale, intercompany transaction or open transaction disposition made on or prior to the Closing Date, or (D) prepaid or advance amount received on or prior to the Closing Date;

(x)

Aphria and each of the Aphria Subsidiaries has complied in all material respects with the inter-company transfer pricing provisions of each applicable Law relating to Taxes and disclosure requirements thereunder; and

(xi)	Aphria and each of the Aphria Subsidiaries has timely paid, collected or withheld, or will timely pay, collect or withhold, all Taxes required to be paid or withheld by it prior to the Closing.

(b)	Aphria has made available to Tilray complete and accurate copies of all material Tax Returns filed by or on behalf of Aphria and each Aphria Subsidiary for the years 2017, 2018 and 2019;

(c)

Neither Aphria nor any Aphria Subsidiary has, or has had (during any taxable period remaining open for the assessment of Tax under the applicable statute of limitations), any permanent establishment or other place of business in any country other than the country of its organization, and no claim has been made by any Taxing Authority in a jurisdiction where Tax Returns are not filed by or on behalf of Aphria or any Aphria Subsidiary that such Person is or may be subject to taxation by that jurisdiction;

(d)

None of the Aphria Subsidiaries (A) have been a member of an affiliated, consolidated, combined or unitary group for any Tax purposes (other than a group of which Aphria or an Aphria Subsidiary was the common parent) or (B) have any material liability for the Taxes of any Person (other than Aphria or any of the Aphria Subsidiaries) arising under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), or as a transferee or successor by Contract (other than credit or other commercial agreements that contain customary indemnifications for Taxes, in each case, the primary purposes of which do not relate to Taxes) or otherwise;

(e)

Neither Aphria nor any of the Aphria Subsidiaries has been a “distributing corporation” or a “controlled corporation,” each within the meaning of Section 355(a)(1)(A) of the Code, in a distribution intended to qualify under Section 355 of the Code (i) within the past two (2) years or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Arrangement.

(f)

Neither Aphria nor any of the Aphria Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (as in effect at the relevant time) (or any comparable Laws of any state, local or foreign jurisdiction).

(g)	No power of attorney with respect to any material Taxes of Aphria or any of the Aphria Subsidiaries has been filed or entered into with any Taxing Authority that remains in effect.

(h)

At the Effective Time, neither Aphria nor any of the Aphria Subsidiaries will be a party to, have any obligation under, or be bound by any material Tax allocation, Tax sharing, Tax indemnity or similar arrangement, understanding or agreement pursuant to which it will have any potential material liability to any Person (other than Aphria or any of the Aphria Subsidiaries) after the Effective Time (other than any agreements referenced in Section (17)(a)(vi) of this Schedule “C”).

(i)

Neither Aphria nor any of the Aphria Subsidiaries is a “U.S. shareholder” (within the meaning of Section 951(b) of the Code) of any foreign corporation which may be required to include in income any amounts under Section 951(a), Section 951A, Section 956 or 965 of the Code. Neither Aphria nor any Aphria Subsidiary owns any “United States property” that could, if such Person were treated as a “controlled foreign corporation” within the meaning of Section 957 of the Code, result in an inclusion of income under Section 956 of the Code. Neither Aphria nor any Aphria Subsidiary owns any interest in “United States real property” within the meaning of Section 897 of the Code.

(j)

After reasonable diligence, neither Aphria nor any of the Aphria Subsidiaries are aware of the existence of any fact, or has taken or agreed to take any action, that could reasonably be expected to prevent the Arrangement from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(18)

Insurance. Aphria has made available to Tilray (i) all material insurance policies (including directors and officers liability insurance) covering Aphria and the Aphria Subsidiaries as of the date hereof and (ii) pending claims under such policies as of the date of this Agreement. Except for failures to maintain insurance that have not had and would not reasonably be expected to have, individually or in the aggregate, an Aphria Material Adverse Effect, from December 31, 2017, through the date of this Agreement, each of Aphria and the Aphria Subsidiaries has been continuously insured with recognized insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as are customary for the nature of the property so insured and for companies in the United States conducting the business conducted by Aphria and the Aphria Subsidiaries during such time period. Neither Aphria nor any of the Aphria Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of Aphria or any of the Aphria Subsidiaries.

(19)	Intellectual Property; IT and Data Privacy & Security.

(a)

Except as would not reasonably be expected to have, individually or in the aggregate, an Aphria Material Adverse Effect: (i) each of Aphria and the Aphria Subsidiaries owns or has a valid right to use, free and clear of all Liens (other than Permitted Liens), all Intellectual Property used or held for use in, or necessary to conduct, the business of Aphria and the Aphria Subsidiaries as currently conducted; (ii) to Aphria’s Knowledge, the conduct of the business of Aphria and the Aphria Subsidiaries, since December 31, 2017, has not infringed upon, misappropriated or otherwise violated, and is not infringing upon, misappropriating or otherwise violating any Intellectual Property of any other Person; and (iii) each of Aphria and the Aphria Subsidiaries takes and has taken commercially reasonable actions to protect the proprietary rights in trade secrets included in its Intellectual Property and the trade secrets of other Persons possessed by Aphria and the Aphria Subsidiaries, and, since December 31, 2017, there has been no unauthorized loss of trade secret rights in any such trade secrets due to acts or omissions by Aphria or any of the Aphria Subsidiaries.

(b)

Aphria and each of the Aphria Subsidiaries complies, and during the past three years has complied, in all material respects, with applicable Privacy Law. Neither Aphria nor any of the Aphria Subsidiaries have been notified in writing of, or is the subject of, any complaint or proceeding or to Aphria’s knowledge, any, regulatory investigation related to processing of Personal Information by any Governmental Entity regarding any actual or possible violations of applicable Privacy Law by or with respect to Aphria or any of the Aphria Subsidiaries.

(c)

Aphria and each of the Aphria Subsidiaries employs commercially reasonable organizational, administrative, physical and technical safeguards that comply in all material respects with applicable Privacy Law to protect the Aphria Data within its custody or control. Aphria and each of the Aphria Subsidiaries has provided all requisite notices and obtained all required consents, and satisfied all other requirements (including but not limited to notification to Governmental Entities), necessary for the processing (including international and onward transfer) of all Personal Information in connection with the conduct of the business as currently conducted and in connection with the consummation of the transactions contemplated hereunder.

(d)

To the knowledge of Aphria, neither Aphria nor any of the Aphria Subsidiaries has suffered a security breach with respect to any Aphria Data and to Aphria’s knowledge, there has been no unauthorized or illegal use of or access to any Aphria Data. Neither Aphria nor any of the Aphria Subsidiaries has notified, or been required to notify, any person of any information security breach involving Personal Data. To Aphria’s knowledge, the Aphria Systems have had no material errors or defects that have not been fully remedied and contain no code designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of such Aphria Systems (including what are sometimes referred to as “viruses”, “worms”, “time bombs” or “back doors”) that have not been removed or fully remedied. Neither Aphria nor any of the Aphria Subsidiaries have experienced within the past three (3) years any material disruption to, or material interruption in, the conduct of its business that affected the business for more than one calendar week, and attributable to a defect, bug, breakdown, unauthorized access, introduction of a virus or other malicious programming, or other failure or deficiency on the part of any Software or the Aphria Systems.

(20)

Related Party Transactions. Except for (i) Contracts filed or incorporated by reference as an exhibit to the Aphria Public Company Documents and (ii) the Aphria Benefit Plans, Aphria has made available to Tilray Contracts or understandings that are in existence as of the date of this Agreement between, on the one hand, Aphria or any of the Aphria Subsidiaries and, on the other hand, any (x) present executive officer or director of Aphria or any of the Aphria Subsidiaries or any Person that has served as an executive officer or director of Aphria or any of the Aphria Subsidiaries since January 1, 2020 or any of such officer’s or director’s immediate family members, (y) record or beneficial owner of more than five percent (5%) of the Aphria Common Shares as of the date of this Agreement or (z) to the Knowledge of Aphria, any Affiliate of any such officer, director or owner (other than Aphria or any of the Aphria Subsidiaries).

(21)

Financial Advisor. Except for Jefferies LLC (the fees and expenses of which will be paid by Aphria and are reflected in its engagement letter with Aphria), neither Aphria nor any of the Aphria Subsidiaries has employed any financial advisor, investment bank, broker or finder who is entitled to any brokerage, finder’s or other fee or commission in connection with the Arrangement or any of the other transactions contemplated by this Agreement. Aphria has furnished to Tilray an accurate and complete copy of Aphria’s engagement letter with Jefferies LLC relating to the Arrangement.

(22)

Opinion of Financial Advisor. Jefferies LLC, Aphria’s financial advisor, has delivered to the Aphria Board on or prior to the date of this Agreement its opinion in writing or orally, in which case such opinion will be subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the factors and assumptions set forth therein, the Consideration is fair, from a financial point of view, to Aphria Shareholders as of the date of this Agreement.

(23)	Regulatory Matters.

(a)	Anti-Corruption, Economic Sanctions/Trade and Money-Laundering Laws.

(i)

Except as would not, individually or in the aggregate, be reasonably likely to have an Aphria Material Adverse Effect, since December 31, 2018, none of Aphria, nor any of the Aphria Subsidiaries, nor, to the Knowledge of Aphria, any Aphria or Aphria Subsidiary director, officer, employee, representative, agent or any other Person acting on behalf of Aphria or any of the Aphria Subsidiaries, has (i) violated any applicable Anti-Corruption Law, Economic Sanctions/Trade Laws or Money-Laundering Laws; (ii) illegally offered, paid, given, promised or authorized the payment of, anything of value (including money, checks, wire transfers, tangible and intangible gifts, favors, services or entertainment and travel) directly or indirectly to any employee, officer, or representative of, or any Person otherwise acting in an official capacity for or on behalf of a Governmental Entity, whether elected or appointed, including an officer or employee of a state-owned or state-controlled enterprise, a political party, political party official or employee, candidate for public office, or an officer or employee of a public international organization (such as the World Bank, United Nations, International Monetary Fund, or Organization for Economic Cooperation and Development) (any such Person, a “Government Official”) (A) for the purpose of (1) influencing any act or decision of a Government Official or any other Person in his or her official capacity, (2) inducing a Government Official or any other Person to do or omit to do any act in violation of his or her lawful duties, (3) securing any improper advantage, (4) inducing a Government Official or any other Person to influence or affect any act or decision of any Governmental Entity or (5) assisting Aphria, any of the Aphria Subsidiaries, or any Aphria or Aphria Subsidiary director, officer employee, agent, representative or any other Person acting on behalf of Aphria or any of the Aphria Subsidiaries in obtaining or retaining business or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery or corruption, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining or retaining business or any improper advantage; or (iii) engaged in business with Cuba, Iran, North Korea, Syria, or the Crimea Region of Ukraine or with persons in or from these countries or who otherwise appear on the Specially Designated Nationals and Blocked Persons List maintained by OFAC or any other sanctions list maintained by the U.S. government in violation of applicable law.

(ii)

Except as would not, individually or in the aggregate, be reasonably likely to have an Aphria Material Adverse Effect, since December 31, 2018, Aphria and the Aphria Subsidiaries have implemented and have at all times maintained internal controls, policies and procedures reasonably designed to detect, prevent and deter violations of Anti-Corruption Laws, Economic Sanctions/Trade Laws and Money-Laundering Laws.

(iii)

Aphria does not engage in the production, design, testing, manufacture, fabrication, or development of one or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including any implementing regulations thereof (collectively, the “DPA”).

(b)

Regulatory Compliance. Aphria and the Aphria Material Subsidiaries are in compliance in all material respects with all applicable rules, regulations and policies of Health Canada or any federal, provincial, state, municipal, local or foreign governmental or regulatory authority in Canada or any other country with similar authority, performing similar functions and having jurisdiction over Aphria, the Aphria Material Subsidiaries or any of their respective businesses or property.

(c)

Compliance with Health Care Laws. Each of Aphria, the Aphria Material Subsidiaries, and, to the Knowledge of Aphria, their respective directors, officers and employees: (i) is in material compliance with all applicable health care Laws, including, without limitation, the Food and Drugs Act (Canada) and the Cannabis Act (Canada) (“Health Care Laws”); (ii) has not received any written correspondence or notice from any Governmental Entity (including Health Canada) alleging or asserting material unrectified noncompliance with any applicable Laws or the Aphria Permits; (iii) possesses all Permits required for the conduct of its business in the markets in which it operates, and such Permits are valid and in full force and effect, and Aphria, the Aphria Material Subsidiaries, and, to the Knowledge of Aphria, all directors, officers and employees of each are not in violation of any term of any such Permit; (iv) has not received written notice of any pending or threatened Action or other action from any Governmental Entity (including Health Canada) alleging that any operation or activity of Aphria, the Aphria Material Subsidiaries, or, to the Knowledge of Aphria, any of their directors, officers and/or employees is in violation of any applicable Laws or Permits and has no reason to believe that any such Governmental Entity is considering any such Action or other action; (v) has not received written notice that any Governmental Entity has taken, is taking, or intends to take action to limit, suspend, modify or revoke any material Aphria Permits and has no reason to believe that any such Governmental Entity is considering taking or would have reasonable grounds to take such action; and (vi) has, or has had on its behalf, filed, declared, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any applicable Laws or Aphria Permits and to keep such permits in good standing and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and correct on the date filed (or were corrected or supplemented by a subsequent submission). Neither Aphria nor any Aphria Material Subsidiary has received any written notice or communication from Health Canada (or similar Governmental Entity) alleging a material unrectified defect, an issue requiring an unrectified recall or quarantine of product (whether voluntary, required or otherwise) or claim in respect of any products supplied or sold by Aphria or any Aphria Material Subsidiary and, to Aphria’s Knowledge, there are no circumstances that would give rise to any reports, recalls, public disclosure, announcements or customer communications that are required to be made by Aphria or any Aphria Material Subsidiary in respect of any products supplied or sold by Aphria or any Aphria Material Subsidiary. All product research and development activities, quality assurance, quality control, testing, and research and analysis activities, conducted by Aphria and each Aphria Material Subsidiary in connection with their business is conducted in accordance applicable Laws in all material respects. Each individual employed by or associated with Aphria and the Aphria Material Subsidiaries in a key position required to hold security clearance under the Cannabis Act (Canada) and the Cannabis Regulations (Canada) thereunder in order to maintain any material Aphria Permits holds such clearance.

(d)	Investment Company Act. Aphria is not an “investment company” within the meaning of the U.S. Investment Company Act of 1940.

(24)

Information to be Supplied. None of the information supplied or to be supplied by or on behalf of Aphria for inclusion or incorporation by reference in the Aphria Circular will, at the time the Aphria Circular is mailed to the Aphria Shareholders, or at the time of the Aphria Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Aphria Meeting which has become false or misleading. The Aphria Circular will comply as to form in all material respects with the applicable Securities Laws. Notwithstanding the foregoing, Aphria makes no representation or warranty with respect to any information supplied by or to be supplied by Tilray that is included or incorporated by reference in the foregoing documents.

(25)	No Additional Representations.

(a)

Aphria acknowledges and agrees that, except for the representations and warranties contained in Schedule “C” or the Tilray Support Agreement (in each case, such exception solely with respect to the Persons party thereto) (i) neither Tilray, the Tilray Subsidiaries, nor any of their respective Affiliates or Representatives makes or has made, nor is Aphria relying on, and Aphria expressly disclaims any reliance on, any representation or warranty, either express or implied, of any kind whatsoever, including without limitation any representation or warranty concerning (x) Tilray, or any Tilray Subsidiary; (y) any of Tilray’s, or any of the Tilray Subsidiaries’ respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise), or prospects; or (z) the Arrangement and the other transactions contemplated by this Agreement, and (ii) Tilray, the Tilray Subsidiaries, and each of their respective Affiliates and Representatives hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information communicated, or furnished (orally or in writing) by Tilray, the Tilray Subsidiaries, and each of their respective Affiliates and Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Aphria by any Representative of Tilray or any of the Tilray Subsidiaries or Affiliates).

(b)

Without limiting the generality of Section (23)(a) above, Aphria acknowledges and agrees that (i) in connection with its investigation of Tilray and the Tilray Subsidiaries, Aphria has received from or on behalf of Tilray or the Tilray Subsidiaries certain projections, including projected statements of operating revenues and income from operations of Tilray and the Tilray Subsidiaries and certain business plan information of Tilray and the Tilray Subsidiaries, (ii) there are uncertainties inherent in attempting to make such estimates, projections, and other forecasts and plans, that Aphria is familiar with such uncertainties, and that Aphria is taking full responsibility for making its own evaluation of the adequacy and accuracy and completeness of all estimates, projections, and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, and forecasts), (iii) neither Tilray nor any of the Tilray Subsidiaries, Affiliates, or Representatives makes any representations or warranties whatsoever with respect to such estimates, projections, and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections, and forecasts), and Aphria has not relied thereon, and (iv) neither Aphria nor any of its respective Affiliates will have claim against Tilray or the Tilray Subsidiaries, or any other Person with respect thereto.

SCHEDULE “D”

REPRESENTATIONS AND WARRANTIES OF TILRAY

(1)	Organization, Good Standing and Qualification.

(a)

Tilray is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Tilray has all requisite corporate power and authority to own, lease and operate its properties and assets as presently owned and to carry on its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Tilray Material Adverse Effect. Tilray is qualified to do business, is up-to-date in respect of all material corporate filings and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Tilray Material Adverse Effect.

(b)

Each of the Tilray Subsidiaries is duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization, except where the failure to be so organized, existing or in good standing would not reasonably be expected to have, individually or in the aggregate, a Tilray Material Adverse Effect. Each of the Tilray Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets as presently owned and to carry on its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Tilray Material Adverse Effect. Each of the Tilray Subsidiaries is qualified to do business, is up-to-date in respect of all material corporate filings and, to the extent such concept is applicable, is in good standing as a foreign corporation or other Person in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Tilray Material Adverse Effect.

(c)

Tilray has delivered or made available to Aphria accurate and complete copies of the Organizational Documents of Tilray and each Tilray Subsidiary that constitutes a “significant subsidiary” of Tilray as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC as of the date hereof, each as amended to the date hereof, and each as so delivered is in full force and effect. Neither Tilray nor any of the Tilray Subsidiaries is in material default of the performance, observance or fulfillment of any of the provisions of its respective Organizational Documents. No steps or proceedings have been taken, instituted or are pending for the dissolution, winding-up or liquidation of Tilray or any of the Tilray Subsidiaries and no board approvals have been given to commence any such proceeding.

(d)

Section (1)(d) of the Tilray Disclosure Letter sets forth Tilray’s and each Tilray Subsidiary’s capital stock, equity interests or other direct or indirect ownership interests in any other Person other than capital stock, equity interests or other direct or indirect ownership interests or securities of direct or indirect wholly-owned Subsidiaries of Tilray. All such capital stock, equity interests or other direct or indirect ownership interests (i) have, to the Knowledge of Tilray, been validly issued and are fully paid (in the case of an interest in a limited partnership or a limited liability company, to the extent required under the applicable Organizational Documents) and nonassessable (if such entity is a corporate entity) and (ii) are owned by Tilray, by one or more Tilray Subsidiary or by Tilray and one or more of the Tilray Subsidiaries, in each case free and clear of all Liens.

(2)	Capital Structure.

(a)

As of December 15, 2020, the authorized capital stock of Tilray consists of 233,333,333 shares of Tilray Class 1 Common Stock, 500,000,000 shares of Tilray Class 2 Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 per share (“Tilray Preferred Stock”). As of December 15, 2020, (i) no shares of Tilray Class 1 Common Stock and 158,256,763 shares of Tilray Class 2 Common Stock were issued and outstanding, which such numbers do not include the shares subject to outstanding Tilray RSAs, (ii) no shares are subject to outstanding Tilray RSAs, (iii) no Tilray Shares are held in Tilray’s treasury, (iv) no Tilray Shares are held by any of the Tilray Subsidiaries, (v) 15,640,994 shares of Tilray Class 2 Common Stock are issuable pursuant to the Tilray Benefit Plans, which includes: 6,201,095 shares Tilray Class 2 Common Stock issuable in respect of Tilray Options, 2,458,325 shares of Tilray Class 2 Common Stock are issuable in respect of Tilray RSUs (as applicable, assuming a target level of achievement under performance awards), and 6,981,574 shares of Tilray Common Stock are reserved for the grant of additional awards under Tilray Benefit Plans. All of the outstanding shares of capital stock of Tilray have been duly authorized and validly issued, and are fully paid and nonassessable and are not subject to any preemptive right, and all shares of Class 2 Common Stock which may be issued pursuant to the exercise or vesting of Tilray RSUs and Tilray Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive right. Except as described in clause (iv) of this Section (2)(a), there are not any phantom stocks or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of Tilray and there are no outstanding stock appreciation rights with respect to the capital stock of Tilray. Other than Tilray Shares and Tilray Preferred Stock, there are no other authorized classes of capital stock of Tilray.

(b)

Except as set forth in Section (2)(c) of the Tilray Disclosure Letter, other than the Tilray Support Agreement, there are no voting trusts or other agreements or understandings to which Tilray, any of the Tilray Subsidiaries or, to the Knowledge of Tilray, any of their respective executive officers or directors is a party with respect to the voting of Tilray Shares or the capital stock or other equity interests of any of the Tilray Subsidiaries.

(c)

Other than the Tilray RSUs, the Tilray Options, the Tilray Warrants and the outstanding Tilray Convertible Senior Notes, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which Tilray or any of the Tilray Subsidiaries is a party obligating Tilray or any of the Tilray Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of Tilray or any of the Tilray Subsidiaries or securities convertible into or exchangeable or exercisable for such shares or equity interests, (ii) grant, extend or enter into such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests or (iv) provide a material amount of funds to, or make any material investment (in the form of loan, capital contribution or otherwise) in any of the Tilray Subsidiaries. At the Effective Time, other than the Tilray RSUs, the Tilray Options, the Tilray Warrants and the outstanding Tilray Convertible Senior Notes, there will not be any outstanding subscriptions, options, warrants, calls, preemptive rights, subscriptions, or other rights, convertible or exchangeable securities, agreements, claims or commitments of any character by which Tilray or any of the Tilray Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of Tilray or any of the Tilray Subsidiaries or securities convertible into or exchangeable or exercisable for such shares or any other such securities or agreements. Each Tilray Option issued with respect to Class 2 Common Stock was granted with a per-share exercise price not less than the fair market value of a share of Class 2 Common Stock on the date of grant.

(d)

Section (2)(d) of the Tilray Disclosure Letter (i) lists each of the Tilray Subsidiaries and their respective jurisdictions of organization and (ii) designates which of the Tilray Subsidiaries are “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC.

(e)

Other than the Tilray Convertible Senior Notes, there are no outstanding bonds, debentures, notes or other Indebtedness of Tilray or any of the Tilray Subsidiaries having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matter on which the stockholders or other equity holders of Tilray or any of the Tilray Subsidiaries may vote.

(3)	Corporate Authority; Approval.

(a)

Tilray has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to the receipt of Tilray Shareholder Approval, to consummate the Arrangement and the other transactions contemplated hereby. The execution and delivery of this Agreement by Tilray and the consummation by Tilray of the Arrangement and of the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Tilray (subject to obtaining the Regulatory Approvals, the Tilray Shareholder Approval, the Interim Order and the Final Order).

(b)

The Tilray Board has unanimously (i) determined that this Agreement, the Arrangement and the other transactions contemplated by this Agreement are in the best interests of, and are advisable to, Tilray and the Tilray Shareholders, (ii) after consultation with its legal advisors and the financial advisors, determined that the Exchange Ratio is fair, from a financial point of view, to Tilray; (iii) approved and declared advisable this Agreement, the Arrangement and the other transactions contemplated by this Agreement, (iv) approved and declared advisable the Tilray Support Agreements and the transactions contemplated thereby and (iv) resolved to make the Tilray Board Recommendation. Except in connection with a Tilray Change in Recommendation in accordance with Section 7.2(1)(d)(i) of this Agreement, such resolutions of the Tilray Board have not been rescinded, modified or withdrawn in any way.

(c)

This Agreement has been duly executed and delivered by Tilray and, assuming the due execution and delivery of this Agreement by Tilray, constitutes the legal, valid and binding obligation of Tilray, enforceable against Tilray in accordance with its terms, subject to the Enforceability Exceptions.

(4)

Vote Required. The Tilray Shareholder Approval is the only vote of the holders of any class or series of Tilray’s capital stock necessary to adopt this Agreement and otherwise approve and consummate the Arrangement and the other transactions contemplated by this Agreement as set forth herein. The Tilray Shareholder Approval is not subject to MI 61-101.

(5)	Governmental Filings; No Violations; Etc.

(a)

Other than the filings, notices, waiting periods or approvals required by (i) Section 4.4 of this Agreement, including the Interim Order and any approvals required thereunder, the Final Order and filings with the Director under the OBCA, (ii) the HSR Act, the Competition Act and other Required Regulatory Approvals set forth on Schedule “F”, (iii) the 1934 Exchange Act and (iv) the Nasdaq rules and regulations, no consent, approval, Order, license, Permit or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is necessary or required to be obtained or made by or with respect to Tilray or any of the Tilray Subsidiaries in connection with the execution and delivery of this Agreement, the performance by Tilray of its obligations under this Agreement and the consummation by Tilray of the Arrangement and the other transactions contemplated hereby, except those that the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Tilray Material Adverse Effect.

(b)

The execution and delivery of this Agreement by Tilray does not, and the consummation of the Arrangement and the other transactions contemplated hereby will not (with or without notice or lapse of time or both), (i) violate or conflict with any provision of Tilray’s Organizational Documents, (ii) subject to the filings, notices, waiting periods or approvals contemplated by Section (5)(a) and obtaining the Tilray Shareholder Approval, violate or conflict with any Laws or any Order applicable to Tilray or any of the Tilray Subsidiaries or any of their respective assets or properties, (iii) subject to obtaining the third-party consents and approvals set forth in Section (5)(a) of the Tilray Disclosure Letter, in each case, prior to or at the Closing, violate, conflict with, or result in a breach of any provision of, or constitute a default under, or trigger any obligation to repurchase, redeem or otherwise retire Indebtedness under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, guaranteed payment or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Lien upon any of the assets of Tilray or any of the Tilray Subsidiaries pursuant to any provisions of any mortgage, indenture, deed of trust, Permit, concession, lease, instrument, obligation or other Contract of any kind to which Tilray or any of the Tilray Subsidiaries is now a party or by which it or any of its assets may be bound, or (iv) result in the creation of any Lien upon any of the properties or assets of Tilray or any of the Tilray Subsidiaries (including Aphria and the Aphria Subsidiaries following the Arrangement) except, in the case of the foregoing clauses (ii), (iii) and (iv) for any breach, violation, conflict, termination, default, acceleration, creation, change, conflict or Lien that would not reasonably be expected to have, individually or in the aggregate, a Tilray Material Adverse Effect.

(6)

Securities Laws. Tilray is a “reporting issuer” in British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island, Newfoundland and is not on the list of reporting issuers in default under the Securities Laws of such provinces. The Tilray Class 2 Common Stock are listed for trading on Nasdaq and are not listed for trading on any other securities exchange as a result of any application made by Tilray. To Tilray’s Knowledge, Tilray is not subject to any continuous or periodic or other disclosure requirements under any securities Laws other than the Securities Laws. None of the Tilray Subsidiaries is subject to any continuous or periodic, or other disclosure requirements under any Securities Laws or securities Laws, including, without limitation, the laws of the United States. Tilray is not in default of any material requirements of any Securities Laws or the rules and policies of Nasdaq. Tilray has not taken any action to cease to be a reporting issuer in any province of Canada or to deregister the Tilray Class 2 Common Stock under the rules or policies of Nasdaq, nor has Tilray received notification from any Securities Authority seeking to revoke the reporting issuer status of Tilray or the registration of any class of securities of Tilray. No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of Tilray is pending, in effect or, to Tilray’s Knowledge, has been threatened, and, to Tilray’s Knowledge, Tilray is not currently subject to any formal review, enquiry, investigation or other proceeding by any Securities Authority or stock exchange relating to any such order or restriction or otherwise. No director or officer of Tilray or any of the Tilray Subsidiaries has received any objection from any Securities Authority or stock exchange as to his or her serving in any capacity as director or officer of any reporting issuer in a jurisdiction in Canada or the United States.

(7)	Tilray SEC Documents; Financial Statements.

(a)

Except as set forth in Section (7)(a) of the Tilray Disclosure Letter, all forms, documents and reports, together with all exhibits, financial statements and schedules filed or furnished therewith, and all information, documents and agreements incorporated in any such form, document or report (but not including any document incorporated by reference into an exhibit), required to have been filed with or furnished to applicable Securities Authorities by Tilray or any of the Tilray Subsidiaries since January 1, 2019 (the “Tilray SEC Documents”) have been or will be timely filed or furnished, as the case may be. None of the Tilray SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by Tilray to the SEC solely for the purposes of complying with Regulation FD promulgated under the 1934 Exchange Act.

(b)

Except as set forth in Section (7)(b) the Tilray Disclosure Letter, Tilray has timely filed, all forms, reports, statements, and documents, including financial statements and management’s discussion and analysis, required to be filed by Tilray with the applicable Securities Authorities and the rules and policies of Nasdaq.

(c)

The financial statements (including related notes, if any) contained in the Tilray SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained notes and were subject to normal and recurring year-end adjustments); and (iii) fairly presented in all material respects the consolidated financial position of Tilray and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Tilray and its consolidated Subsidiaries for the periods covered thereby. For purposes of this Agreement, “Tilray Balance Sheet” means that audited consolidated balance sheet (and notes thereto) of Tilray and its consolidated Subsidiaries as of December 31, 2019 (the “Tilray Balance Sheet Date”), set forth in Tilray’s Annual Report on Form 10-K filed with the SEC on March 2, 2020 (as amended).

(d)

Tilray maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the 1934 Exchange Act. Tilray’s disclosure controls and procedures are designed to provide reasonable assurance that information required to be disclosed by Tilray is recorded and reported on a timely basis to the individuals responsible for the preparation of Tilray’s filings with the SEC and other public disclosure documents. Except as disclosed in the Tilray SEC Documents, Tilray maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the 1934 Exchange Act). Except as permitted by the SEC with respect to newly acquired businesses (as defined in Article 11-01(d) of Regulation S-X of the 1934 Exchange Act), Tilray’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Tilray, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of Tilray are being made only in accordance with authorizations of management and directors of Tilray and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Tilray’s assets that could have a material effect on its financial statements. Tilray has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to Tilray’s auditors and the audit committee of the Tilray Board (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Tilray’s ability to record, process, summarize and report financial information and has identified for Tilray’s auditors and the audit committee of the Tilray Board any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Tilray’s internal control over financial reporting. Since January 1, 2019, any material change in internal control over financial reporting required to be disclosed in the Tilray SEC Documents pursuant to applicable Securities Laws has been so disclosed.

(e)

Since the Tilray Balance Sheet Date, neither Tilray nor any of the Tilray Subsidiaries nor, to the Knowledge of Tilray, any director, officer, employee, auditor, accountant or representative of Tilray or any of the Tilray Subsidiaries has received or otherwise obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Tilray or any of the Tilray Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Tilray or any of the Tilray Subsidiaries has engaged in questionable accounting or auditing practices.

(f)

Section (7)(f) of the Tilray Disclosure Letter contains a complete and accurate list of all Derivative Products entered into by Tilray or any of the Tilray Subsidiaries or for the account of any of its customers as of the date of this Agreement. All such Derivative Products were, and any Derivative Product entered into after the date of this Agreement will be, entered into in accordance in all material respects with applicable Laws, and in accordance in all material respects with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Tilray and the Tilray Subsidiaries (collectively, the “Tilray Risk Policies”), and were, and will be, entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Product. Section (7)(f) of the Tilray Disclosure Letter identifies any such counterparty as to which, to the Knowledge of Tilray, Tilray or any of the Tilray Subsidiaries has any reasonable concerns regarding financial responsibility with respect to any such Derivative Product. Tilray and each of the Tilray Subsidiaries have, and will have, duly performed in all material respects all of their respective obligations under the Derivative Product to the extent that such obligations to perform have accrued, and, to the Knowledge of Tilray, there are and will be no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder. Since December 31, 2019, there have been no material violations of the Tilray Risk Policies.

(g)	Tilray’s auditors since 2018 were and are independent in respect of Tilray within the meaning of the rules of professional conduct applicable to auditors in the United States of America.

(h)

Neither Tilray or any of the Tilray Subsidiaries nor, to the Knowledge of Tilray, any director, officer, employee, auditor or internal accountant of Tilray or any of the Tilray Subsidiaries has since July 19, 2018 received or otherwise had or obtained knowledge of any written complaint, allegation, assertion, or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Tilray or any of the Tilray Subsidiaries or their respective internal accounting controls, including that Tilray or any of the Tilray Subsidiaries has engaged in questionable accounting or auditing practices that are inconsistent with the U.S. GAAP or standard industry practice.

(8)

Restrictions on Business Activities. There is no judgment, injunction, order or decree binding upon Tilray or any of the Tilray Subsidiaries that has or would reasonably be expected to have the effect of prohibiting, restricting or impairing any business practice of Tilray or any of the Tilray Subsidiaries or Affiliates, any acquisition of property by Tilray or any of the Tilray Subsidiaries or Affiliates, or the conduct of business by Tilray or any of the Tilray Subsidiaries or Affiliates, as currently conducted (including following the transactions contemplated by this Agreement), except in each case as has not had or would not reasonably be expected to have, individually or in the aggregate, a Tilray Material Adverse Effect.

(9)

Absence of Certain Changes. Except as set forth in Section (9) of the Tilray Disclosure Letter, since the Tilray Balance Sheet Date, (a) as of the date of this Agreement, Tilray and the Tilray Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course, except for commercially reasonable actions taken outside the Ordinary Course, in any such case, in response to material changes in product prices or the COVID-19 pandemic that did not have, and would not reasonably be expected to have, individually or in the aggregate, a Tilray Material Adverse Effect (provided, that for purposes of this Section (9) only, the exceptions to the Tilray Material Adverse Effect definition set forth in clauses (a) and (e) thereof shall not apply); and (b) there has not been any event, change, effect, development, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Tilray Material Adverse Effect.

(10)

Absence of Undisclosed Liabilities. Since the Tilray Balance Sheet Date, neither Tilray nor any of the Tilray Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise that would be required to be reflected in financial statements prepared in accordance with U.S. GAAP, except for: (a) liabilities reflected or reserved against in Tilray’s consolidated balance sheets (or the notes thereto) included in the Tilray SEC Documents, (b) liabilities that have been incurred by Tilray or any of the Tilray Subsidiaries since the Tilray Balance Sheet Date in the Ordinary Course, (c) liabilities incurred in connection with the transactions contemplated by this Agreement and (d) liabilities which have not and would not reasonably be expected to have, individually or in the aggregate, a Tilray Material Adverse Effect. Neither Tilray nor any of the Tilray Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any Contract relating to any transaction or relationship between or among Tilray and any of the Tilray Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the 1934 Exchange Act), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Tilray or any of the Tilray Subsidiaries, in Tilray’s consolidated financial statements or the Tilray SEC Documents.

(11)	Litigation and Liabilities.

(a)

Except as set forth in Section (11)(a) of the Tilray Disclosure Letter, there is no pending Action (other than Actions involving employee and labour matters, environmental matters or Tax matters, which are covered solely by Section (12), Section (16) and Section (17), respectively) and, within the past twelve (12) months, to the Knowledge of Tilray, no Person has threatened to commence any Action (other than Actions involving employee and labour matters, environmental matters or Tax matters, which are covered solely by Section (12), Section (16) and Section (17), respectively), against Tilray or any of the Tilray Subsidiaries or any of the material assets owned or used by any of them, in each case which would reasonably be expected to have, individually or in the aggregate, a Tilray Material Adverse Effect. There is no Order to which Tilray or any of the Tilray Subsidiaries, or any of the material assets owned or used by any of them, is subject which would reasonably be expected to have, individually or in the aggregate, a Tilray Material Adverse Effect.

(12)	Employee and Labour Matters; Benefit Plans.

(a)

Section (12)(a) of the Tilray Disclosure Letter lists as of the date of this Agreement (i) all material employee pension benefit plans (as defined in Section 3(2) of ERISA) whether or not subject to ERISA, (ii) all material employee welfare benefit plans (as defined in Section 3(1) of ERISA) whether or not subject to ERISA, (iii) all other material pension, savings, retirement savings, bonus, commission, stock option, stock purchase, restricted stock, stock appreciation, stock incentive, deferred compensation, incentive compensation, salary continuation, vacation, supplemental unemployment benefits, education assistance, profit-sharing, mortgage assistance, employee loan, employee assistance and supplemental retirement plans (including any group registered retirement savings plan), retiree programs or other retiree coverage or arrangements, fringe benefit and other benefit plans, programs, Contracts, coverage, arrangements or policies and (iv) any material employment, executive compensation, change in control, severance pay, or termination pay plans, programs, Contracts, arrangements or policies, in each case, that is sponsored, contributed to, required to be contributed to or maintained by Tilray or any of the Tilray Subsidiaries or as to which Tilray or a Tilray Subsidiary has any liability or contingent liability, in each case for the benefit of, or relating to, any former or current employee, officer or director of Tilray or any of the Tilray Subsidiaries or as to which Tilray or any Tilray Subsidiary has any material liability (all such plans, programs, Contracts or policies as described in this Section (12)(a), shall be collectively referred to in this Section (12) as the “Tilray Benefit Plans”) except that the term Tilray Benefit Plan shall not include any statutory plans with which the Tilray is required to comply, including the Canada/Quebec Pension Plan and plans administered pursuant to applicable health tax, workers’ compensation and workers’ safety and employment insurance legislation. Tilray has made available to Aphria, true and complete copies of (i) the documents establishing the current terms for each written material Tilray Benefit Plan, including all amendments and past versions of such documents that continue to be relevant with respect to any participants, (ii) a copy of the current trust agreement (if applicable) and all prior trust agreements including all amendments thereto and the most recent financial statements and tax returns of the trust, (iii) if the Tilray Benefit plan is funded through any third party funding arrangement other than a trust, a copy of the current agreement or policy governing that arrangement including all amendments thereto and the most recent financial information related to such arrangement, (iii) the most recent annual report on Form 5500 series or annual information return, with accompanying schedules and attachments (including accountants’ opinions, if applicable), filed with respect to each Tilray Benefit Plan required to make such a filing, (iv) the most recent actuarial valuation for each Tilray Benefit Plan for which such a valuation was prepared and (v) the most recent favorable determination letter issued for each Tilray Benefit Plan which is intended to be qualified under Section 401(a) of the Code or letter confirming registration of the Tilray Benefit Plan under the Tax Act.

(b)

Except as set forth on Section (12)(b) of the Tilray Disclosure Letter: (i) none of the Tilray Benefit Plans promises or provides post-termination or retiree benefits of any kind, including medical or life insurance benefits, to any former or current employee of Tilray or any of the Tilray Subsidiaries (other than continuation coverage to the extent required by Law, whether pursuant to Section 4980B of the Code, state Law or applicable Law); (ii) none of the Tilray Benefit Plans are, and none of Tilray, any Tilray Subsidiary or any other Person (whether or not incorporated) which is treated as a single employer together with Tilray or any of the Tilray Subsidiaries within the meaning of Section 4001(b) of ERISA (each, an “Tilray ERISA Affiliate”), sponsors, maintains or has any Liability with respect to, or within the past six (6) plan years has sponsored, maintained or had any Liability with respect to, any plan that is, subject to Section 302 of Title IV of ERISA or Section 412 or 430 of the Code, a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code), a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a cash balance pension plan or other hybrid plan that is an “applicable defined benefit plan” as defined in Section 203(f)(3) of ERISA; (iii) all of the Tilray Benefit Plans have been established, operated, administered, funded and maintained in all material respects in compliance with their terms, the terms of their trust or funding agreement, and all applicable Laws, including ERISA and the Code; (iv) each Tilray Benefit Plan subject to Section 409A of the Code has been maintained in substantial compliance with such provision; (v) each Tilray Benefit Plan which is intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has received a favorable determination letter or may rely on an opinion letter from the Internal Revenue Service as to its qualified status under Section 401(a) of the Code and to the Knowledge of Tilray, nothing has occurred since the issuance of such letter that would reasonably be expected to adversely affect the qualified status of such plan, and each Tilray Benefit Plan is and has since its establishment been duly registered where required by Law, including registration with relevant tax authorities where such registration is required to qualify for tax exemption; (vi) no liability under Title IV of ERISA has been incurred by Tilray, any of the Tilray Subsidiaries, or any Tilray ERISA Affiliate that has not been satisfied in full when due, and no condition exists that is reasonably expected to result in the incurrence by Tilray, any of the Tilray Subsidiaries, or any Tilray ERISA Affiliate of a liability under Title IV of ERISA (other than for the timely payment of Pension Benefit Guaranty Corporation insurance premiums); (vii) no Tilray Benefit Plan that is subject to Section 412 of the Code or Section 302 of ERISA has incurred a “funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA; (viii) all material contributions required to be made with respect to any Tilray Benefit Plan on or before the date hereof have been made; (vii) there are no pending or, to the Knowledge of Tilray, threatened claims by, on behalf of or relating to any of the Tilray Benefit Plans or otherwise relating to a Tilray Benefit Plan (other than routine claims for benefits) and Tilray is not aware of any state of facts which could reasonably be expected to provide a valid basis for any of the foregoing, nor, to the knowledge of Tilray, are any of the foregoing or any regulatory investigation, examination or audit pending or threatened; and (viii) no Tilray Benefit Plan is maintained for the benefit of employees, directors, or other individual service providers who work primarily outside of the United States or Canada.

(c)

Except as otherwise provided in this Agreement, the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement will not (either solely as a result thereof or as a result of such transactions in conjunction with another event) (i) cause or result in an increase in the amount of compensation or benefits or timing of vesting or payment of any benefits or compensation payable in respect of any former or current employee, officer or director of Tilray or any of the Tilray Subsidiaries; (ii) require the funding or securing of benefits under any Tilray Benefit Plan; or (iii) cause or result in an increase in the liabilities of Tilray, Aphria, the Surviving Corporation or any of their respective Subsidiaries to any third Person on account of matters relating to compensation or benefits in respect of any former or current employee, officer or director of Tilray or any of the Tilray Subsidiaries.

(d)

No Tilray Benefit Plan provides for payments or benefits in connection with the transactions contemplated by this Agreement that, individually or in the aggregate, would reasonably be expected to give rise to the payment of any amount that would result in a loss of tax deductions pursuant to Section 280G of the Code.

(e)	No Tilray Benefit Plan is a “pension plan” as defined under the Pension Benefits Act (Ontario) whether or not subject thereto or a “retirement compensation arrangement” as defined under the Tax Act.

(f)	There are no participating employers in any Tilray Benefit Plan other than Tilray and the Tilray Subsidiaries.

(g)

There has been no withdrawal or transfer of assets from any funding arrangement for a Tilray Benefit Plan other than payment of benefits to eligible beneficiaries, refunds to plan members of over contributions and payment of reasonable expenses, all to the extent permitted by the Tilray Benefit Plan, the associated funding arrangement and Law. All employee contributions or premiums have been fully paid into the funding arrangement of each Tilray Benefit Plan.

(h)

Neither Tilray or any of the Tilray Subsidiaries is party to or is otherwise bound to or is in the process of negotiating any Labour Agreements. Except as set forth in Section (12)(h) of the Tilray Disclosure Letter, neither Tilray nor any of the Tilray Subsidiaries has any unions, employee representative bodies or other labour organizations which, to the Knowledge of Tilray, represent any employees of Tilray or any of the Tilray Subsidiaries.

(i)

There is not now in existence, nor has there been, since one (1) year prior to the date of this Agreement, any pending or, to the Knowledge of Tilray, written threat of any: (i) strike, slowdown, stoppage, picketing or lockout against or affecting Tilray or any of the Tilray Subsidiaries; or (ii) labour-related demand for representation. There is not now in existence any pending or, to the Knowledge of Tilray, threatened Action alleging or involving any violation of any employment-related, labour-related or benefits-related Law against, in respect of or relating to Tilray, any of the Tilray Subsidiaries or any Tilray Benefit Plan, including claims arising under any such Law by any independent contractor or leased personnel; in each case except for such Actions that have not had and would not reasonably be expected to have, individually or in the aggregate, a Tilray Material Adverse Effect.

(j)

To the Knowledge of Tilray, the relations between Tilray and the Tilray Subsidiaries, on the one hand, and each of their respective employees and the unions, employee representative bodies or other labour organizations representing any such employees, on the other hand, are satisfactory.

(k)

To the Knowledge of Tilray, no current or former employee of Tilray or any of the Tilray Subsidiaries at the level of Senior Vice President or above is in violation in any material respect, or has threatened a violation in any material respect, of any term or provision of any employment Contract, Labour Agreement, confidentiality or other proprietary information disclosure Contract arising out of or relating to such Person’s current or former employment or engagement by Tilray or any of the Tilray Subsidiaries.

(l)

To the Knowledge of Tilray, none of Tilray’s or any of the Tilray Subsidiaries’ employment, labour, benefits or other policies or practices applicable to any current or former employee, independent contractor or leased personnel of Tilray or any of the Tilray Subsidiaries are currently being audited or investigated by any Governmental Entity.

(m)

None of Tilray or any of the Tilray Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of Tilray or any of the Tilray Subsidiaries that involves allegations relating to sexual harassment by an officer or employee of Tilray or any of the Tilray Subsidiaries at the level of Senior Vice President or above. To the Knowledge of Tilray, in the last five (5) years, no allegations of sexual harassment have been made against any officer, director or employee of Tilray or any of the Tilray Subsidiaries at a level of Senior Vice President or above.

(n)

To the Knowledge of Tilray, each Person who is currently providing services to Tilray or any of the Tilray Subsidiaries, or who previously provided services to Tilray or any of the Tilray Subsidiaries, as an independent contractor or consultant is or was properly classified and properly treated as an independent contractor or consultant by Tilray or the Tilray Subsidiaries. Each Person who is currently providing services to Tilray or any of the Tilray Subsidiaries through a third-party service provider, or who previously provided services to Tilray or any of the Tilray Subsidiaries through a third-party service provider, is not or was not an employee of Tilray or any of the Tilray Subsidiaries. Neither Tilray nor any of the Tilray Subsidiaries has a single employer, joint employer, alter ego or similar relationship with any other company.

(o)

Except as disclosed in the Tilray’s SEC Documents or in the Tilray Disclosure Letter, Tilray and the Tilray Subsidiaries have not engaged in layoffs, furloughs or employment terminations, whether temporary or permanent, since January 1, 2020, through the date hereof. Tilray and the Tilray Subsidiaries have no plans to engage in any layoffs, furloughs or employment terminations, whether temporary or permanent, within the next six (6) months. Tilray and the Tilray Subsidiaries, taken as a whole, have sufficient employees to operate the Tilray business as currently conducted and consistent with past practice.

(p)

Neither Tilray nor any of the Tilray Subsidiaries has applied for a PPP Loan or a loan under the Canada Emergency Business Account (CEBA) program. Tilray and the Tilray Subsidiaries have complied in all material respects as applicable with the requirements of (i) the FFCRA, (ii) any applicable federal, state, provincial or local stay-at-home orders (i.e., directives that order residents to stay at home unless performing certain essential activities) and (iii) any applicable provisions of the CARES Act.

(13)	Compliance with Laws.

(a)

Each of Tilray and the Tilray Subsidiaries and, with respect to any Tilray Real Property that is operated by third parties, to the Knowledge of Tilray, such third parties, are and, since May 31, 2018, have been conducting the businesses and operations of Tilray and the Tilray Subsidiaries in compliance with all applicable Laws (other than compliance with (i) Environmental Laws, which is covered solely by Section (16); (ii) Tax Laws, which is covered solely by Section (17), (iii) Anti-Corruption Laws, Economic Sanctions/Trade Laws or Money-Laundering Laws, which are covered solely by Section (23)(a), and (iv) Health Care Laws, which are covered solely by Section (23)(c)), except for instances of non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Tilray Material Adverse Effect. Except as disclosed in Section 13(a) of the Tilray Disclosure Letter, since December 31, 2017, neither Tilray nor any of the Tilray Subsidiaries has received any written notice from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, which has had or would reasonably be expected to have, individually or in the aggregate, a Tilray Material Adverse Effect.

(b)

Each of Tilray and the Tilray Subsidiaries is in possession of all Permits (other than Permits required under Environmental Laws, which are covered solely by Section (16) and Permits required under Health Care Laws, which are covered solely by Section (23)(c)) necessary for them to own, lease and (if applicable) operate their respective properties or otherwise to carry on their respective businesses as they are now being conducted (the “Tilray Permits”), and all such Tilray Permits are in full force and effect and no suspension, revocation, termination, cancellation, non-renewal, or modification not requested by Tilray of any of the Tilray Permits is pending or, to the Knowledge of Tilray, threatened, except where the failure to have, or the suspension, revocation, termination, non-renewal, cancellation or modification of, any of the Tilray Permits would not reasonably be expected to have, individually or in the aggregate, a Tilray Material Adverse Effect. Tilray and the Tilray Subsidiaries, and their respective businesses as currently conducted, are in compliance with the terms of the Tilray Permits, except failures so to comply that would not reasonably be expected to have, individually or in the aggregate, a Tilray Material Adverse Effect.

(c)

(i) Each of Tilray and the Tilray Subsidiaries and, to the Knowledge of Tilray, its and their respective directors and officers, is in compliance in all material respects with the provisions of SOX and the related rules and regulations promulgated thereunder or under the 1934 Exchange Act; and (ii) Tilray is in compliance in all material respects with the listing and corporate governance rules and regulations of Nasdaq, in each case in the foregoing clauses (i) and (ii) as such provisions, rules and regulations are applicable to such Person.

(14)	Material Contracts.

(a)

All Contracts, including amendments thereto, required to be filed as an exhibit to any report of Tilray filed pursuant to the 1934 Exchange Act of the type described in Item 601(b)(10) of Regulation S-K under the 1934 Exchange Act have been so filed as of the date hereof, and no such Contract has been amended or modified (or further amended or modified, as applicable) since the date such Contract or amendment was filed.

(b)

Other than the Contracts set forth in clause (a) above which were filed in an unredacted form, Section (14)(b) of the Tilray Disclosure Letter sets forth a correct and complete list, and Tilray has made available to Aphria correct and complete copies (including all material amendments, modifications, extensions or renewals with respect thereto), of each of the following Contracts to which Tilray or any of the Tilray Subsidiaries is a party or bound as of the date hereof:

(i)

each Contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision that materially restricts the ability of Tilray or any of its Affiliates (including Aphria and the Aphria Subsidiaries following the Closing) to (A) compete in any line of business or geographic area or with any Person during any period of time after the Effective Time or (B) make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets or properties;

(ii)

each Contract that creates, evidences, provides commitments in respect of, secures or guarantees (A) Indebtedness for borrowed money in any amount in excess of $5,000,000 or (B) other Indebtedness of Tilray or any of the Tilray Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $5,000,000, other than Contracts solely between or among Tilray and the Tilray Subsidiaries;

(iii)

each Contract for Tilray Owned Real Property or Tilray Leased Real Property involving annual payments in excess of $1,000,000 or aggregate payments in excess of $5,000,000 that are not terminable without penalty or other liability to Tilray or any of the Tilray Subsidiaries (other than any ongoing obligation pursuant to such Contract that is not caused by any such termination) within sixty (60) days;

(iv)

each Contract involving the pending acquisition, swap, exchange, sale or other disposition of (or option to purchase, acquire, swap, exchange, sell or dispose of) any asset of Tilray or the Tilray Subsidiaries for which the aggregate consideration (or the fair market value of such consideration, if non-cash) payable to or from Tilray or any Tilray Subsidiary exceeds $5,000,000;

(v)	each Contract for any Derivative Product;

(vi)

each material partnership, stockholder, joint venture, limited liability company agreement or other joint ownership agreement, other than with respect to arrangements exclusively among Tilray and/or its wholly-owned Subsidiaries;

(vii)

each joint development agreement, exploration agreement, participation, farmout, farm-in or program agreement or similar Contract requiring Tilray or any of the Tilray Subsidiaries to make annual expenditures in excess of $1,000,000 or aggregate payments in excess of $5,000,000 (in each case, net to the interest of Tilray and the Tilray Subsidiaries) following the date of this Agreement;

(viii)

each agreement that contains any exclusivity, “most favored nation” or most favored customer provision, call or put option, preferential right or rights of first or last offer, negotiation or refusal, to which Tilray or any of the Tilray Subsidiaries or any of their respective Affiliates is subject, and, in each case, is material to the business of Tilray and the Tilray Subsidiaries, taken as a whole;

(ix)

any acquisition or divestiture Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations, that would reasonably be expected to result in (1) earn out payments, contingent payments or other similar obligations to a third party (but excluding indemnity payments) in any year in excess of $5,000,000 or (2) earn out payments, contingent payments or other similar obligations to a third party, including indemnity payments, in excess of $1,000,000 in the aggregate after the date hereof;

(x)

any Contract (other than any other Contract otherwise covered by Section (14)(b)) that creates future payment obligations (including settlement agreements or Contracts that require any capital contributions to, or investments in, any Person) of Tilray or any of the Tilray Subsidiaries outside the Ordinary Course, in each case, involving annual payments in excess of $1,000,000 or aggregate payments in excess of $5,000,000, or creates or would create a Lien on any material asset or property of Tilray or any of the Tilray Subsidiaries (other than Permitted Liens);

(xi)	any Labour Agreement;

(xii)

any Contract which is between Tilray or any of the Tilray Subsidiaries, on the one hand, and any of their respective officers, directors or principals (or any such Person’s Affiliates) or any Person that holds or owns five percent (5%) or more of the shares of Tilray’s capital stock (or any Affiliates of any such Person) on the other hand involving aggregate annual payments in excess of $250,000, other than compensation arrangements with the directors on the Tilray Board in their capacity as such; or

(xiii)

each Contract or Tilray’s Organizational Document that would, on or after the Effective Date, prohibit or restrict the ability of the surviving corporation or any of its Subsidiaries to declare and pay dividends or distributions with respect to their capital stock, pay any Indebtedness for borrowed money, obligations or liabilities from time to time owed to the surviving corporation or any of its Subsidiaries, make loans or advances or transfer any of its properties or assets.

(c)

The Contracts described in the foregoing clauses (a) and (b), together with all exhibits and schedules to such Contracts, as amended through the date hereof, are referred to herein as “Tilray Material Contracts.”

(d)

Each Tilray Material Contract is valid and binding on Tilray or the Tilray Subsidiary party thereto, as the case may be, and, to the Knowledge of Tilray, each other party thereto, and is in full force and effect in accordance with its terms, except for (i) terminations or expirations at the end of the stated term or (ii) such failures to be valid and binding or to be in full force and effect as would not reasonably be expected to have, individually or in the aggregate, a Tilray Material Adverse Effect, in each case subject to Enforceability Exceptions and, except for the Tilray Material Contracts set forth in Section (14)(b)(xii) of the Tilray Disclosure Letter, is the product of fair and arms’ length negotiations between each of the parties to such Tilray Material Contracts..

(e)

Neither Tilray nor any of the Tilray Subsidiaries is in breach of, or default under the terms of, and, to the Knowledge of Tilray, no other party to any Tilray Material Contract is in breach of, or default under the terms of, any Tilray Material Contract, nor is any event of default (or similar term) continuing under any Tilray Material Contract, and, to the Knowledge of Tilray, there does not exist any event, condition or omission that would constitute such a default, breach or event of default (or similar term) (whether by lapse of time or notice or both) under any Tilray Material Contract, in each case where such breach, default or event of default (or similar term) would reasonably be expected to have, individually or in the aggregate, a Tilray Material Adverse Effect.

(15)	Title to Properties.

(a)

Except as would not reasonably be expected to have, individually or in the aggregate, a Tilray Material Adverse Effect, (i) Tilray and the Tilray Subsidiaries have good, valid and defensible title to all real property owned by Tilray or any of the Tilray Subsidiaries (collectively, the “Tilray Owned Real Property”) and valid leasehold estates in all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by Tilray or any of the Tilray Subsidiaries (collectively, including the improvements thereon, the “Tilray Leased Real Property,” and, together with the Tilray Owned Real Property, the “Tilray Real Property”) free and clear of all Liens, except Permitted Liens, (ii) each Contract under which Tilray or any of the Tilray Subsidiaries is the landlord, sublandlord, tenant, subtenant or occupant with respect to Tilray Leased Real Property (each, an “Tilray Real Property Lease”), to the Knowledge of Tilray, is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to Enforceability Exceptions, and neither Tilray nor any of the Tilray Subsidiaries, or to the Knowledge of Tilray, any other party thereto, has received written notice of any default under any Tilray Real Property Lease and (iii) there does not exist any pending or, to the Knowledge of Tilray, threatened, condemnation or eminent domain proceedings that affect any of the Tilray Owned Real Property or Tilray Leased Real Property.

(b)

Except as would not reasonably be expected to, individually or in the aggregate have a Tilray Material Adverse Effect, (i) there are no leases, subleases, licenses, rights or other agreements burdening or affecting any portion of the Tilray Real Property , (ii) except for such arrangements solely between or among Tilray and the Tilray Subsidiaries, there are no outstanding options or rights of first refusal or first offer in favor of any other party to purchase any Tilray Owned Real Property or any portion thereof or interest therein , (iii) neither Tilray nor any of the Tilray Subsidiaries is currently leasing, subleasing, licensing or otherwise granting any Person the right to use or occupy all or any portion of any Tilray Real Property and (iv) the Tilray Real Property constitutes all of the real estate used in and necessary for the operation of the respective businesses of Tilray and the Tilray Subsidiaries.

(16)	Environmental Matters.

(a)

Since December 31, 2015, each of Tilray and the Tilray Subsidiaries has been, and currently is in compliance with, all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by Tilray and the Tilray Subsidiaries of all Permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except for matters that have been fully resolved with the applicable Governmental Entity or where failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Tilray Material Adverse Effect. Tilray and the Tilray Subsidiaries have not received any written communication from a Governmental Entity alleging that Tilray and the Tilray Subsidiaries are not in such compliance (giving effect to such qualifications), and, to the Knowledge of Tilray, there are no past or present activities, conditions or circumstances that would be reasonably likely to give rise to non-compliance or prevent or interfere with such compliance (giving effect to such qualifications) in the future except as would not reasonably be expected to have, individually or in the aggregate, a Tilray Material Adverse Effect.

(b)

There has been no past or present Release of any Hazardous Substance which could form the basis of any Environmental Claim against Tilray or any of the Tilray Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Tilray Material Adverse Effect.

(c)

Except as set forth in Section (16)(c) of the Tilray Disclosure Letter, there is no Environmental Claim pending or, to the Knowledge of Tilray, threatened against Tilray or any of the Tilray Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Tilray Material Adverse Effect.

(17)	Taxes.

(a)	Other than as set forth in Section (17)(a) of the Tilray Disclosure Letter, except as would not have, individually or in the aggregate, a Tilray Material Adverse Effect:

(i)

all Tax Returns required to be filed by Tilray or any of the Tilray Subsidiaries on or prior to the date hereof have been timely filed (taking into account any valid extension of time within which to file), and all such Tax Returns were true, correct and complete in all material respects;

(ii)

all Tax Returns required to be filed by Tilray or any of the Tilray Subsidiaries after the date hereof and prior to the Closing will be timely filed (taking into account any valid extension of time within which to file), and all such Tax Returns will be true, correct and complete in all material respects;

(iii)	Tilray and each of the Tilray Subsidiaries has timely paid all Taxes it has been required to pay (whether or not shown on any Tax Return);

(iv)	no deficiency for Taxes has been proposed, assessed or asserted in writing against Tilray or any of the Tilray Subsidiaries;

(v)

the Tilray Balance Sheet reflects an adequate reserve in accordance with U.S. GAAP for all Taxes payable by Tilray and the Tilray Subsidiaries for all taxable periods (and portions thereof) through the Tilray Balance Sheet Date;

(vi)

no Taxes of Tilray or any of the Tilray Subsidiaries are being contested and there are no audits, claims, assessments, levies, or administrative or judicial proceedings pending or proposed in writing, against Tilray or any of the Tilray Subsidiaries in respect of Taxes;

(vii)

neither Tilray nor any of the Tilray Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course);

(viii)	there are no Liens for Taxes on any of the assets of Tilray or any of the Tilray Subsidiaries other than Permitted Liens;

(ix)

neither Tilray nor any of the Tilray Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Closing Date of as a result of any (A) change in method of accounting or improper method of accounting, (B) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) executed on or prior to the Closing Date, (C) installment sale, intercompany transaction or open transaction disposition made on or prior to the Closing Date, or (D) prepaid or advance amount received on or prior to the Closing Date;

(x)

Tilray and each of the Tilray Subsidiaries has complied in all material respects with the inter-company transfer pricing provisions of each applicable Law relating to Taxes and disclosure requirements thereunder; and

(xi)

Tilray and each of the Tilray Subsidiaries has timely paid, collected or withheld, or will timely pay, collect or withhold, all Taxes required to be paid or withheld by it prior to the Closing, and has timely remitted or will timely remit all such Taxes to the applicable Taxing Authorities.

(b)

Tilray has made available to Aphria complete and accurate copies of all material Tax Returns filed by or on behalf of Tilray and each Tilray Subsidiary within the two year period ending on the date hereof;

(c)

Neither Tilray nor any Tilray Subsidiary has, or has had (during any taxable period remaining open for the assessment of Tax under the applicable statute of limitations), any permanent establishment or other place of business in any country other than the country of its organization, and no claim has been made by any Taxing Authority in a jurisdiction where Tax Returns are not filed by or on behalf of Tilray or any Tilray Subsidiary that such Person is or may be subject to taxation by that jurisdiction;

(d)

None of the Tilray Subsidiaries (A) have been a member of an affiliated, consolidated, combined or unitary group for any Tax purposes (other than a group of which Tilray or a Tilray Subsidiary was the common parent) or (B) have any material liability for the Taxes of any Person (other than Tilray or any of the Tilray Subsidiaries) arising under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), or as a transferee or successor by Contract (other than credit or other commercial agreements, that contain customary indemnifications for Taxes, in each case, the primary purposes of which do not relate to Taxes) or otherwise;

(e)

Neither Tilray nor any of the Tilray Subsidiaries has been a “distributing corporation” or a “controlled corporation,” each within the meaning of Section 355(a)(1)(A) of the Code, in a distribution intended to qualify under Section 355 of the Code (i) within the past two (2) years or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Arrangement.

(f)

Neither Tilray nor any of the Tilray Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (as in effect at the relevant time) (or any comparable Laws of any state, local or foreign jurisdiction).

(g)	No power of attorney with respect to any material Taxes of Tilray or any of the Tilray Subsidiaries has been filed or entered into with any Taxing Authority that remains in effect.

(h)

At the Effective Time, neither Tilray nor any of the Tilray Subsidiaries will be a party to, have any obligation under, or be bound by any material Tax allocation, Tax sharing, Tax indemnity or similar arrangement, understanding or agreement pursuant to which it will have any potential material liability to any Person (other than Tilray or any of the Tilray Subsidiaries) after the Effective Time (other than agreements referenced in Section 17(a)(vi) of this Schedule E).

(i)

Neither Tilray nor any of the Tilray Subsidiaries is a “U.S. shareholder” (within the meaning of Section 951(b) of the Code) of any foreign corporation which may be required to include in income any amounts under Section 951(a), Section 951A, Section 956 or 965 of the Code. No Tilray Subsidiary that is a “controlled foreign corporation” within the meaning of Section 956 of the Code owns any “United States property” that could result in an inclusion of income under Section 956 of the Code. No Tilray Subsidiary incorporated outside the United States owns any interest in “United States real property” within the meaning of Section 897 of the Code.

(j)

After reasonable diligence, neither Tilray nor any of the Tilray Subsidiaries are aware of the existence of any fact, or has taken or agreed to take any action, that could reasonably be expected to prevent the Arrangement from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(18)

Insurance. Section (18) of the Tilray Disclosure Letter sets forth (i) a list of the material insurance policies (including directors and officers liability insurance) covering Tilray and the Tilray Subsidiaries as of the date hereof and (ii) pending claims under such policies as of the date of this Agreement. Except for failures to maintain insurance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Tilray Material Adverse Effect, from December 31, 2017, through the date of this Agreement, each of Tilray and the Tilray Subsidiaries has been continuously insured with recognized insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as are customary for the nature of the property so insured and for companies in the United States conducting the business conducted by Tilray and the Tilray Subsidiaries during such time period. Neither Tilray nor any of the Tilray Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of Tilray or any of the Tilray Subsidiaries.

(19)	Intellectual Property; IT and Data Privacy & Security.

(a)

Except as would not reasonably be expected to have, individually or in the aggregate, a Tilray Material Adverse Effect: (i) each of Tilray and the Tilray Subsidiaries owns or has a valid right to use, free and clear of all Liens (other than Permitted Liens), all Intellectual Property used or held for use in, or necessary to conduct, the business of Tilray and the Tilray Subsidiaries as currently conducted; (ii) the transactions contemplated by this Agreement will not result in the loss of any rights in Intellectual Property used or held for use in, or necessary to conduct, the business of Tilray and the Tilray Subsidiaries as currently conducted (iii) to Tilray’s Knowledge, the conduct of the business of Tilray and each of the Tilray Subsidiaries, since December 31, 2017, has not infringed upon, misappropriated or otherwise violated, and is not infringing upon, misappropriating or otherwise violating any Intellectual Property of any other Person; and (iv) each of Tilray and the Tilray Subsidiaries takes and has taken commercially reasonable actions to protect the proprietary rights in trade secrets included in its Intellectual Property and the trade secrets of other Persons possessed by Tilray and the Tilray Subsidiaries, and, since December 31, 2017, there has been no unauthorized loss of trade secret rights in any such trade secrets due to acts or omissions by Tilray or any of the Tilray Subsidiaries.

(b)

Tilray and each of the Tilray Subsidiaries complies, and during the past three years has complied, in all material respects, with applicable Privacy Law. Neither Tilray nor any of the Tilray Subsidiaries have been notified in writing of, or is the subject of, any complaint or proceeding or to Tilray’s knowledge, any, regulatory investigation related to processing of Personal Information by any Governmental Entity regarding any actual or possible violations of any Privacy Law by or with respect to Tilray or any of the Tiran Subsidiaries.

(c)

Tilray and each of the Tilray Subsidiaries employs commercially reasonable organizational, administrative, physical and technical safeguards that comply in all material respects with applicable Privacy Law to protect the Tilray Data within its custody or control. Tilray and each of the Tilray Subsidiaries has provided all requisite notices and obtained all required consents, and satisfied all other requirements (including but not limited to notification to Governmental Entities), necessary for the processing (including international and onward transfer) of all Personal Information in connection with the conduct of the business as currently conducted and in connection with the consummation of the transactions contemplated hereunder.

(d)

Other than as set forth in Section (19)(d) of the Tilray Disclosure Letter, except as would not reasonably be expected to be material to Tilray or any of the Tilray Subsidiaries, to the Knowledge of Tilray, neither Tilray nor any of the Tilray Subsidiaries has suffered a security breach with respect to any Tilray Data and to Tilray’s Knowledge, there has been no unauthorized or illegal use of or access to any Tilray Data. Neither Tilray nor any of the Tilray Subsidiaries has notified, or to Tilray’s Knowledge been required to notify, any person of any information security breach involving Personal Data. To Tilray’s Knowledge, the Tilray Systems have had no material errors or defects that have not been fully remedied and contain no code designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of such Tilray Systems (including what are sometimes referred to as “viruses”, “worms”, “time bombs” or “back doors”) that have not been removed or fully remedied. Neither Tilray nor any of the Tilray Subsidiaries have experienced within the past three (3) years any material disruption to, or material interruption in, the conduct of its business that affected the business for more than one calendar week, and attributable to a defect, bug, breakdown, unauthorized access, introduction of a virus or other malicious programming, or other failure or deficiency on the part of any Software or the Tilray Systems.

(20)	Related Party Transactions.

(a)

Except for (i) Contracts filed or incorporated by reference in the Tilray SEC Documents and (ii) the Tilray Benefit Plans, Section (20)(a) of the Tilray Disclosure Letter sets forth a true and complete list of the Contracts or understandings that are in existence as of the date of this Agreement between, on the one hand, Tilray or any of the Tilray Subsidiaries and, on the other hand, any (x) present executive officer or director of Tilray or any of the Tilray Subsidiaries or any Person that has served as an executive officer or director Tilray or any of the Tilray Subsidiaries within the last three (3) years or any of such officer’s or director’s immediate family members, (y) record or beneficial owner of more than five percent (5%) of the Tilray Shares as of the date of this Agreement or (z) to the Knowledge of Tilray, any Affiliate of any such officer, director or owner (other than Tilray or any of the Tilray Subsidiaries).

(21)

Financial Advisor. Except for Cowen LLC and Imperial Capital (the fees and expenses of which will be paid by Tilray and are reflected in its engagement letter with Tilray), neither Tilray nor any of the Tilray Subsidiaries has employed any financial advisor, investment bank, broker or finder who is entitled to any brokerage, finder’s or other fee or commission in connection with the Arrangement or any of the other transactions contemplated by this Agreement. Tilray has furnished to Aphria an accurate and complete copy of Tilray’s engagement letter with Cowen LLC and Imperial Capital relating to the Arrangement.

(22)

Opinion of Financial Advisor. The Tilray Board has received the opinion of Cowen LLC and Imperial Capital to the effect that, as of the date of such opinion and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as set forth therein, the Exchange Ratio is fair, from a financial point of view, to Tilray.

(23)	Regulatory Matters.

(a)	Anti-Corruption, Economic Sanctions/Trade, Money-Laundering Laws and CFIUS.

(i)

Except as would not, individually or in the aggregate, be reasonably likely to have a Tilray Material Adverse Effect, since December 31, 2018, none of Tilray, any of the Tilray Subsidiaries, nor any Tilray or Tilray Subsidiary director, officer, employee, representative, agent, nor, to the Knowledge of Tilray, any third party representative or other Person acting for or on behalf of Tilray or any of the Tilray Subsidiaries, has (i) violated any applicable Anti-Corruption Law, Economic Sanctions/Trade Laws or Money-Laundering Laws; (ii) illegally offered, paid, given, promised or authorized the payment of, anything of value (including money, checks, wire transfers, tangible and intangible gifts, favors, services or entertainment and travel) directly or indirectly to any Government Official (A) for the purpose of (1) influencing any act or decision of a Government Official or any other Person in his or her official capacity, (2) inducing a Government Official or any other Person to do or omit to do any act in violation of his or her lawful duties, (3) securing any improper advantage, (4) inducing a Government Official or any other Person to influence or affect any act or decision of any Governmental Entity or (5) assisting Tilray, any of the Tilray Subsidiaries, or any Tilray or Tilray Subsidiary director, officer employee, agent, representative or any other Person acting on behalf of Tilray or any of the Tilray Subsidiaries in obtaining or retaining business or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery or corruption, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining or retaining business or any improper advantage; or (iii) engaged in business with Cuba, Iran, North Korea, Syria, or the Crimea Region of Ukraine or with persons in or from those countries or who otherwise appear on the Specially Designated Nationals and Blocked Persons List maintained by OFAC or any other sanctions list maintained by the U.S. government in violation of applicable law.

(ii)

Except as would not, individually or in the aggregate, be reasonably likely to have a Tilray Material Adverse Effect, since December 31, 2018, Tilray and the Tilray Subsidiaries have implemented and have at all times maintained internal controls, policies and procedures reasonably designed to detect, prevent and deter violations of Anti-Corruption Laws, Economic Sanctions/Trade Laws and Money-Laundering Laws.

(iii)	Tilray does not engage in the production, design, testing, manufacture, fabrication, or development of one or more “critical technologies” within the meaning of the DPA.

(b)

Regulatory Compliance. Except as disclosed in Section 23(b) of the Tilray Disclosure Letter, Tilray and the Tilray Subsidiaries are in compliance in all material respects with all applicable rules, regulations and policies of Health Canada or any federal, provincial, state, municipal, local or foreign governmental or regulatory authority in Canada or any other country with similar authority, performing similar functions and having jurisdiction over Tilray, the Tilray Subsidiaries or any of their respective businesses or property.

(c)

Compliance with Health Care Laws. Except as disclosed in Section (23)(c) of the Tilray Disclosure Letter, each of Tilray, the Tilray Subsidiaries, and, to the Knowledge of Tilray, their respective directors, officers and employees: (i) is in material compliance with all applicable Health Care Laws including, without limitation, the Food and Drugs Act (Canada) and the Cannabis Act (Canada); (ii) has not received any written correspondence or notice from any Governmental Entity (including Health Canada) alleging or asserting material unrectified noncompliance with any applicable Laws or the Tilray Permits; (iii) possesses all Permits required for the conduct of its business in the markets in which it operates, and such permits are valid and in full force and effect, and Tilray, the Tilray Subsidiaries and, to the Knowledge of Tilray, all directors, officers and employees of each are not in violation of any term of any such Permit; (iv) has not received written notice of any pending or threatened Action or other action from any Governmental Entity (including Health Canada) alleging that any operation or activity of Tilray, the Tilray Subsidiaries or, to the Knowledge of Tilray, any of their directors, officers and/or employees is in violation of any applicable Laws or the Tilray Permits and has no reason to believe that any such Governmental Entity is considering any such Legal Proceeding or other action; (v) has not received written notice that any Governmental Entity has taken, is taking, or intends to take action to limit, suspend, modify or revoke any material Tilray Permits and has no reason to believe that any such Governmental Entity is considering taking or would have reasonable grounds to take such action; and (vi) has, or has had on its behalf, filed, declared, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any applicable Laws or Tilray Permits and to keep such permits in good standing and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and correct on the date filed (or were corrected or supplemented by a subsequent submission). Other than as disclosed in Section (23)(c) of the Tilray Disclosure Letter, neither Tilray nor any Tilray Subsidiary has received any written notice or communication from Health Canada (or similar Governmental Entity) alleging a material unrectified defect, an issue requiring an unrectified recall or quarantine of product (whether voluntary, required or otherwise) or claim in respect of any products supplied or sold by Tilray or any Tilray Subsidiary and, to Tilray’s Knowledge, there are no circumstances that would give rise to any reports, recalls, public disclosure, announcements or customer communications that are required to be made by Tilray or any Tilray Subsidiary in respect of any products supplied or sold by Tilray or any Tilray Subsidiary. All product research and development activities, quality assurance, quality control, testing, and research and analysis activities, conducted by Tilray and each Tilray Subsidiary in connection with their business is conducted in accordance applicable Laws in all material respects. Except as disclosed in Section 23(c) of the Tilray Disclosure Letter, each individual employed by or associated with Tilray and the Tilray Subsidiaries in a key position required to hold security clearance under the Cannabis Act (Canada) and the Cannabis Regulations (Canada) thereunder in order to maintain any material Tilray Permits holds such clearance.

(d)	Investment Company Act. Tilray is not an “investment company” within the meaning of the U.S. Investment Company Act of 1940.

(24)

Information to be Supplied. None of the information supplied or to be supplied by or on behalf of Tilray for inclusion or incorporation by reference in (a) any registration statement, circular or proxy statement required in connection with the transactions contemplated herein will, at the time such document is filed with the SEC or becomes effective under the Securities Act or (b) the Tilray Proxy Statement will, at the time the Tilray Proxy Statement is mailed to Tilray Shareholders, or at the time of the Tilray Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Tilray Meeting which has become false or misleading. The Tilray Proxy Statement will comply as to form in all material respects with the applicable provisions of the 1934 Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Tilray makes no representation or warranty with respect to any information supplied by or to be supplied by Aphria that is included or incorporated by reference in the foregoing documents.

(25)	No Additional Representations.

(a)

Tilray acknowledges and agrees that, except for the representations and warranties contained in Schedule “D” or the Aphria Support Agreement (in each case, such exception solely with respect to the Persons party thereto) (i) neither Aphria, the Aphria Subsidiaries, nor any of their respective Affiliates or Representatives makes or has made, nor is Tilray relying on, and Tilray expressly disclaims any reliance on, any representation or warranty, either express or implied, of any kind whatsoever, including without limitation any representation or warranty concerning (x) Aphria, or any Aphria Subsidiary; (y) any of Aphria’s, or any of the Aphria Subsidiaries’ respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise), or prospects; or (z) the Arrangement and the other transactions contemplated by this Agreement, and (ii) Aphria, the Aphria Subsidiaries, and each of their respective Affiliates and Representatives hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information communicated, or furnished (orally or in writing) by Aphria, the Aphria Subsidiaries, and each of their respective Affiliates and Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Tilray by any Representative of Aphria or any of the Aphria Subsidiaries or Affiliates).

(b)

Without limiting the generality of Section (25)(a) above, Tilray acknowledges and agrees that (i) in connection with their investigation of Aphria and the Aphria Subsidiaries, Tilray has received from or on behalf of Aphria or the Aphria Subsidiaries certain projections, including projected statements of operating revenues and income from operations of Aphria and the Aphria Subsidiaries and certain business plan information of Aphria and the Aphria Subsidiaries, (ii) there are uncertainties inherent in attempting to make such estimates, projections, and other forecasts and plans, that Tilray is familiar with such uncertainties, and that Tilray is taking full responsibility for making their own evaluation of the adequacy and accuracy and completeness of all estimates, projections, and other forecasts and plans so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, and forecasts), (iii) neither Aphria nor any of the Aphria Subsidiaries, Affiliates, or Representatives makes any representations or warranties whatsoever with respect to such estimates, projections, and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections, and forecasts), and Tilray has not relied thereon, and (iv) neither Tilray nor any of their respective Affiliates will have claim against Aphria or the Aphria Subsidiaries, or any other Person with respect thereto.

SCHEDULE “E”

GOVERNANCE MATTERS

Tilray Board

•	Seven existing Aphria board members

•	Tilray Chief Executive Officer

•

One remaining director to be designated by the Tilray Board who shall be a Canadian and shall have applied to obtain security clearances as required by applicable Law (together with Titan Chief Executive Officer, the “Tilray Nominees”)

•

Immediately after the Effective Time, no less than two-thirds of the Tilray Board shall be either (i) Canadian citizens or (ii) permanent residents of Canada within the meaning of subsection 2(1) of the Immigration and Refugee Protection Act who have been ordinarily resident in Canada for not more than one year after the time at which they first became eligible to apply for Canadian citizenship.

•

In connection with Tilray’s 2022 annual meeting of stockholders, the Tilray Nominees, acting together, shall be entitled to designate one additional director to the Tilray Board; provided, however that any such nominee shall be acceptable to the Tilray Board in its reasonable discretion. The designee shall be nominated for election by the Tilray Board and put to a vote of Tilray stockholders at such annual meeting.

Tilray Chairman and Chief Executive Officer

•	Aphria Chairman and Chief Executive Officer

SCHEDULE “F”

REGULATORY CONSENTS AND APPROVALS

1. The Competition Act Approval

2. The HSR Approval

3. FDI (Germany)

4. Health Canada notification